As filed with the Securities and Exchange Commission on May 1, 2007
File No. 333-140117

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 ON FORM S-3
TO
FORM S-1
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

United States Oil Fund, LP
(Exact name of registrant as specified in its charter)

Delaware	20-2830691
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification Number)

Nicholas D. Gerber
3120 Harbor Bay Parkway, Suite 145
Alameda, CA 94502
(510) 522-3336
(Address, Including Zip Code, and Telephone Number,
Including Area Code, of Registrant’s Principal Executive Offices)

Copies to:

W. Thomas Conner, Esq.
James M. Cain, Esq.
Sutherland, Asbill & Brennan LLP
1275 Pennsylvania Avenue, N.W.
Washington, DC 20004-2405
(202) 383-0590
(Name, Address, Including Zip Code, and Telephone
Number, Including Area Code, of Agent for Service)

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

PROSPECTUS

United States Oil Fund, LP
54,600,000 Units

United States Oil Fund, LP, a Delaware limited partnership, is a commodity pool that issues units that may be purchased and sold on the American Stock Exchange. United States Oil Fund, LP is referred to as USOF throughout this document. The investment objective of USOF is for the changes in percentage terms of the units’ net asset value to reflect the changes in percentage terms of the spot price of West Texas Intermediate light, sweet crude oil delivered to Cushing, Oklahoma, as measured by the changes in the price of the futures contract on West Texas Intermediate light, sweet crude oil as traded on the New York Mercantile Exchange that is the near month contract to expire, except when the near month contract is within two weeks of expiration, in which case the futures contract will be the next month contract to expire, less USOF’s expenses. This is a best efforts offering. USOF will continuously offer creation baskets consisting of 100,000 units to authorized purchasers through ALPS Distributors, Inc., which is the marketing agent. A list of USOF’s current authorized purchasers is available from the marketing agent. Authorized purchasers will pay a transaction fee of $1,000 for each order placed to create one or more baskets. There are no arrangements to place funds in an escrow, trust, or similar account. This is a continuous offering and will not terminate until all of the registered units have been sold. As of April 26, 2007, approximately 41,500,000 units remain available for sale.

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Authorized purchasers may purchase creation baskets of 100,000 units. The per unit price of units on a particular day will be the total net asset value of USOF calculated shortly after the close of the American Stock Exchange on that day divided by the number of issued and outstanding units.

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Authorized purchasers are the only persons that may place orders to create and redeem baskets. An authorized purchaser is under no obligation to create or redeem baskets, and an authorized purchaser is under no obligation to offer to the public units of any baskets it does create. Authorized purchasers that do offer to the public units from the baskets they create will do so at per-unit offering prices that are expected to reflect, among other factors, the trading price of the units on the American Stock Exchange, the net asset value of USOF at the time the authorized purchaser purchased the creation basket and the net asset value of the units at the time of the offer of the units to the public, the supply of and demand for units at the time of sale, and the liquidity of the oil futures contract market and the market for other oil interests. The prices of units offered by authorized purchasers are expected to fall between USOF’s net asset value and the trading price of the units on the American Stock Exchange at the time of sale. The difference between the price paid by authorized purchasers as underwriters and the price paid to such authorized purchasers by investors will be deemed underwriting compensation. Units initially comprising the same basket but offered by authorized purchasers to the public at different times may have different offering prices. Units are expected to trade in the secondary market on the American Stock Exchange. Units may trade in the secondary market at prices that are lower or higher relative to their net asset value per unit. The amount of the discount or premium in the trading price relative to the net asset value per unit may be influenced by various factors, including the number of investors who seek to purchase or sell units in the secondary market and the liquidity of the oil futures contract market and the market for other oil interests. Authorized purchasers are not required to sell any specific number or dollar amount of units.

USOF is not a mutual fund registered under the Investment Company Act of 1940 and is not subject to regulation under such Act.

Some of the risks of investing in USOF include:

•	Investing in oil interests subjects USOF to the risks of the oil industry and this could result in large fluctuations in the price of USOF’s units.

•	If certain correlations do not exist, then investors may not be able to use USOF as a cost-effective way to invest indirectly in oil or as a hedge against the risk of loss in oil-related transactions.

•	USOF does not expect to make cash distributions.

•	USOF and its general partner may have conflicts of interest, which may permit them to favor their own interests to your detriment.

•	USOF has a limited operating history so there is no extensive performance history to serve as a basis for you to evaluate an investment in USOF.

Investing in USOF involves other significant risks. See “What Are the Risk Factors Involved with an Investment in USOF?” starting on page 10.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION (“SEC”) NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE SECURITIES OFFERED IN THIS PROSPECTUS, OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

THE COMMODITY FUTURES TRADING COMMISSION (“CFTC”) HAS NOT PASSED UPON THE MERITS OF PARTICIPATING IN THIS POOL NOR HAS IT PASSED ON THE ADEQUACY OR ACCURACY OF THIS DISCLOSURE DOCUMENT.

This prospectus is in two parts: a disclosure document and a statement of additional information. These parts are bound together, and both contain important information.

	Per Unit	Per Basket
Price of the units*	$51.85	$5,185,000

*Based on closing NAV on April 27, 2007. The price may vary based on NAV in effect on a particular day.

The date of this post-effective amendment is May 1, 2007.

COMMODITY FUTURES TRADING COMMISSION

RISK DISCLOSURE STATEMENT

YOU SHOULD CAREFULLY CONSIDER WHETHER YOUR FINANCIAL CONDITION PERMITS YOU TO PARTICIPATE IN A COMMODITY POOL. IN SO DOING, YOU SHOULD BE AWARE THAT FUTURES AND OPTIONS TRADING CAN QUICKLY LEAD TO LARGE LOSSES AS WELL AS GAINS. SUCH TRADING LOSSES CAN SHARPLY REDUCE THE NET ASSET VALUE OF THE POOL AND CONSEQUENTLY THE VALUE OF YOUR INTEREST IN THE POOL. IN ADDITION, RESTRICTIONS ON REDEMPTIONS MAY AFFECT YOUR ABILITY TO WITHDRAW YOUR PARTICIPATION IN THE POOL.

FURTHER, COMMODITY POOLS MAY BE SUBJECT TO SUBSTANTIAL CHARGES FOR MANAGEMENT, ADVISORY AND BROKERAGE FEES. IT MAY BE NECESSARY FOR THOSE POOLS THAT ARE SUBJECT TO THESE CHARGES TO MAKE SUBSTANTIAL TRADING PROFITS TO AVOID DEPLETION OR EXHAUSTION OF THEIR ASSETS. THIS DISCLOSURE DOCUMENT CONTAINS A COMPLETE DESCRIPTION OF EACH EXPENSE TO BE CHARGED THIS POOL BEGINNING ON PAGE 43 AND A STATEMENT OF THE PERCENTAGE RETURN NECESSARY TO BREAK EVEN, THAT IS, TO RECOVER THE AMOUNT OF YOUR INITIAL INVESTMENT, ON PAGE 5.

THIS BRIEF STATEMENT CANNOT DISCLOSE ALL THE RISKS AND OTHER FACTORS NECESSARY TO EVALUATE YOUR PARTICIPATION IN THIS COMMODITY POOL. THEREFORE, BEFORE YOU DECIDE TO PARTICIPATE IN THIS COMMODITY POOL, YOU SHOULD CAREFULLY STUDY THIS DISCLOSURE DOCUMENT, INCLUDING THE DESCRIPTION OF THE PRINCIPAL RISK FACTORS OF THIS INVESTMENT, BEGINNING ON PAGE 10.

YOU SHOULD ALSO BE AWARE THAT THIS COMMODITY POOL MAY TRADE FOREIGN FUTURES OR OPTIONS CONTRACTS. TRANSACTIONS ON MARKETS LOCATED OUTSIDE THE UNITED STATES, INCLUDING MARKETS FORMALLY LINKED TO A UNITED STATES MARKET, MAY BE SUBJECT TO REGULATIONS WHICH OFFER DIFFERENT OR DIMINISHED PROTECTION TO THE POOL AND ITS PARTICIPANTS. FURTHER, UNITED STATES REGULATORY AUTHORITIES MAY BE UNABLE TO COMPEL THE ENFORCEMENT OF THE RULES OF REGULATORY AUTHORITIES OR MARKETS IN NON-UNITED STATES JURISDICTIONS WHERE TRANSACTIONS FOR THE POOL MAY BE EFFECTED.

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TABLE OF CONTENTS

STATEMENT REGARDING FORWARD-LOOKING STATEMENTS	iii
PROSPECTUS SUMMARY	1
Overview of USOF	1
The Units	3
USOF’s Investments in Oil Interests	3
Principal Investment Risks of an Investment in USOF	4
Principal Offices of USOF and the General Partner	5
Financial Condition of USOF	5
Breakeven Analysis	5
Offering	7
WHAT ARE THE RISK FACTORS INVOLVED WITH AN INVESTMENT IN USOF?	10
Risks Associated With Investing Directly or Indirectly in Oil	10
USOF’s Operating Risks	14
Risk of Leverage and Volatility	21
Over-the-Counter Contract Risk	21
Risk of Trading in International Markets	22
Tax Risk	22
Legal Risks	23
THE OFFERING	25
What is USOF?	25
Who is the General Partner?	25
Prior Performance of the General Partner and Affiliates	28
How Does USOF Operate?	31
What is USOF’s Investment Strategy?	35
What are Oil Futures Contracts?	36
What is the Crude Oil Market and the Petroleum-Based Fuel Market?	39
Why Does USOF Purchase and Sell Oil Futures Contracts?	40
What is the Flow of Units?	41
What are the Trading Policies of USOF?	41
Who are the Service Providers?	42
Fees of USOF	43
Form of Units	44
Transfer of Units	45
Withdrawal of Limited Partners	46
What is the Plan of Distribution?	47
Use of Proceeds	52
Limited Partnership Agreement	53
Liability and Indemnification	56
Books and Records	58
Statements, Filings, and Reports	58
Reports to Limited Partners	58
Fiscal Year	59
Governing Law; Consent to Delaware Jurisdiction	59
Legal Matters	59
Privacy Policy	59
U.S. Federal Income Tax Considerations	60
Backup Withholding	67
Other Tax Considerations	67
Investment By ERISA Accounts	67
INFORMATION YOU SHOULD KNOW	70
SUMMARY OF PROMOTIONAL AND SALES MATERIAL	70
PATENT APPLICATION PENDING	70
WHERE YOU CAN FIND MORE INFORMATION	70
STATEMENT OF ADDITIONAL INFORMATION	SAI-1
CFTC Annual Report	SAI-12

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Explanatory Note

This Post-Effective Amendment No. 1 on Form S-3 contains an updated prospectus relating to the offer and sale of units initially registered by the registration statement on Form S-1 (File No. 333-140117) declared effective by the Securities and Exchange Commission on January 30, 2007. This Post-Effective Amendment is being filed solely to convert the registration statement on Form S-1 into a registration statement on Form S-3. All filing fees payable in connection with the registration of these securities were previously paid in connection with the filing of the original registration statement.

STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This Prospectus includes “forward-looking statements” which generally relate to future events or future performance. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential” or the negative of these terms or other comparable terminology. All statements (other than statements of historical fact) included in this Prospectus and movements in the commodities markets and indexes that track such movements, USOF’s operations, the General Partner’s plans and references to USOF’s future success and other similar matters, are forward-looking statements. These statements are only predictions. Actual events or results may differ materially. These statements are based upon certain assumptions and analyses the General Partner has made based on its perception of historical trends, current conditions and expected future developments, as well as other factors appropriate in the circumstances. Whether or not actual results and developments will conform to the General Partner’s expectations and predictions, however, is subject to a number of risks and uncertainties, including the special considerations discussed in this Prospectus, general economic, market and business conditions, changes in laws or regulations, including those concerning taxes, made by governmental authorities or regulatory bodies, and other world economic and political developments. See “What Are the Risk Factors Involved with an Investment in USOF?” Consequently, all the forward-looking statements made in this Prospectus are qualified by these cautionary statements, and there can be no assurance that the events or developments that will or may occur in the future, including such matters as changes in inflation in the United States movements in the stock market, movements in the U.S. and foreign currencies, actual results or developments the General Partner anticipates will be realized or, even if substantially realized, that they will result in the expected consequences to, or have the expected effects on, USOF’s operations or the value of the units.

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PROSPECTUS SUMMARY

This is only a summary of the Prospectus and, while it contains material information about USOF and its units, it does not contain or summarize all of the information about USOF and the units contained in this Prospectus that is material and/or which may be important to you. You should read this entire Prospectus, including “What Are the Risk Factors Involved with an Investment in USOF?” beginning on page 10, before making an investment decision about the units.

Overview of USOF

United States Oil Fund, LP, a Delaware limited partnership (“USOF” or “Us” or “We”), is a commodity pool that issues units that may be purchased and sold on the American Stock Exchange. USOF changed its name from New York Oil ETF, LP to United States Oil Fund, LP on September 30, 2005. USOF was organized as a limited partnership under Delaware law on May 12, 2005. USOF is operated pursuant to the Third Amended and Restated Limited Partnership Agreement (“LP Agreement”), which is attached as an exhibit to this registration statement. It is managed and controlled by its general partner, Victoria Bay Asset Management, LLC (“General Partner”). The General Partner is a single member limited liability company formed in Delaware on May 10, 2005 that is registered as a commodities pool operator (“CPO”) with the CFTC and is a member of the National Futures Association (“NFA”).

The net assets of USOF will consist primarily of investments in futures contracts for WTI light, sweet crude oil, other types of crude oil, heating oil, gasoline, natural gas, and other petroleum-based fuels that are traded on the New York Mercantile Exchange, ICE Futures or other U.S. and foreign exchanges (collectively, “Oil Futures Contracts”) and other oil interests such as cash-settled options on Oil Futures Contracts, forward contracts for oil, and over-the-counter transactions that are based on the price of oil, other petroleum-based fuels, Oil Futures Contracts and indices based on the foregoing (collectively, “Other Oil Interests”). For convenience and unless otherwise specified, Oil Futures Contracts and Other Oil Interests collectively are referred to as “oil interests” in this Prospectus. The General Partner is authorized by USOF in its sole judgment to employ, establish the terms of employment for, and terminate commodities trading advisors or futures commission merchants.

The investment objective of USOF is for the changes in percentage terms of the units’ net asset value to reflect the changes in percentage terms of the spot price of West Texas Intermediate (“WTI”) light, sweet crude oil delivered to Cushing, Oklahoma (“WTI light, sweet crude oil”), as measured by the changes in the price of the futures contract on WTI light, sweet crude oil as traded on the New York Mercantile Exchange that is the near month contract to expire, except when the near month contract is within two weeks of expiration, in which case it will be measured by the futures contract that is the next month contract to expire, less USOF’s expenses. It is not the intent of USOF to be operated in a fashion such that its NAV will equal, in dollar terms, the spot price of WTI light, sweet crude oil or any particular futures contract based on WTI light, sweet crude oil.

USOF seeks to achieve its investment objective by investing in a mix of Oil Futures Contracts and Other Oil Interests such that changes in USOF’s NAV will closely track the changes in the price of a specified Oil Futures Contract (“Benchmark Oil Futures Contract”). The General Partner believes the Benchmark Oil Futures Contract historically exhibited a close correlation with the spot price of WTI light, sweet crude oil. On any valuation day (a valuation day is any day as of which USOF calculates its NAV), the Benchmark Oil Futures Contract is the near month futures contract for WTI light, sweet crude oil traded on the New York Mercantile Exchange unless the near month futures contract will expire within two weeks of the valuation day, in which case the Benchmark Oil Futures Contract is the next month futures contract for WTI light, sweet crude oil traded on the New York Mercantile Exchange. This convention is used to define the Benchmark Oil Futures Contract because the General Partner believes from its review of past market activity that most Oil Futures Contracts traded on the New York Mercantile Exchange are closed out or offset by the parties prior to the settlement date of the contract and there is lighter trading during the days immediately preceding settlement. Because there is lighter trading during the two-week period prior to settlement, the trading price of the near month contract may not provide as accurate a reflection of the spot price of oil. The General Partner generally invests in the next month contract to expire during this period.

As a specific benchmark, the General Partner endeavors to place USOF’s trades in Oil Futures Contracts and Other Oil Interests and otherwise manage USOF’s investments so that A will be within plus/minus 10 percent of B, where:

•	A is the average daily change in USOF’s NAV for any period of 30 successive valuation days, i.e., any day as of which USOF calculates its NAV, and

•	B is the average daily change in the price of the Benchmark Oil Futures Contract over the same period.

The Benchmark Futures Contract is changed, or “rolled” from the near month contract to expire to the next month to expire over a four (4) day period.

The General Partner believes that market arbitrage opportunities will cause USOF’s unit price on the American Stock Exchange to closely track USOF’s NAV per unit. The General Partner further believes that the prices of the Benchmark Oil Futures Contract have historically closely tracked the spot prices of WTI light, sweet crude oil. The General Partner believes that the net effect of these two expected relationships and the expected relationship described above between USOF’s NAV and the Benchmark Oil Futures Contract, will be that the changes in the price of USOF’s units on the American Stock Exchange will closely track, in percentage terms, the changes in the price of the spot price of a barrel of WTI light, sweet crude oil, less USOF’s expenses.

USOF invests in oil interests to the fullest extent possible without being leveraged or unable to satisfy its current or potential margin or collateral obligations with respect to its investments in Oil Futures Contracts and Other Oil Interests. The primary focus of the General Partner will be the investment in Oil Futures Contracts and the management of its investments in short-term obligations of the United States of two years or less (“Treasuries”), cash and cash equivalents for margining purposes and as collateral.

The General Partner employs a “neutral” investment strategy intended to track the changes in the spot price of WTI light, sweet crude oil regardless of whether the price of oil goes up or goes down. USOF’s “neutral” investment strategy is designed to permit investors generally to purchase and sell USOF’s units for the purpose of investing indirectly in oil in a cost-effective manner, and/or to permit participants in the oil or other industries to hedge the risk of losses in their oil-related transactions. Accordingly, depending on the investment objective of an individual investor, the risks generally associated with investing in oil and/or the risks involved in hedging may exist. In addition, an investment in USOF involves the risk that the changes in the price of USOF’s units will not accurately track the spot price of WTI light, sweet crude oil. For example, USOF also invests in Treasuries and holds cash and cash equivalents to be used to meet its current or potential margin or collateral requirements with respect to its investments in Oil Futures Contracts and Other Oil Interests. USOF does not expect there to be any meaningful correlation between the performance of USOF’s investments in Treasuries/cash/cash equivalents and the changes in the price of WTI light, sweet crude oil. While the level of interest earned on or the market price of these investments may in some respect correlate to changes in the price of oil, this correlation is not anticipated as part of USOF’s efforts to meet its objectives. This and certain risk factors discussed in this Prospectus may cause a lack of correlation between changes in USOF’s NAV and changes in the price of WTI light, sweet crude oil.

USOF creates and redeems units only in blocks called Creation Baskets and Redemption Baskets, respectively. Only Authorized Purchasers may purchase or redeem Creation Baskets or Redemption Baskets. An Authorized Purchaser is under no obligation to create or redeem baskets, and an Authorized Purchaser is under no obligation to offer to the public units of any baskets it does create. Baskets are generally created when there is sufficient demand for units that the market price per unit is at a premium to the NAV per unit. Authorized Purchasers will then sell such units, which will be listed on the American Stock Exchange, to the public at prices that are expected to reflect, among other factors, the trading price of the units on the American Stock Exchange, the NAV of USOF at the time the Authorized Purchaser purchased the Creation Baskets and the NAV at the time of the offer of the units to the public, the supply of and demand for units at the time of sale, and the liquidity of the Oil Futures Contracts market and the market for Other Oil Interests, and are expected to fall between USOF’s NAV and the trading price of the units on the American Stock Exchange at the time of sale. Similarly, baskets are generally redeemed when the market price per unit is at a discount to the NAV per unit. Retail investors seeking to purchase or sell units on any day are expected to effect such transactions in the secondary market, on the American Stock Exchange, at the market price per unit, rather than in connection with the creation or redemption of baskets.

All proceeds from the sale of Creation Baskets are invested as quickly as possible in the investments described in this Prospectus. There is no escrow or similar holding of funds that has a time period or other conditions. Investments are held through USOF’s custodian, Brown Brothers Harriman & Co. (“Custodian”), or through accounts with USOF’s commodities futures brokers. There is no stated maximum time period for USOF’s operations and the fund will continue until all units are redeemed or the fund is liquidated pursuant to the terms of the LP Agreement.

There is no specified limit on the maximum amount of Creation Baskets that can be sold. At some point, position limits on certain of the futures contracts in which USOF intends to invest may practically limit the maximum amount of Creation Baskets that will be sold if the General Partner determines that the other investment alternatives available to USOF at that time will not enable it to meet its stated investment objective.

Units may also be purchased and sold in smaller increments than a Creation Basket on the American Stock Exchange. However, these transactions are effected at bid and ask prices established by specialist firm(s). Like any listed security, units of USOF can be purchased and sold at any time a secondary market is open.

In managing USOF’s assets, the General Partner does not use a technical trading system that issues buy and sell orders. The General Partner instead employs quantitative methodologies whereby each time one or more baskets are purchased or redeemed, the General Partner will purchase or sell Oil Futures Contracts and Other Oil Interests with an aggregate face amount that approximates the amount of Treasuries and/or cash received or paid upon the purchase or redemption of the basket(s).

Note to Secondary Market Investors: The units can be directly purchased from or redeemed by USOF only in Creation Baskets or Redemption Baskets, respectively, and only by Authorized Purchasers. Each Creation Basket and Redemption Basket consists of 100,000 units and is expected to be worth several million dollars. Individual investors, therefore, will not be able to directly purchase units from or redeem units with USOF. Some of the information contained in this Prospectus, including information about buying and redeeming units directly from and to USOF is only relevant to Authorized Purchasers. Units are listed and traded on the American Stock Exchange and may be purchased and sold as individual units. Individuals interested in purchasing units in the secondary market should contact their broker. Units purchased or sold through a broker may be subject to commissions.

Except when aggregated in Redemption Baskets, units are not redeemable securities. There is no guarantee that units will trade at or near their NAV.

The Units

The units are registered as securities under the Securities Act of 1933 (“1933 Act”) and do not provide dividend rights or conversion rights and there will not be sinking funds. The units may only be redeemed when aggregated in Redemption Baskets as discussed under “Creations and Redemptions” and limited partners have limited voting rights as discussed under “Who is the General Partner?” Cumulative voting is neither permitted nor required and there are no preemptive rights. As discussed in the LP Agreement, upon liquidation of USOF, its assets will be distributed pro rata to limited partners based upon the number of units held. Each limited partner will receive its share of the assets in cash or in kind, and the proportion of such share that is received in cash may vary from partner to partner, as the General Partner in its sole discretion may decide.

This is a continuous offering under Rule 415 of the 1933 Act and will terminate when all of the registered units have been sold. It is anticipated that when all registered units have been sold pursuant to this registration statement, additional units will be registered in subsequent registration statements. As discussed above, the minimum purchase requirement for Authorized Purchasers is a Creation Basket, which consists of 100,000 units. Under the plan of distribution, USOF does not require a minimum purchase amount for investors who purchase units from Authorized Purchasers. There are no arrangements to place funds in an escrow, trust, or similar account.

USOF’s Investments in Oil Interests

A brief description of the principal types of oil interests in which USOF may invest is set forth below.

•	An oil futures contract is a standardized contract traded on a futures exchange that calls for the future delivery of a specified quantity of oil at a specified time and place.

•	An oil forward contract is a supply contract between principals, not traded on an exchange, to buy or sell a specified quantity of oil at or before a specified date at a specified price.

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A spot contract for oil is a cash market transaction in which the buyer and seller agree to the immediate purchase and sale of oil, usually with a two-day settlement. Spot contracts are not uniform and are not exchange-traded.

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An option on an oil futures contract, forward contract or oil on the spot market gives the buyer of the option the right, but not the obligation, to buy or sell a futures contract, forward contract or oil, as applicable, at a specified price on or before a specified date. Options on futures contracts are standardized contracts traded on an exchange, while options on forward contracts and oil on the spot market, referred to collectively in this Prospectus as over-the-counter options, generally are individually negotiated, principal-to-principal contracts not traded on an exchange.

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Over-the-counter contracts (such as swap contracts) generally involve an exchange of a stream of payments between the contracting parties. Over-the-counter contracts generally are not uniform and not exchange-traded.

A more detailed description of oil interests and other aspects of the oil and oil interest markets can be found later in this Prospectus.

As noted, USOF invests primarily in Oil Futures Contracts, including those traded on the New York Mercantile Exchange. USOF expressly disclaims any association with such Exchange or endorsement of USOF by such Exchange and acknowledges that “NYMEX” and “New York Mercantile Exchange” are registered trademarks of such Exchange.

Principal Investment Risks of an Investment in USOF

An investment in USOF involves a degree of risk. Some of the risks you may face are summarized below. A more extensive discussion of these risks appears beginning on page 10.

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Unlike mutual funds, commodity pools or other investment pools that actively manage their investments in an attempt to realize income and gains from their investing activities and distribute such income and gains to their investors, USOF generally does not distribute cash to limited partners or other unitholders. You should not invest in USOF if you will need cash distributions from USOF to pay taxes on your share of income and gains of USOF, if any, or for any other reason.

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There is the risk that the changes in the price of USOF’s units on the American Stock Exchange will not closely track the changes in spot price of WTI light, sweet crude oil. This could happen if the price of units traded on the American Stock Exchange does not correlate closely with USOF’s NAV; the changes in USOF’s NAV do not closely correlate with changes in the price of the Benchmark Oil Futures Contract; or the changes in the price of the Benchmark Oil Futures Contract do not closely correlate with changes in the cash or spot price of WTI light, sweet crude oil. This is a risk because if these correlations do not exist, then investors may not be able to use USOF as a cost-effective way to invest indirectly in oil or as a hedge against the risk of loss in oil-related transactions.

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USOF seeks to have changes in its units’ NAV in percentage terms track changes in the spot price of WTI light, sweet crude oil rather than profit from speculative trading of oil interests. The General Partner therefore endeavors to manage USOF’s positions in oil interests so that USOF’s assets are, unlike those of other commodity pools, not leveraged (i.e., so that the aggregate value of USOF’s unrealized losses from its investments in such oil interests at any time will not exceed the value of USOF’s assets). There is no assurance that the General Partner will successfully implement this investment strategy. If the General Partner permits USOF to become leveraged, you could lose all or substantially all of your investment if USOF’s trading positions suddenly turn unprofitable. These movements in price may be the result of factors outside of the General Partner’s control and may not be anticipated by the General Partner.

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Investors may choose to use USOF as a means of investing indirectly in oil and there are risks involved in such investments. Among other things, the crude oil industry experiences numerous operating risks. These operating risks include the risk of fire, explosions, blow-outs, pipe failure, abnormally pressured formations and environmental hazards. Environmental hazards include oil spills, natural gas leaks, ruptures and discharges of toxic gases. Crude oil operations also are subject to various U.S. federal, state and local regulations that materially affect operations.

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Investors, including those who participate in the oil industry, may choose to use USOF as a vehicle to hedge against the risk of loss and there are risks involved in hedging activities. While hedging can provide protection against an adverse movement in market prices, it can also preclude a hedgor’s opportunity to benefit from a favorable market movement.

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USOF invests primarily in Oil Futures Contracts, and particularly in Oil Futures Contracts traded on the New York Mercantile Exchange. Representatives of the New York Mercantile Exchange have asserted certain claims regarding USOF’s operations and the Exchange’s service marks and settlement prices of oil futures contracts traded on the Exchange.

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USOF invests primarily in Oil Futures Contracts that are traded in the United States. However, a portion of USOF’s trades may take place in markets and on exchanges outside the United States. Some non-U.S. markets present risks because they are not subject to the same degree of regulation as their U.S. counterparts. In some of these non-U.S. markets, the performance on a contract is the responsibility of the counterparty and is not backed by an exchange or clearing corporation and therefore exposes USOF to credit risk. Trading in non-U.S. markets also leaves USOF susceptible to fluctuations in the value of the local currency against the U.S. dollar.

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USOF may also invest in Other Oil Interests, many of which are negotiated contracts that are not as liquid as Oil Futures Contracts and expose USOF to credit risk that its counterparty may not be able to satisfy its obligations to USOF.

•	USOF pays fees and expenses that are incurred regardless of whether it is profitable.

•	You will have no rights to participate in the management of USOF and will have to rely on the duties and judgment of the General Partner to manage USOF.

•
The structure and operation of USOF may involve conflicts of interest. For example, a conflict may arise because the General Partner and its principal and affiliates may trade for themselves. In addition, the General Partner has sole current authority to manage the investments and operations, which may create a conflict with the unitholders’ best interests. The General Partner may also have a conflict to the extent that its trading decisions may be influenced by the effect they would have on United States Natural Gas Fund, LP, the other commodity pool it manages, or any other commodity pool the General Partner has formed or may form in the future.

•	USOF has a limited operating history. Therefore, there is no extensive performance history of this fund to serve as a basis for you to evaluate an investment in it.

For additional risks, see “What Are the Risk Factors Involved with an Investment in USOF?”

Principal Offices of USOF and the General Partner

USOF’s principal office is located at 1320 Harbor Bay Parkway, Suite 145, Alameda, California 94502. The telephone number is 510.522.3336. The General Partner’s principal office is also located at 1320 Harbor Bay Parkway, Suite 145, Alameda, California 94502.

Financial Condition of USOF

USOF’s NAV is determined as of the earlier of the close of the New York Stock Exchange or 4:00 p.m. New York time on each American Stock Exchange trading day.

Breakeven Analysis

The breakeven analysis below indicates the approximate dollar returns and percentage required for the redemption value of a hypothetical $50.00 initial investment in a single unit to equal the amount invested twelve months after the investment was made. (We based the $50.00 assumption on recent values of USOF’s NAV.) This breakeven analysis refers to the redemption of baskets by Authorized Purchasers and is not related to any gains an individual investor would have to achieve in order to break even. The breakeven analysis is an approximation only.

Assumed initial selling price per unit	$50.00
Management Fee (0.50%)*	$0.25
Creation Basket Fee**	$(0.01)
Estimated Brokerage Fee (.13%)***	$0.06
Interest Income (5.19%)****	$(2.59)
Registration Fees*****	$3.12
Legal, Printing, and Accounting Expenses******	$1.00
New York Mercantile Exchange Licensing Fee*******	$0.20
Independent Directors and Officers’ Fee********	$0.01
Amount of trading income (loss) required for the redemption value at the end of one year to equal the initial selling price of the unit	$1.96
Percentage of initial selling price per unit	3.90%

*
USOF is contractually obligated to pay the General Partner a management fee based on daily net assets and paid monthly of 0.50% per annum on average net assets of $1,000,000,000 or less. For purposes of this example we assumed that the average net assets are $1,000,000,000 or less. If the average net assets were greater than $1,000,000,000 then the management fee would be 0.20% and the breakeven amount would be lower.

**
Authorized Purchasers are required to pay a Creation Basket fee of $1,000 for each order they place to create or redeem one or more baskets. An order must be at least one basket, which is 100,000 units. This breakeven analysis assumes a hypothetical investment in a single unit so the Creation Basket fee is $.01 (1,000/100,000).

***
USOF determined this estimate as follows. The breakeven analysis assumes an initial investment by an investor in one unit. USOF would be required to issue one Creation Basket of 100,000 units in order for the investor to purchase the one unit. Assuming the price of the units was $50.00, USOF would receive $5,000,000 upon the sale of the basket. Assuming the current near month contract to expire is $65.00, USOF would be required to purchase and sell (in order to close out) 76 oil futures contracts at $65,000 per contract (1,000 barrels of oil per contract × $65.00 per barrel) during each month of the year, or 912 contracts bought and sold per year. Futures commission merchants typically charge approximately $3.50 per contract buy or sale ($7.00 per buy and sale, or “round turn”), so the total annual commission charge would be $6,384 (912 contracts per year × $7.00 per buy and sell per contract). As a percentage of the total investment of $5,000,000 to support the issuance of the Creation Basket, USOF’s annual commission expense would be 0.13% ($6,384 ÷ $5,000,000).

****
USOF earns interest on funds it deposits with the commodities futures merchant and the Custodian and it estimates that the interest rate will be 5.19% based on the current interest rate on three-month Treasury Bills as of February 26, 2007. The actual rate may vary.

*****
The fee to register 50,000,000 units with the SEC and the National Association of Securities Dealers (“NASD”) is $311,577 (the SEC’s fee is $236,577 and the NASD’s fee is $75,000). An order must be at least one basket which is 100,000 units. This breakeven analysis assumes a hypothetical investment in a single unit so the fee is $3.12 ($311,577/100,000). Previously, this fee was borne by the General Partner, however, currently it is borne by USOF.

******
USOF estimates that the legal, printing, and accounting costs will be approximately $100,000. An order must be at least one basket which is 100,000 units. This breakeven analysis assumes a hypothetical investment in a single unit so this cost per unit is $1.00 ($100,000/100,000). Previously, these costs were borne by the General Partner, however, currently they are borne by USOF.

*******
Assuming the aggregate assets of USOF and certain other funds formed by the General Partner are $1,000,000,000 or less, the New York Mercantile Exchange licensing fee is expected to be .04%. For more information see “Fees of USOF.”

********
For 2007, this amount is estimated at $184,000. USOF determined the per unit estimate as follows: it is assumed that USOF will have an aggregate NAV of $900,000,000 and that the offering price per unit is $50.00. Assuming that 18 million units are issued, the allocation cost per unitholder would be $.015.

Offering
USOF is offering Creation Baskets consisting of 100,000 units through ALPS Distributors, Inc. (“Marketing Agent”) as marketing agent to Authorized Purchasers. Authorized Purchasers may purchase Creation Baskets consisting of 100,000 units at USOF’s NAV.

Use of Proceeds:
The General Partner applies substantially all of USOF’s assets toward trading in oil interests and investing in Treasuries, cash and cash equivalents. The General Partner deposits substantially all of USOF’s net assets with the futures commission merchant, UBS Securities LLC, or other custodian to be used to meet its current or potential margin or collateral requirements in connection with its investment in oil interests. USOF uses only Treasuries or cash or cash equivalents to satisfy these requirements. The General Partner expects that all entities that will hold or trade USOF’s assets will be based in the United States and will be subject to United States regulations. Approximately 5% to 10% of USOF’s assets are normally committed as margin for commodity futures contracts. However, from time to time, the percentage of assets committed as margin may be substantially more, or less, than such range. The remaining portion of USOF’s assets are held in Treasuries and/or cash or cash equivalents by its custodian, Brown Brothers Harriman & Co. (“Custodian”) or posted as collateral to support USOF’s investments in oil interests. All interest income earned on these investments is retained for USOF’s benefit.

American Stock Exchange Symbol:	USO

Creation and Redemption:
Authorized Purchasers pay a $1,000 fee for each order to create or redeem one or more Creation Baskets or Redemption Baskets. Authorized Purchasers are not required to sell any specific number or dollar amount of units. The per unit price of units offered in Creation Baskets on any day after the effective date of the registration statement relating to this Prospectus is the total NAV of USOF calculated shortly after the close of the American Stock Exchange on that day divided by the number of issued and outstanding units.

Withdrawal:
As discussed in the LP Agreement, if the General Partner gives at least fifteen (15) days’ written notice to a limited partner, then the General Partner may for any reason, in its sole discretion, require any such limited partner to withdraw entirely from the partnership or to withdraw a portion of its partner capital account. If the General Partner does not give at least fifteen (15) days’ written notice to a limited partner, then it may only require withdrawal of all or any portion of the capital account of any limited partner in the following circumstances:

(i) the unitholder made a misrepresentation to the General Partner in connection with its purchase of units; or (ii) the limited partner’s ownership of units would result in the violation of any law or regulations applicable to the partnership or a partner.

Registration Clearance and Settlement:
Individual certificates will not be issued for the units. Instead, units will be represented by one or more global certificates, which will be deposited by the Custodian with the Depository Trust Company (“DTC”) and registered in the name of Cede & Co., as nominee for DTC. The global certificates evidence all of the units outstanding at any time. Unitholders are limited to (1) participants in DTC such as banks, brokers, dealers and trust companies (“DTC Participants”), (2) those who maintain, either directly or indirectly, a custodial relationship with a DTC Participant (Indirect Participants), and (3) those banks, brokers, dealers, trust companies and others who hold interests in the units through DTC Participants or Indirect Participants, in each case who satisfy the requirements for transfers of units. DTC Participants acting on behalf of investors holding units through such participants’ accounts in DTC will follow the delivery practice applicable to securities eligible for DTC’s Same-Day Funds Settlement System. Units will be credited to DTC Participants’ securities accounts following confirmation of receipt of payment.

The administrator, Brown Brothers Harriman & Co. (“Administrator”) has been appointed registrar and transfer agent for the purpose of registering and transferring units. The General Partner will recognize transfer of units only if such transfer is done on accordance with the LP Agreement, including the delivery of a transfer application.

Net Asset Value:
The NAV is calculated by taking the current market value of USOF’s total assets and subtracting any liabilities. Under USOF’s current operational procedures, the Administrator calculates the NAV of USOF’s units as of the earlier of 4:00 p.m. New York time or the close of the New York Stock Exchange each day. The American Stock Exchange currently calculates an approximate net asset value every 15 seconds throughout each day USOF’s units are traded on the American Stock Exchange for as long as the New York Mercantile Exchange’s main pricing mechanism is open.

Fund Expenses:
USOF pays the General Partner a management fee of 0.50% of NAV on the first $1,000,000,000 of assets and 0.20% of NAV after the first $1,000,000,000 of assets. Brokerage fees for Treasuries, Oil Futures Contracts, and Other Oil Interests are estimated to be 0.13% and will be paid to unaffiliated brokers. USOF also pays any licensing fees for the use of intellectual property, registration fees with the SEC, NASD, or other regulatory agency in connection with this and subsequent offers and sales of the units and the legal, printing, accounting and other expenses associated with such registrations. The license fee to be paid to the New York Mercantile Exchange is .04% of NAV for the first $1,000,000,000 of assets and .02% of NAV after the first $1,000,000,000 of assets. The assets of USOF are aggregated with those of other funds formed by the General Partner. USOF also pays a portion of the fees and expenses, including directors and officers liability insurance, of the independent directors of the General Partner which is currently estimated to be $184,000 for 2007, though this amount may change in future years. The General Partner, and not USOF, is responsible for payment of the fees of USOF’s Marketing Agent, Administrator and Custodian. USOF and/or the General Partner may be required to indemnify the Marketing Agent, Administrator or Custodian under certain circumstances.

Termination Events:
USOF shall continue in effect from the date of its formation in perpetuity, unless sooner terminated upon the occurrence of any one or more of the following events: the death, adjudication of incompetence, bankruptcy, dissolution, withdrawal, or removal of a General Partner who is the sole remaining General Partner, unless a majority in interest of limited partners within ninety (90) days after such event elects to continue the partnership and appoints a successor general partner; or the affirmative vote of a majority in interest of the limited partners subject to certain conditions. Upon termination of the partnership, the affairs of the partnership shall be wound up and all of its debts and liabilities discharged or otherwise provided for in the order of priority as provided by law. The fair market value of the remaining assets of the partnership shall then be determined by the General Partner. Thereupon, the assets of the partnership shall be distributed pro rata to the partners in accordance with their units.

Authorized Purchasers:
USOF’s initial Authorized Purchaser was KV Execution Services, LLC. USOF has also entered into agreements with several other Authorized Purchasers. A current list of Authorized Purchasers is set forth on USOF’s website at www.unitedstatesoilfund.com. Authorized Purchasers purchase or redeem Creation Baskets or Redemption Baskets, respectively, from or to USOF. Authorized Purchasers must be (1) registered broker-dealers or other securities market participants, such as banks and other financial institutions, that are not required to register as broker-dealers to engage in securities transactions, and (2) DTC Participants. To become an Authorized Purchaser, a person must enter into an Authorized Purchaser Agreement with the General Partner.

WHAT ARE THE RISK FACTORS INVOLVED WITH AN INVESTMENT IN USOF?

You should consider carefully the risks described below before making an investment decision. You should also refer to the other information included in this Prospectus as well as information found in our periodic reports, which include USOF’s financial statements and related notes, that are incorporated by reference. See “Incorporation By Reference of Certain Information.”

Risks Associated With Investing Directly or Indirectly in Oil

Investing in oil interests subjects USOF to the risks of the crude oil industry and this could result in large fluctuations in the price of USOF’s units.

USOF is subject to the risks and hazards of the crude oil industry because it invests in oil interests. The risks and hazards that are inherent in the oil industry may cause the price of oil to widely fluctuate. If USOF’s units accurately track the spot price of WTI light, sweet crude oil, then the price of its units may also fluctuate.

The risks of crude oil drilling and production activities include the following:

•	no commercially productive crude oil or natural gas reservoirs will be found;

•	crude oil and natural gas drilling and production activities may be shortened, delayed or canceled;

•	the ability of an oil producer to develop, produce and market reserves may be limited by:

•	title problems,

•	political conflicts, including war,

•	weather conditions,

•	compliance with governmental requirements,

•	refinery capacity, and

•	mechanical difficulties or shortages or delays in the delivery of drilling rigs and other equipment;

•	decisions of the cartel of oil producing countries ( e.g. , OPEC, the Organization of the Petroleum Exporting Countries), to produce more or less oil;

•	increases in oil production due to price rises may make it more economical to extract oil from additional sources and may later temper further oil price increases; and

•	economic activity of users, as certain economies’ oil consumption increases ( e.g. , China, India) and as economies contract (in a recession or depression), oil demand and prices fall.

The crude oil industry experiences numerous operating risks. These operating risks include the risk of fire, explosions, blow-outs, pipe failure, abnormally pressured formations and environmental hazards. Environmental hazards include oil spills, natural gas leaks, ruptures and discharges of toxic gases.

Crude oil operations also are subject to various U.S. federal, state and local regulations that materially affect operations. Matters regulated include discharge permits for drilling operations, drilling and abandonment bonds, reports concerning operations, the spacing of wells and pooling of properties and taxation. At various times, regulatory agencies have imposed price controls and limitations on production. In order to conserve supplies of crude oil and natural gas, these agencies have restricted the rates of flow of crude oil and natural gas wells below actual production capacity. Federal, state, and local laws regulate production, handling, storage, transportation and disposal of crude oil and natural gas, by-products from crude oil and natural gas and other substances and materials produced or used in connection with crude oil and natural gas operations.

The price of USOF’s units may be influenced by factors such as the short-term supply and demand for oil and the short-term supply and demand for USOF’s units. This may cause the units to trade at a price that is above or below USOF’s NAV per unit. Accordingly, changes in the price of units may substantially vary from the changes in the spot price of WTI light, sweet crude oil. If this variation occurs, then you may not be able to effectively use USOF as a way to hedge against oil-related losses or as a way to indirectly invest in oil.

While it is expected that the trading prices of units will fluctuate in accordance with changes in USOF’s NAV, the prices of units may also be influenced by other factors, including the short-term supply and demand for oil and the units. There is no guarantee that the units will not trade at appreciable discounts from, and/or premiums to, USOF’s NAV. This could cause changes in the price of units to substantially vary from changes in the spot price of WTI light, sweet crude oil. This may be harmful to you because if changes in the price of units varies substantially from changes in the spot price of WTI light, sweet crude oil, then you may not be able to effectively use USOF as a way to hedge the risk of losses in your oil-related transactions or as a way to indirectly invest in oil.

Changes in USOF’s NAV may not correlate with changes in the price of the Benchmark Oil Futures Contract. If this were to occur, you may not be able to effectively use USOF as a way to hedge against oil-related losses or as a way to indirectly invest in oil.

The General Partner endeavors to invest USOF’s assets as fully as possible in short-term Oil Futures Contracts and Other Oil Interests so that the changes in NAV closely correlate with the changes in the price of the Benchmark Oil Futures Contract. However, changes in USOF’s NAV may not correlate with the changes in the price of the Benchmark Oil Futures Contract for several reasons as set forth below:

•
USOF (i) may not be able to buy/sell the exact amount of Oil Futures Contracts and Other Oil Interests to have a perfect correlation with NAV; (ii) may not always be able to buy and sell Oil Futures Contracts or Other Oil Interests at the market price; (iii) may not experience a perfect correlation between the spot price of WTI light, sweet crude oil and the underlying investments in Oil Futures Contracts and Other Oil Interests and Treasuries, cash and cash equivalents; and (iv) is required to pay brokerage fees and the management fee, which will have an effect on the correlation.

•
Short-term supply and demand for WTI light, sweet crude oil may cause the market price of the changes in the Benchmark Oil Futures Contract to vary from changes in USOF’s NAV if USOF has fully invested in Oil Futures Contracts that do not reflect such supply and demand and it is unable to replace such contracts with Oil Futures Contracts that do reflect such supply and demand. In addition, there are also technical differences between the two markets, e.g., one is a physical market while the other is a futures market traded on exchanges, that may cause variations between the spot price of oil and the prices of related futures contracts.

•
USOF plans to buy only as many Oil Futures Contracts and Other Oil Interests that it can to get the changes in the NAV as close as possible to the price of the changes in Benchmark Oil Futures Contract. The remainder of its assets will be invested in Treasuries, cash and cash equivalents and will be used to satisfy initial margin and additional margin requirements, if any, and to otherwise support its investments in oil interests. Investments in Treasuries, cash and cash equivalents, both directly and as margin, will provide rates of return that will vary from changes in the value of the spot price of WTI light, sweet crude oil and the price of the Benchmark Oil Futures Contract.

•
In addition, because USOF will incur certain expenses in connection with its investment activities, and will hold most of its assets in more liquid short-term securities for margin and other liquidity purposes and for redemptions that may be necessary on an ongoing basis, the General Partner will not be able to fully invest USOF’s assets in Oil Futures Contracts or Other Oil Interests and there cannot be perfect correlation between changes in USOF’s NAV and the changes in the price of the Benchmark Oil Futures Contract.

•
As USOF grows, there may be more or less correlation. For example, if USOF only has enough money to buy three Benchmark Oil Futures Contracts and it needs to buy four contracts to track the price of oil then the correlation will be lower, but if it buys 20,000 Benchmark Oil Futures Contracts and it needs to buy 20,001 contracts then the correlation will be higher. At certain asset levels, USOF may be limited in its ability to purchase the Benchmark Oil Futures Contract or other Oil Futures Contracts due to accountability levels imposed by the relevant exchanges. To the extent that USOF invests in these other Oil Futures Contracts or Other Oil Interests, the correlation with the Benchmark Oil Futures Contracts may be lower. If USOF is required to invest in other Oil Futures Contracts and Other Oil Interests that are less correlated with the Benchmark Oil Futures Contract, USOF would likely invest in over-the-counter contracts to increase the level of correlation of USOF’s assets. Over-the-counter contracts entail certain risks described below under “Over-the-Counter Contract Risk.”

•
USOF may not be able to buy the exact number of Oil Futures Contracts and Other Oil Interests to have a perfect correlation with the Benchmark Oil Futures Contract if the purchase price of Oil Futures Contracts required to be fully invested in such contracts is higher than the proceeds received for the sale of a Creation Basket on the day the basket was sold. In such case, USOF could not invest the entire proceeds from the purchase of the Creation Basket in such futures contracts (for example, assume USOF receives $6,679,000 for the sale of a Creation Basket and assume that the price of an Oil Futures Contract for WTI light, sweet crude oil is $66,800, then USOF could only invest in only 99 Oil Futures Contracts with an aggregate value of $6,613,200). USOF would be required to invest a percentage of the proceeds in Treasuries to be deposited as margin with the futures commission merchant through which the contract was purchased. The remainder of the purchase price for the Creation Basket would remain invested in cash and Treasuries as determined by the General Partner from time to time based on factors such as potential calls for margin or anticipated redemptions. If the trading market for Oil Futures Contracts is suspended or closed, USOF may not be able to purchase these investments at the last reported price for such investments.

If changes in USOF’s NAV do not correlate with changes in the price of the Benchmark Oil Futures Contract, then investing in USOF may not be an effective way to hedge against oil-related losses or indirectly invest in oil.

The Benchmark Oil Futures Contract may not correlate with the spot price of WTI light, sweet, crude oil and this could cause the price of units to substantially vary from the spot price of WTI light, sweet crude oil. If this were to occur, then you may not be able to effectively use USOF as a way to hedge against oil-related losses or as a way to indirectly invest in oil.

When using the Benchmark Oil Futures Contract as a strategy to track the spot price of WTI light, sweet crude oil, at best the correlation between changes in prices of such oil interests and the spot price can be only approximate. The degree of imperfection of correlation depends upon circumstances such as variations in the speculative oil market, supply of and demand for such oil interests and technical influences in oil futures trading. If there is a weak correlation between the oil interests and the spot price of WTI light, sweet, crude oil, then the price of units may not accurately track the spot price of WTI light, sweet crude oil and you may not be able to effectively use USOF as a way to hedge the risk of losses in your oil-related transactions or as a way to indirectly invest in oil.

USOF may experience a loss if it is required to sell Treasuries at a price lower than the price at which they were acquired.

The value of Treasuries generally moves inversely with movements in interest rates. If USOF is required to sell Treasuries at a price lower than the price at which they were acquired, USOF will experience a loss. This loss may adversely impact the price of the units and may decrease the correlation between the price of the units, the price of USOF’s Oil Futures Contracts and Other Oil Interests, and the spot price of WTI light, sweet crude oil.

Certain of USOF’s investments could be illiquid which could cause large losses to investors at any time or from time to time.

USOF may not always be able to liquidate its positions in its investments at the desired price. It is difficult to execute a trade at a specific price when there is a relatively small volume of buy and sell orders in a market. A market disruption, such as a foreign government taking political actions that disrupt the market in its currency, its oil production or exports, or in another major export, can also make it difficult to liquidate a position. Alternatively, limits imposed by futures exchanges or other regulatory organizations, such as accountability levels, position limits and daily price fluctuation limits, may contribute to a lack of liquidity with respect to some commodity interests.

Unexpected market illiquidity may cause major losses to investors at any time or from time to time. In addition, USOF does not intend at this time to establish a credit facility, which would provide an additional source of liquidity and instead will rely only on the Treasuries, cash and cash equivalents that it holds. The anticipated large value of the positions in certain investments, e.g., Oil Futures Contracts, or in negotiated over-the-counter contracts that the General Partner will acquire or enter into for USOF, increases the risk of illiquidity. Such positions may be more difficult to liquidate at favorable prices and there is an additional risk that losses may be incurred during the period in which positions are being liquidated. The Other Oil Interests that USOF invests in may have a greater likelihood of being illiquid since they are contracts between two parties that take into account not only market risk, but also the relative credit, tax, and settlement risks under such contracts. In addition, such contracts have limited transferability that results from such risks and the contract’s express limitations. USOF anticipates that it will invest in Other Oil Interests as a result of the speculative position limits on the New York Mercantile Exchange or other exchanges.

If the nature of hedgors and speculators in futures markets has shifted such that oil purchasers are the predominant hedgors in the market, USOF might have to reinvest at higher futures prices or choose Other Oil Interests.

The changing nature of the hedgors and speculators in the oil market will influence whether futures prices are above or below the expected future spot price. In order to induce speculators to take the corresponding long side of the same futures contract, oil producers must generally be willing to sell futures contracts at prices that are below expected future spot prices. Conversely, if the predominant hedgors in the futures market are the purchasers of the oil who purchase futures contracts to hedge against a rise in prices, then speculators will only take the short side of the futures contract if the futures price is greater than the expected future spot price of oil. This can have significant implications for USOF when it is time to reinvest the proceeds from a maturing futures contract into a new futures contract.

While USOF does not intend to take physical delivery of oil under Oil Futures Contracts, physical delivery under such contracts impacts the value of the contracts.

While USOF does not intend to take physical delivery of oil under its Oil Futures Contracts, futures contracts are not required to be cash-settled and it is possible to take delivery under these contracts. Storage costs associated with purchasing oil could result in costs and other liabilities that could impact the value of Oil Futures Contracts or Other Oil Interests. Storage costs include the time value of money invested in oil as a physical commodity plus the actual costs of storing the oil less any benefits from ownership of oil that are not obtained by the holder of a futures contract. In general, Oil Futures Contracts have a one-month delay for contract delivery and the back month (the back month is any future delivery month other than the spot month) includes storage costs. To the extent that these storage costs change for oil while USOF holds Oil Futures Contracts or Other Oil Interests, the value of the Oil Futures Contracts or Other Oil Interests, and therefore USOF’s NAV, may change as well.

The price relationship between the near month contract and the next month contract that compose the Benchmark Oil Futures Contract will vary and may impact both the total return over time of USOF’s NAV, as well as the degree to which its total return tracks other natural gas price indices’ total returns.

The design of USOF’s Benchmark Futures Contract is such that every month it begins by using the near month contract to expire until the near month contract is within two weeks of expiration, when it will use the next month contract to expire as its benchmark contract and keeps that contract as its benchmark until it becomes the near month contract and close to expiration. In the event of an oil futures market where near month contracts trade at a higher price than next month to expire contracts, a situation described as “backwardation” in the futures market, then absent the impact of the overall movement in oil prices the value of the benchmark contract would tend to rise as it approaches expiration. As a result the total return of the Benchmark Oil Futures Contract would tend to track higher. Conversely, in the event of an oil futures market where near month contracts trade at a lower price than next month contracts, a situation described as “contango” in the futures market, then absent the impact of the overall movement in oil prices the value of the benchmark contract would tend to decline as it approaches expiration. As a result the total return of the Benchmark Oil Futures Contract would tend to track lower. When compared to total return of other price indices, such as the spot price of oil, the impact of backwardation and contango may lead the total return of USOF’s NAV to vary significantly. In the event of a prolonged period of contango, and absent the impact of rising or falling oil prices, this could have a significant negative impact on USOF’s NAV and total return.

Regulation of the commodity interests and energy markets is extensive and constantly changing; future regulatory developments are impossible to predict but may significantly and adversely affect USOF.

The regulation of commodity interest transactions in the United States is a rapidly changing area of law and is subject to ongoing modification by government and judicial action. In addition, various national governments have expressed concern regarding the disruptive effects of speculative trading in the energy markets and the need to regulate the derivatives markets in general. The effect of any future regulatory change on USOF is impossible to predict, but could be substantial and adverse.

If you are investing in USOF for purposes of hedging, you might be subject to several risks including the possibility of losing the benefit of favorable market movement.

Participants in the oil or in other industries may use USOF as a vehicle to hedge the risk of losses in their oil-related transactions. There are several risks in connection with using USOF as a hedging device. While hedging can provide protection against an adverse movement in market prices, it can also preclude a hedgor’s opportunity to benefit from a favorable market movement. In a hedging transaction, the hedgor may be concerned that the hedged item will increase in price, but must recognize the risk that the price may instead decline and if this happens he will have lost his opportunity to profit from the change in price because the hedging transaction will result in a loss rather than a gain. Thus, the hedgor foregoes the opportunity to profit from favorable price movements.

In addition, if the hedge is not a perfect one, the hedgor can lose on the hedging transaction and not realize an offsetting gain in the value of the underlying item being hedged.

When using futures contracts as a hedging technique, at best, the correlation between changes in prices of futures contracts and of the items being hedged can be only approximate. The degree of imperfection of correlation depends upon circumstances such as: variations in speculative markets, demand for futures and for oil products, technical influences in futures trading, and differences between anticipated energy costs being hedged and the instruments underlying the standard futures contracts available for trading. Even a well-conceived hedge may be unsuccessful to some degree because of unexpected market behavior as well as the expenses associated with creating the hedge.

In addition, using an investment in USOF as a hedge for changes in energy costs (e.g., investing in oil, gasoline, or other fuels, or electricity) may not correlate because changes in the spot price of oil may vary from changes in energy costs because the spot price of oil does not reflect the refining, transportation, and other costs that may impact the hedgor’s energy costs.

An investment in USOF may provide you little or no diversification benefits. Thus, in a declining market, USOF may have no gains to offset your losses from other investments, and you may suffer losses on your investment in USOF at the same time you incur losses with respect to other asset classes.

Historically, Oil Futures Contracts and Other Oil Interests have generally been non-correlated to the performance of other asset classes such as stocks and bonds. Non-correlation means that there is a low statistically valid relationship between the performance of futures and other commodity interest transactions, on the one hand, and stocks or bonds, on the other hand. However, there can be no assurance that such non-correlation will continue during future periods. If, contrary to historic patterns, USOF’s performance were to move in the same general direction as the financial markets, you will obtain little or no diversification benefits from an investment in the units. In such a case, USOF may have no gains to offset your losses from other investments, and you may suffer losses on your investment in USOF at the same time you incur losses with respect to other investments.

Variables such as drought, floods, weather, embargoes, tariffs and other political events may have a larger impact on oil prices and oil-linked instruments, including Oil Futures Contracts and Other Oil Interests, than on traditional securities. These additional variables may create additional investment risks that subject USOF’s investments to greater volatility than investments in traditional securities.

Non-correlation should not be confused with negative correlation, where the performance of two asset classes would be opposite of each other. There is no historic evidence that the spot price of oil and prices of other financial assets, such as stocks and bonds, are negatively correlated. In the absence of negative correlation, USOF cannot be expected to be automatically profitable during unfavorable periods for the stock market, or vice versa.

USOF’s Operating Risks

USOF is not a registered investment company so you do not have the protections of the Investment Company Act of 1940.

USOF is not an investment company subject to the Investment Company Act of 1940. Accordingly, you do not have the protections afforded by that statute which, for example, requires investment companies to have a majority of disinterested directors and regulates the relationship between the investment company and its investment manager.

USOF has a limited operating history so there is no extensive performance history to serve as a basis for you to evaluate an investment in USOF.

USOF has a limited operating history. Therefore, you do not have the benefit of reviewing extensive past performance of USOF as a basis for you to evaluate an investment in USOF. The General Partner’s current experience also involves managing United States Natural Gas Fund, LP (“USNG”), an exchange traded security that invests primarily in futures contracts for natural gas, Treasuries, cash and cash equivalents, which began trading on April 18, 2007. However, there are significant differences between the crude oil futures markets and the natural gas futures markets. The General Partner’s results with the natural gas funds may not be representative of results that may be experienced with a fund investing in crude oil futures.

The General Partner is leanly staffed and relies heavily on key personnel to manage trading activities.

In managing and directing the day-to-day activities and affairs of USOF, the General Partner relies heavily on Mr. Nicholas Gerber, Mr. John Love and Mr. John Hyland. If Mr. Gerber, Mr. Love or Mr. Hyland were to leave or be unable to carry out their present responsibilities, it may have an adverse effect on the management of USOF. Furthermore, Mr. Gerber, Mr. Love and Mr. Hyland are involved in the management of USNG, and the General Partner is currently in the process of registering two other exchange traded security funds, United States Heating Oil Fund, LP (“USHO”) and United States Gasoline Fund, LP (“USG”). Mr. Gerber and Mr. Love are also employed by Ameristock Corporation, a registered investment adviser that manages a public mutual fund. It is estimated that Mr. Gerber will spend approximately 50% of his time on USOF, USNG, USHO and USG matters. Mr. Love will spend approximately 80% of his time on USOF, USNG, USHO and USG matters and Mr. Hyland will spend approximately 75% of his time on USOF, USNG, USHO and USG matters.

Accountability levels, position limits, and daily price fluctuation limits set by the exchanges have the potential to cause a tracking error, which could cause the price of units to substantially vary from the price of the Benchmark Oil Futures Contract and prevent you from being able to effectively use USOF as a way to hedge against oil-related losses or as a way to indirectly invest in oil.

U.S. designated contract markets such as the New York Mercantile Exchange have established accountability levels and position limits on the maximum net long or net short futures contracts in commodity interests that any person or group of persons under common trading control (other as a hedge, which an investment in USOF is not) may hold, own or control. For example, the current accountability level for investments at any one time in Oil Futures Contracts (including investments in the Benchmark Oil Futures Contract) is 20,000. While this is not a fixed ceiling, it is a threshold above which the New York Mercantile Exchange may exercise greater scrutiny and control over an investor, including limiting an investor to holding no more than 20,000 Oil Futures Contracts. With regard to position limits, the New York Mercantile Exchange limits an investor from holding more than 3,000 net futures in the last 3 days of trading in the near month contract to expire.

In addition to accountability levels and position limits, the New York Mercantile Exchange also sets daily price fluctuation limits on the Benchmark Oil Futures Contract. The daily price fluctuation limit establishes the maximum amount that the price of futures contracts may vary either up or down from the previous day’s settlement price. Once the daily price fluctuation limit has been reached in a particular Oil Futures Contract, no trades may be made at a price beyond that limit.

In addition to accountability levels and position limits, the New York Mercantile Exchange also limits the amount of price fluctuation for Oil Futures Contracts. For example, the New York Mercantile Exchange imposes a $10.00 per barrel ($10,000 per contract) price fluctuation limit for Oil Futures Contracts. This limit is initially based off of the previous trading day’s settlement price. If any Oil Futures Contract is traded, bid, or offered at the limit for five minutes, trading is halted for five minutes. When trading resumes it begins at the point where the limit was imposed and the limit is reset to be $10.00 per barrel in either direction of that point. If another halt were triggered, the market would continue to be expanded by $10.00 per barrel in either direction after each successive five-minute trading halt. There is no maximum price fluctuation limits during any one trading session.

All of these limits may potentially cause a tracking error between the price of the units and the price of the Benchmark Oil Futures Contract. This may in turn prevent you from being able to effectively use USOF as a way to hedge against oil-related losses or as a way to indirectly invest in oil.

USOF is not limiting the size of the offering and is committed to utilizing substantially all of its proceeds to purchase Oil Futures Contracts and Other Oil Interests. If USOF encounters accountability levels, position limits, or price fluctuation limits for oil contracts on the New York Mercantile Exchange, it may then, if permitted under applicable regulatory requirements, purchase futures contracts on the ICE Futures (formerly, the International Petroleum Exchange) or other exchanges that trade listed oil futures. The futures contracts available on the ICE Futures are comparable to the contracts on the New York Mercantile Exchange, but they may have different underlying commodities, sizes, deliveries, and prices.

There are technical and fundamental risks inherent in the trading system the General Partner intends to employ.

The General Partner’s trading system is quantitative in nature and it is possible that the General Partner might make a mathematical error. In addition, it is also possible that a computer or software program may malfunction and cause an error in computation.

USOF and the General Partner may have conflicts of interest, which may permit them to favor their own interests to your detriment.

USOF and the General Partner may have inherent conflicts to the extent the General Partner attempts to maintain USOF’s asset size in order to preserve its fee income and this may not always be consistent with USOF’s objective of tracking changes in the spot price of WTI light, sweet crude oil. The General Partner’s officers, directors and employees do not devote their time exclusively to USOF. These persons are directors, officers or employees of other entities that may compete with USOF for their services. They could have a conflict between their responsibilities to USOF and to those other entities.

In addition, the General Partner’s principals, officers, directors or employees may trade futures and related contracts for their own account. A conflict of interest may exist if their trades are in the same markets and at the same time as USOF trades using the clearing broker to be used by USOF. A potential conflict also may occur if the General Partner’s principals, officers, directors or employees trade their accounts more aggressively or take positions in their accounts which are opposite, or ahead of, the positions taken by USOF.

The General Partner has sole current authority to manage the investments and operations of USOF, and this may allow it to act in a way that furthers its own interests which may create a conflict with your best interests. Limited partners have limited voting control, which will limit the ability to influence matters such as amendment of the LP Agreement, change in USOF’s basic investment policy, dissolution of this fund, or the sale or distribution of USOF’s assets.

The General Partner serves as the general partner to both USOF and USNG and will serve as the general partner for USHO and USG. The General Partner may have a conflict to the extent that its trading decisions for USOF may be influenced by the effect they would have on USNG, USHO and USG. These trading decisions may be influenced since the General Partner also serves as the general partner for USNG and will serve as the general partner for USHO and USG and is required to meet investment objectives for USNG, USHO and USG as well as USOF. If the General Partner believes that a trading decision it made on behalf of USOF might (i) impede USNG, USHO or USG from reaching its investment objective, or (ii) improve the likelihood of meeting the objective of USNG, USHO or USG, then the General Partner may choose to change its trading decision for USOF, which could either impede or improve the opportunity for USOF from meeting its investment objective. In addition, the General Partner is required to indemnify the officers and directors of USNG, and will be required to indemnify the officers and directors of USHO and USG, if the need for indemnification arises. This potential indemnification will cause the General Partner’s assets to decrease. If the General Partner’s other sources of income are not sufficient to compensate for the indemnification, then the General Partner may terminate and you could lose your investment.

Unitholders may only vote on the removal of the General Partner and limited partners have only limited voting rights. Unitholders and limited partners will not participate in the management of USOF and do not control the General Partner so they will not have influence over basic matters that affect USOF.

Unitholders that have not applied to become limited partners have no voting rights, other than to remove the General Partner. Limited partners will have limited voting rights with respect to USOF’s affairs. Unitholders may remove the General Partner only if 66 2/3% of the unitholders elect to do so. Unitholders and limited partners will not be permitted to participate in the management or control of USOF or the conduct of its business. Unitholders and limited partners must therefore rely upon the duties and judgment of the General Partner to manage USOF’s affairs.

The General Partner may manage a large amount of assets and this could affect USOF’s ability to trade profitably.

Increases in assets under management may affect trading decisions. In general, the General Partner does not intend to limit the amount of assets of USOF that it may manage. The more assets the General Partner manages, the more difficult it may be for it to trade profitably because of the difficulty of trading larger positions without adversely affecting prices and performance and of managing risk associated with larger positions.

USOF could terminate at any time and cause the liquidation and potential loss of your investment and could upset the overall maturity and timing of your investment portfolio.

USOF may terminate at any time, regardless of whether USOF has incurred losses, subject to the terms of the LP Agreement. In particular, unforeseen circumstances, including the death, adjudication of incompetence, bankruptcy, dissolution, or removal of the General Partner could cause USOF to terminate unless a majority interest of the limited partners within 90 days of the event elects to continue the partnership and appoints a successor general partner, or the affirmative vote of a majority interest of the limited partners subject to conditions. However, no level of losses will require the General Partner to terminate USOF. USOF’s termination would cause the liquidation and potential loss of your investment. Termination could also negatively affect the overall maturity and timing of your investment portfolio.

Limited partners may not have limited liability in certain circumstances, including potentially having liability for the return of wrongful distributions.

Under Delaware law, a limited partner might be held liable for our obligation as if it were a General Partner if the limited partner participates in the control of the partnership’s business and the persons who transact business with the partnership think the limited partner is the General Partner.

A limited partner will not be liable for assessments in addition to its initial capital investment in any of our capital securities representing limited partnership interests. However, a limited partner may be required to repay to us any amounts wrongfully returned or distributed to it under some circumstances. Under Delaware law, we may not make a distribution to limited partners if the distribution causes our liabilities (other than liabilities to partners on account of their partnership interests and nonrecourse liabilities) to exceed the fair value of our assets. Delaware law provides that a limited partner who receives such a distribution and knew at the time of the distribution that the distribution violated the law will be liable to the limited partnership for the amount of the distribution for three years from the date of the distribution.

With adequate notice, a limited partner may be required to withdraw from the partnership for any reason.

If the General Partner gives at least fifteen (15) days’ written notice to a limited partner, then the General Partner may for any reason, in its sole discretion, require any such limited partner to withdraw entirely from the partnership or to withdraw a portion of his partner capital account. The General Partner may require withdrawal even in situations where the limited partner has complied completely with the provisions of the LP Agreement.

USOF’s existing units are, and any units USOF issues in the future will be, subject to restrictions on transfer. Failure to satisfy these requirements will preclude you from being able to have all the rights of a limited partner.

No transfer of any unit or interest therein may be made if such transfer would (a) violate the then applicable federal or state securities laws or rules and regulations of the SEC, any state securities commission, the CFTC or any other governmental authority with jurisdiction over such transfer, or (b) cause USOF to be taxable as a corporation or affect USOF’s existence or qualification as a limited partnership. In addition, investors may only become limited partners if they transfer their units to purchasers that meet certain conditions outlined in the LP Agreement, which provides that each record holder or limited partner or unitholder applying to become a limited partner (each a record holder) may be required by the General Partner to furnish certain information, including that holder’s nationality, citizenship or other related status. A transferee who is not a U.S. resident may not be eligible to become a record holder or a limited partner if its ownership would subject USOF to the risk of cancellation or forfeiture of any of its assets under any federal, state or local law or regulation. All purchasers of USOF’s units, who wish to become limited partners or record holders, and receive cash distributions, if any, or have certain other rights, must deliver an executed transfer application in which the purchaser or transferee must certify that, among other things, he, she or it agrees to be bound by USOF’s LP Agreement and is eligible to purchase USOF’s securities. Any transfer of units will not be recorded by the transfer agent or recognized by us unless a completed transfer application is delivered to the General Partner or the Administrator. A person purchasing USOF’s existing units, who does not execute a transfer application and certify that the purchaser is eligible to purchase those securities acquires no rights in those securities other than the right to resell those securities. Whether or not a transfer application is received or the consent of the General Partner obtained, our units will be securities and will be transferable according to the laws governing transfers of securities. See “Transfer of Units.”

USOF does not expect to make cash distributions.

The General Partner has not previously made any cash distributions and intends to re-invest any realized gains in additional oil interests rather than distributing cash to limited partners. Therefore, unlike mutual funds, commodity pools or other investment pools that actively manage their investments in an attempt to realize income and gains from their investing activities and distribute such income and gains to their investors, USOF generally does not expect to distribute cash to limited partners. You should not invest in USOF if you will need cash distributions from USOF to pay taxes on your share of income and gains of USOF, if any, or for any other reason. Although USOF does not intend to make cash distributions, the income earned from its investments held directly or posted as margin may reach levels that merit distribution, e.g., at levels where such income is not necessary to support its underlying investments in Oil Interests and investors adversely react to being taxed on such income without receiving distributions that could be used to pay such tax. If this income becomes significant then cash distributions may be made.

There is a risk that USOF will not earn trading gains sufficient to compensate for the fees and expenses that it must pay and as such USOF may not earn any profit.

USOF pays brokerage charges of approximately 0.13%, futures commission merchant fees of $3.50 per buy or sell, management fees of 0.50% of NAV on the first $1,000,000,000 of assets and 0.20% of NAV after the first $1,000,000,000 of assets, and over-the-counter spreads and extraordinary expenses (i.e. expenses not in the ordinary course of business, including the indemnification of any person against liabilities and obligations to the extent permitted by law and required under the LP Agreement and under agreements entered into by the General Partner on USOF’s behalf and the bringing and defending of actions at law or in equity and otherwise engaging in the conduct of litigation and the incurring of legal expenses and the settlement of claims and litigation) that can not be quantified. These fees and expenses must be paid in all cases regardless of whether USOF’s activities are profitable. Accordingly, USOF must earn trading gains sufficient to compensate for these fees and expenses before it can earn any profit.

USOF has historically depended upon its affiliates to pay all its expenses. If this offering of units does not raise sufficient funds to pay USOF’s future expenses and no other source of funding of expenses is found, USOF may be forced to terminate and investors may lose all or part of their investment.

Prior to the offering of units that commenced on January 30, 2007, all of USOF’s expenses were funded by the General Partner and its affiliates. These payments by the General Partner and its affiliates were designed to allow USOF the ability to commence the public offering of its units. USOF now directly pays certain of these fees and expenses. The General Partner will continue to pay other fees and expenses, as set forth in the LP Agreement. If the General Partner and USOF are unable to raise sufficient funds to cover their expenses or locate any other source of funding, USOF may be forced to terminate and investors may lose all or part of their investment.

USOF may incur higher fees and expenses upon renewing existing or entering into new contractual relationships.

The clearing arrangements between the clearing brokers and USOF generally are terminable by the clearing brokers once the clearing broker has given USOF notice. Upon termination, the General Partner may be required to renegotiate or make other arrangements for obtaining similar services if USOF intends to continue trading in Oil Futures Contracts or Other Oil Interest contracts at its present level of capacity.

The services of any clearing broker may not be available, or even if available, these services may not be available on the terms as favorable as those of the expired or terminated clearing arrangements.

USOF may miss certain trading opportunities because it will not receive the benefit of the expertise of trading advisors.

The General Partner does not employ trading advisors for USOF; however, it reserves the right to employ them in the future. The only advisor to USOF is the General Partner. A lack of trading advisors may be disadvantageous to USOF because it will not receive the benefit of a trading advisor’s expertise.

An unanticipated number of redemption requests during a short period of time could have an adverse effect on the NAV of USOF.

If a substantial number of requests for redemption of Redemption Baskets are received by USOF during a relatively short period of time, USOF may not be able to satisfy the requests from USOF’s assets not committed to trading. As a consequence, it could be necessary to liquidate positions in USOF’s trading positions before the time that the trading strategies would otherwise dictate liquidation.

The failure or bankruptcy of a clearing broker could result in a substantial loss of USOF’s assets.

Under CFTC regulations, a clearing broker maintains customers’ assets in a bulk segregated account. If a clearing broker fails to do so, or is unable to satisfy a substantial deficit in a customer account, its other customers may be subject to risk of loss of their funds in the event of that clearing broker’s bankruptcy. In that event, the clearing broker’s customers, such as USOF, are entitled to recover, even in respect of property specifically traceable to them, only a proportional share of all property available for distribution to all of that clearing broker’s customers. USOF also may be subject to the risk of the failure of, or delay in performance by, any exchanges and markets and their clearing organizations, if any, on which commodity interest contracts are traded.

From time to time, the clearing brokers may be subject to legal or regulatory proceedings in the ordinary course of their business. A clearing broker’s involvement in costly or time-consuming legal proceedings may divert financial resources or personnel away from the clearing broker’s trading operations, which could impair the clearing broker’s ability to successfully execute and clear USOF’s trades.

Third parties may infringe upon or otherwise violate intellectual property rights or assert that the General Partner has infringed or otherwise violated their intellectual property rights, which may result in significant costs and diverted attention.

Third parties may utilize USOF’s intellectual property or technology, including the use of its business methods, trademarks and trading program software, without permission. The General Partner has a patent pending for USOF’s business method and it is registering its trademarks. USOF does not currently have any proprietary software. However, if it obtains proprietary software in the future, then any unauthorized use of USOF’s proprietary software and other technology could also adversely affect its competitive advantage. USOF may have difficulty monitoring unauthorized uses of its patents, trademarks, proprietary software and other technology. Also, third parties may independently develop business methods, trademarks or proprietary software and other technology similar to that of the General Partner or claim that the General Partner has violated their intellectual property rights, including their copyrights, trademark rights, trade names, trade secrets and patent rights. As a result, the General Partner may have to litigate in the future to protect its trade secrets, determine the validity and scope of other parties’ proprietary rights, defend itself against claims that it has infringed or otherwise violated other parties’ rights, or defend itself against claims that its rights are invalid. Any litigation of this type, even if the General Partner is successful and regardless of the merits, may result in significant costs, divert its resources from USOF, or require it to change its proprietary software and other technology or enter into royalty or licensing agreements. See “Legal Risks” below.

The success of USOF depends on the ability of the General Partner to accurately implement trading systems, and any failure to do so could subject USOF to losses on such transactions.

The General Partner uses mathematical formulas built into a generally available spreadsheet program to decide whether it should buy or sell oil interests each day. Specifically, the General Partner uses the spreadsheet to make mathematical calculations and to monitor positions in oil interests and Treasuries and correlations to the spot price of WTI light, sweet crude oil. The General Partner must accurately process the spreadsheets’ outputs and execute the transactions called for by the formulas. In addition, USOF relies on the General Partner to properly operate and maintain its computer and communications systems. Execution of the formulas and operation of the systems are subject to human error. Any failure, inaccuracy or delay in implementing any of the formulas or systems and executing USOF’s transactions could impair its ability to achieve USOF’s investment objective. It could also result in decisions to undertake transactions based on inaccurate or incomplete information. This could cause substantial losses on transactions.

USOF may experience substantial losses on transactions if the computer or communications system fails.

USOF’s trading activities, including its risk management, depend on the integrity and performance of the computer and communications systems supporting them. Extraordinary transaction volume, hardware or software failure, power or telecommunications failure, a natural disaster or other catastrophe could cause the computer systems to operate at an unacceptably slow speed or even fail. Any significant degradation or failure of the systems that the General Partner uses to gather and analyze information, enter orders, process data, monitor risk levels and otherwise engage in trading activities may result in substantial losses on transactions, liability to other parties, lost profit opportunities, damages to the General Partner’s and USOF’s reputations, increased operational expenses and diversion of technical resources.

If the computer and communications systems are not upgraded, USOF’s financial condition could be harmed.

The development of complex computer and communications systems and new technologies may render the existing computer and communications systems supporting USOF’s trading activities obsolete. In addition, these computer and communications systems must be compatible with those of third parties, such as the systems of exchanges, clearing brokers and the executing brokers. As a result, if these third parties upgrade their systems, the General Partner will need to make corresponding upgrades to continue effectively its trading activities. USOF’s future success will depend on USOF’s ability to respond to changing technologies on a timely and cost-effective basis.

USOF depends on the reliable performance of the computer and communications systems of third parties, such as brokers and futures exchanges, and may experience substantial losses on transactions if they fail.

USOF depends on the proper and timely function of complex computer and communications systems maintained and operated by the futures exchanges, brokers and other data providers that the General Partner uses to conduct trading activities. Failure or inadequate performance of any of these systems could adversely affect the General Partner’s ability to complete transactions, including its ability to close out positions, and result in lost profit opportunities and significant losses on commodity interest transactions. This could have a material adverse effect on revenues and materially reduce USOF’s available capital. For example, unavailability of price quotations from third parties may make it difficult or impossible for the General Partner to use its proprietary software that it relies upon to conduct its trading activities. Unavailability of records from brokerage firms may make it difficult or impossible for the General Partner to accurately determine which transactions have been executed or the details, including price and time, of any transaction executed. This unavailability of information also may make it difficult or impossible for the General Partner to reconcile its records of transactions with those of another party or to accomplish settlement of executed transactions.

The occurrence of a terrorist attack, or the outbreak, continuation or expansion of war or other hostilities could disrupt USOF’s trading activity and materially affect USOF’s profitability.

The operations of USOF, the exchanges, brokers and counterparties with which USOF does business, and the markets in which USOF does business could be severely disrupted in the event of a major terrorist attack or the outbreak, continuation or expansion of war or other hostilities. The terrorist attacks of September 11, 2001 and the war in Iraq, global anti-terrorism initiatives and political unrest in the Middle East and Southeast Asia continue to fuel this concern.

Risk of Leverage and Volatility

If the General Partner permits USOF to become leveraged, you could lose all or substantially all of your investment if USOF’s trading positions suddenly turn unprofitable.

Commodity pools’ trading positions in futures contracts or other commodity interests are typically required to be secured by the deposit of margin funds that represent only a small percentage of a futures contract’s (or other commodity interests’) entire face value. This feature permits commodity pools to “leverage” their assets by purchasing or selling futures contracts (or other commodity interests) with an aggregate value in excess of the commodity pool’s assets. While this leverage can increase the pool’s profits, relatively small adverse movements in the price of the pool’s futures contracts can cause significant losses to the pool. While the General Partner has not and does not intend to leverage USOF’s assets, it is not prohibited from doing so under the LP Agreement or otherwise.

The price of oil is volatile which could cause large fluctuations in the price of units.

Movements in the price of oil may be the result of factors outside of the General Partner’s control and may not be anticipated by the General Partner. For example, price movements for barrels of oil are influenced by, among other things:

•	changes in interest rates;

•	actions by oil producing countries such as the OPEC countries;

•	governmental, agricultural, trade, fiscal, monetary and exchange control programs and policies;

•	weather and climate conditions;

•	changing supply and demand relationships, including but not limited to increased demand by other countries such as China;

•	changes in balances of payments and trade;

•	U.S. and international rates of inflation;

•	currency devaluations and revaluations;

•	U.S. and international political and economic events; and

•	changes in philosophies and emotions of market participants.

Over-the-Counter Contract Risk

Over-the-counter transactions are subject to little, if any, regulation.

A portion of USOF’s assets may be used to trade over-the-counter oil interest contracts, such as forward contracts or swap or spot contracts. Over-the-counter contracts are typically traded on a principal-to-principal basis through dealer markets that are dominated by major money center and investment banks and other institutions and are essentially unregulated by the CFTC. You therefore do not receive the protection of CFTC regulation or the statutory scheme of the Commodity Exchange Act in connection with this trading activity by USOF. The markets for over-the-counter contracts rely upon the integrity of market participants in lieu of the additional regulation imposed by the CFTC on participants in the futures markets. The lack of regulation in these markets could expose USOF in certain circumstances to significant losses in the event of trading abuses or financial failure by participants.

USOF will be subject to credit risk with respect to counterparties to over-the-counter contracts entered into by USOF or held by special purpose or structured vehicles.

USOF faces the risk of non-performance by the counterparties to the over-the-counter contracts. Unlike in futures contracts, the counterparty to these contracts is generally a single bank or other financial institution, rather than a clearing organization backed by a group of financial institutions. As a result, there will be greater counterparty credit risk in these transactions. A counterparty may not be able to meet its obligations to USOF, in which case USOF could suffer significant losses on these contracts.

If a counterparty becomes bankrupt or otherwise fails to perform its obligations due to financial difficulties, USOF may experience significant delays in obtaining any recovery in a bankruptcy or other reorganization proceeding. USOF may obtain only limited recovery or may obtain no recovery in such circumstances.

USOF may be subject to liquidity risk with respect to its over-the-counter contracts.

Over-the-counter contracts may have terms that make them less marketable than Oil Futures Contracts. Over-the-counter contracts are less marketable because they are not traded on an exchange, do not have uniform terms and conditions, and are entered into based upon the creditworthiness of the parties and the availability of credit support, such as collateral, and in general, they are not transferable without the consent of the counterparty. These conditions diminish the ability to realize the full value of such contracts.

Risk of Trading in International Markets

Trading in international markets would expose USOF to credit and regulatory risk.

The General Partner invests primarily in Oil Futures Contracts, a significant portion of which will be on United States exchanges including the New York Mercantile Exchange. However, a portion of USOF’s trades may take place on markets and exchanges outside the United States. Some non-U.S. markets present risks because they are not subject to the same degree of regulation as their U.S. counterparts. None of the CFTC, NFA, or any domestic exchange regulates activities of any foreign boards of trade or exchanges, including the execution, delivery and clearing of transactions, nor has the power to compel enforcement of the rules of a foreign board of trade or exchange or of any applicable non-U.S. laws. Similarly, the rights of market participants, such as USOF, in the event of the insolvency or bankruptcy of a non-U.S. market or broker are also likely to be more limited than in the case of U.S. markets or brokers. As a result, in these markets, USOF has less legal and regulatory protection than it does when it trades domestically.

In some of these non-U.S. markets, the performance on a contract is the responsibility of the counterparty and is not backed by an exchange or clearing corporation and therefore exposes USOF to credit risk. Trading in non-U.S. markets also leaves USOF susceptible to swings in the value of the local currency against the U.S. dollar. Additionally, trading on non-U.S. exchanges is subject to the risks presented by exchange controls, expropriation, increased tax burdens and exposure to local economic declines and political instability. An adverse development with respect to any of these variables could reduce the profit or increase the loss earned on trades in the affected international markets.

International trading activities subject USOF to foreign exchange risk.

The price of any non-U.S. futures, options on futures or other commodity interest contract and, therefore, the potential profit and loss on such contract, may be affected by any variance in the foreign exchange rate between the time the order is placed and the time it is liquidated, offset or exercised. As a result, changes in the value of the local currency relative to the U.S. dollar may cause losses to USOF even if the contract traded is profitable.

USOF’s international trading would expose it to losses resulting from non-U.S. exchanges that are less developed or less reliable than United States exchanges.

Some non-U.S. exchanges also may be in a more developmental stage so that prior price histories may not be indicative of current price dynamics. In addition, USOF may not have the same access to certain positions on foreign trading exchanges as do local traders, and the historical market data on which General Partner bases its strategies may not be as reliable or accessible as it is for U.S. exchanges.

Tax Risk

Please refer to “U.S. Federal Income Tax Considerations” for information regarding the U.S. federal income tax consequences of the purchase, ownership and disposition of units.

Your tax liability may exceed the amount of distributions, if any, on your units.

Cash or property will be distributed at the sole discretion of the General Partner. The General Partner has not and does not intend to make cash or other distributions with respect to units. You will be required to pay U.S. federal income tax and, in some cases, state, local, or foreign income tax, on your allocable share of USOF’s taxable income, without regard to whether you receive distributions or the amount of any distributions. Therefore, your tax liability with respect to your units may exceed the amount of cash or value of property (if any) distributed.

Your allocable share of taxable income or loss may differ from your economic income or loss on your units.

Due to the application of the assumptions and conventions applied by USOF in making allocations for tax purposes and other factors, your allocable share of USOF’s income, gain, deduction or loss may be different than your economic profit or loss from your units for a taxable year. This difference could be temporary or permanent and, if permanent, could result in your being taxed on amounts in excess of your economic income.

Items of income, gain, deduction, loss and credit with respect to units could be reallocated if the IRS does not accept the assumptions and conventions applied by USOF in allocating those items, with potential adverse consequences for you.

The U.S. tax rules pertaining to partnerships are complex and their application to large, publicly traded partnerships such as USOF is in many respects uncertain. USOF will apply certain assumptions and conventions in an attempt to comply with the intent of the applicable rules and to report taxable income, gains, deductions, losses and credits in a manner that properly reflects unitholders’ economic gains and losses. These assumptions and conventions may not fully comply with all aspects of the Internal Revenue Code (“Code”) and applicable Treasury Regulations, however, and it is possible that the U.S. Internal Revenue Service will successfully challenge our allocation methods and require us to reallocate items of income, gain, deduction, loss or credit in a manner that adversely affects you. If this occurs, you may be required to file an amended tax return and to pay additional taxes plus deficiency interest.

We could be treated as a corporation for federal income tax purposes, which may substantially reduce the value of your units.

USOF has received an opinion of counsel that, under current U.S. federal income tax laws, USOF will be treated as a partnership that is not taxable as a corporation for U.S. federal income tax purposes, provided that (i) at least 90 percent of USOF’s annual gross income consists of “qualifying income” as defined in the Code, (ii) USOF is organized and operated in accordance with its governing agreements and applicable law and (iii) USOF does not elect to be taxed as a corporation for federal income tax purposes. Although the General Partner anticipates that USOF will satisfy the “qualifying income” requirement for all of its taxable years, that result cannot be assured. USOF has not requested and will not request any ruling from the IRS with respect to its classification as a partnership not taxable as a corporation for federal income tax purposes. If the IRS were to successfully assert that USOF is taxable as a corporation for federal income tax purposes in any taxable year, rather than passing through its income, gains, losses and deductions proportionately to unitholders, USOF would be subject to tax on its net income for the year at corporate tax rates. In addition, although the General Partner does not currently intend to make distributions with respect to units, any distributions would be taxable to unitholders as dividend income. Taxation of USOF as a corporation could materially reduce the after-tax return on an investment in units and could substantially reduce the value of your units.

PROSPECTIVE INVESTORS ARE STRONGLY URGED TO CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE POSSIBLE TAX CONSEQUENCES TO THEM OF AN INVESTMENT IN UNITS; SUCH TAX CONSEQUENCES MAY DIFFER IN RESPECT OF DIFFERENT INVESTORS.

Legal Risks

Representatives of the New York Mercantile Exchange have notified USOF of its belief that USOF is engaging in unauthorized use of such Exchange’s service marks and settlement prices.

USOF invests primarily in Oil Futures Contracts, and particularly in Oil Futures Contracts traded on the New York Mercantile Exchange. Representatives of the New York Mercantile Exchange have at various times asserted varying claims regarding USOF’s operations and the Exchange’s service marks and settlement prices of oil futures contracts traded on the Exchange.

The New York Mercantile Exchange initially claimed that USOF’s use of the Exchange’s service marks would cause confusion as to USOF’s source, origin, sponsorship or approval, and constitute infringement of the Exchange’s trademark rights and unfair competition and dilution of the Exchange’s marks. In response to these claims, the General Partner changed USOF’s name. In addition, USOF expressly disclaims any association with the Exchange or endorsement of USOF by the Exchange and acknowledges that “NYMEX” and “New York Mercantile Exchange” are registered trademarks of such Exchange.

The General Partner has also engaged in discussions with the New York Mercantile Exchange regarding a possible license agreement. In this regard, USOF received a letter from the Exchange dated March 29, 2006 (the “March 29th Letter”). The March 29th Letter was in response to USOF’s request for additional information in connection with the negotiation of the possible license agreement. In the March 29th Letter, the Exchange stated that it would cause the cessation of any market data vendor’s provision of New York Mercantile Exchange settlement prices to USOF and/or take other action to prevent USOF from using any New York Mercantile Exchange settlement prices unless USOF enters into a license agreement with the Exchange, or has indicated in writing that it will cease from using any Exchange settlement prices. USOF will continue to seek an amicable resolution to this situation. It is evaluating the current draft of the license agreement in view of the March 29th letter but is also taking into account a recent New York federal district court decision against the NYMEX that found under similar circumstances that NYMEX’s intellectual property rights, including those related to its settlement prices, were significantly limited. USOF and the General Partner have retained separate counsel to represent them in this matter.

At this time, USOF is unable to determine what the outcome from this matter will be. There could be a number of consequences. Under the license agreement currently being negotiated, USOF would be required to pay a license fee to the New York Mercantile Exchange for the use of its settlement prices. Also, if the resolution or lack of resolution of this matter results in a material restriction on, or significant additional expense associated with, the use of the New York Mercantile Exchange’s oil futures contract settlement prices, USOF may be required to invest to a greater degree than currently anticipated in Oil Futures Contracts traded on commodity exchanges other than the New York Mercantile Exchange and Other Oil Interests. These or other consequences may adversely affect USOF’s ability to achieve its investment objective.

Others may also notify USOF of intellectual property rights that could adversely impact USOF.

Separately, Goldman, Sachs & Co. (“Goldman Sachs”) sent USOF a letter on March 17, 2006, providing USOF notice under 35 U.S.C. Section 154(d) of two pending United States patent applications, Publication Nos. 2004/0225593A1 and 2006/0036533A1. Both patent applications are generally directed to a method and system for creating and administering a publicly traded interest in a commodity pool. In particular, the Abstract of each patent application defines a means for creating and administering a publicly traded interest in a commodity pool that includes the steps of forming a commodity pool having a first position in a futures contract and a corresponding second position in a margin investment, and issuing equity interest of the commodity pool to third party investors. USOF Units are equity interests in a publicly traded commodity pool. In addition, USOF will directly invest in futures contracts and hold other investments to be used as margin for its future contract positions. If patents were to be issued to Goldman Sachs based upon these patent applications as currently drafted, and USOF continued to operate as currently contemplated after the patents were issued, claims against USOF and the General Partner for infringement of the patents may be made by Goldman Sachs. However, as these patent applications are pending and have not been substantively examined by the U.S. Patent and Trademark Office, it is uncertain at this time what subject matter will be covered by the claims of any patent issuing on one of these applications, should a patent issue at all.

Under the provisions of 35 U.S.C. §154(d), Goldman Sachs may seek damages in the form of a reasonable royalty from the date the Units are publicly offered for sale to the date one of their cited patent applications issues as a U.S. Patent if, and only if, the invention as claimed in the issued patent is substantially identical to the invention as claimed in the published patent application. To obtain a reasonable royalty under 35 U.S.C. §154(d), one of Goldman Sachs’s patents must issue and then it must be proved that post-issuance acts or systems of USOF infringe a valid claim of the issued patent, and that the infringed claim is substantially identical to one of the claims in the corresponding published application. If at the time a Goldman Sachs patent issues, USOF does not infringe the claims of the issued patent based on its current design or through modifications made prior to issuance, or if any infringed issued claim is not substantially identical to a published claim, then Goldman Sachs will not be able to obtain a reasonable royalty under 35 U.S.C. §154(d). At this time neither of Goldman Sachs’s patent applications have been substantively examined by an examiner at the U.S. Patent and Trademark Office nor are they currently being considered for examination on an expedited basis under a Petition to Make Special, and considering that both have been placed in Class 705 for examination, which has an average pendency of approximately 44-45 months to issuance (or abandonment) and an issuance rate of approximately 11% in 2004, it is likely that neither application will issue within the next two years. Nonetheless, USOF currently is reviewing the Goldman Sachs published patent applications, and is engaged in discussions with Goldman Sachs regarding their pending applications and USOF’s own pending patent application. At this time, due in part to the requirements of 35 U.S.C. §154(d) and the fact that the Goldman Sachs patent applications are pending and have not been issued as U.S. Patents, USOF is unable to determine what the outcome from this matter will be. See “Operating Risks — Third parties may infringe upon or otherwise violate intellectual property rights or assert that the General Partner has infringed or otherwise violated their intellectual property rights, which may result in significant costs and diverted attention.”

THE OFFERING

What is USOF?

USOF is a Delaware limited partnership organized on May 12, 2005. USOF maintains its main business office at 1320 Harbor Bay Parkway, Suite 145, Alameda, California 94502. USOF is a commodity pool. It operates pursuant to the terms of the LP Agreement dated as of January 19, 2007, which grants full management control to the General Partner.

Who is the General Partner?

Our sole General Partner is Victoria Bay Asset Management, LLC, a single member limited liability company that was formed in the state of Delaware on May 10, 2005 and which changed its name on June 10, 2005. It maintains its main business office at 1320 Harbor Bay Parkway, Suite 145, Alameda, California 94502. The General Partner is a wholly-owned subsidiary of Wainwright Holdings, Inc., a Delaware corporation (“Wainwright”). Mr. Nicholas Gerber (discussed below) controls Wainwright by virtue of his ownership of Wainwright’s shares. Wainwright is a holding company that also owns an insurance company organized under Bermuda law and a registered investment adviser firm named Ameristock Corporation. The General Partner is a member of the NFA and is registered with the CFTC as of December 1, 2005. The General Partner’s registration as a CPO was approved on December 1, 2005.

On September 8, 2006, the General Partner formed USNG, another limited partnership that is a commodity pool and issues units traded on the American Stock Exchange. The investment objective of USNG is for the changes in percentage terms of the unit’s net asset value to reflect the changes in percentage terms of the price of natural gas delivered at the Henry Hub, Louisiana as measured by the “Benchmark Futures Contract,” less USNG’s expenses. USNG began trading on April 18, 2007. The General Partner is the general partner of USNG and will be responsible for the management of the USNG. Wainwright will be the initial limited partner of USNG.

The General Partner is currently in the process of registering two other exchange traded security funds, USHO and USG. USHO will be a publicly traded limited partnership which seeks to have the changes in percentage terms of its unit’s NAV track the changes in percentage terms of the price of heating oil (also known as No. 2 fuel) delivered to the New York harbor. USG will be a publicly traded limited partnership which seeks to have the changes in percentage terms of its unit’s NAV track the changes in percentage terms of the price of unleaded gasoline delivered to the New York harbor.

The General Partner is required to evaluate the credit risk for USOF to the futures commission merchant, oversee the purchases and sale of USOF’s units by certain Authorized Purchasers, review daily positions and margin requirements of USOF, and manage USOF’s investments. The General Partner also pays the fees of the Marketing Agent, the Administrator, and the Custodian.

Limited partners have no right to elect the General Partner on an annual or any other continuing basis. If the General Partner voluntarily withdraws, however, the holders of a majority of our outstanding limited partner interests (excluding for purposes of such determination interests owned by the withdrawing General Partner and its affiliates) may elect its successor. The General Partner may not be removed as general partner except upon approval by the affirmative vote of the holders of at least 66 2/3 percent of our outstanding limited partnership interests (excluding limited partnership interests owned by the General Partner and its affiliates), subject to the satisfaction of certain conditions set forth in the LP Agreement.

The business and affairs of our General Partner are managed by a board of directors, which is comprised of four management directors who are also its executive officers (the “Management Directors”) and three independent directors who meet the independent director requirements established by the American Stock Exchange and the Sarbanes-Oxley Act of 2002. Notwithstanding the foregoing, the Management Directors have the authority to manage the General Partner pursuant to its Limited Liability Company Agreement. The General Partner has an audit committee which is made up of the three independent directors (Peter M. Robinson, Gordon L. Ellis, and Malcolm R. Fobes III). The audit committee is governed by an audit committee charter that is posted on USOF’s website. Mr. Fobes and Mr. Ellis meet the financial sophistication requirements of the American Stock Exchange and the audit committee charter. Through its management directors, the General Partner manages the day-to-day operations of USOF.

Nicholas Gerber has been the President and CEO of the General Partner since June 9, 2005 and a Management Director of the General Partner since May 10, 2005. He maintains his main business office at 1320 Harbor Bay Parkway, Suite 145, Alameda, California 94502. Mr. Gerber acts as a portfolio manager for USOF and USNG. Mr. Gerber will act as a portfolio manager for USHO and USG. He registered with the NFA as a Principal of the General Partner in November 2005, and as an Associated Person of the General Partner in December 2005. Currently, Mr. Gerber manages USOF and USNG. He will also manage USHO and USG. Mr. Gerber has an extensive background in securities portfolio management and in developing investment funds that make use of indexing and futures contracts. He is also the founder of Ameristock Corporation, a California-based investment adviser registered under the Investment Advisers Act of 1940, that has been sponsoring and providing portfolio management services to mutual funds since 1995. Since 1995, Mr. Gerber has been the portfolio manager of the Ameristock Mutual Fund, Inc. a mutual fund registered under the Investment Company Act of 1940, focused on large cap U.S. equities that currently has approximately $800 million in assets. In these roles, Mr. Gerber has gained extensive experience in evaluating and retaining third-party service providers, including custodians, accountants, transfer agents, and distributors. Prior to managing Ameristock Mutual Fund Inc., Mr. Gerber served as a portfolio manager with Bank of America Capital Management. While there he was responsible for the daily stewardship of four funds with a combined value in excess of $240 million. At Bank of America Capital Management, Mr. Gerber worked extensively in the development and managing of mutual funds and institutional accounts that were designed to track assorted equity market indices such as the Standard & Poor’s 500 and the Standard & Poor’s Midcap 400. Before joining Bank of America, he was managing director and founder of the Marc Stevens Futures Index Fund, a fund that combined the use of commodity futures with equity stock index futures. The futures index fund was a commodity pool and Mr. Gerber was the CPO. It was ultimately purchased by Newport Commodities. Mr. Gerber’s two decades of experience in institutional investment include a period of employment as a floor trader on the New York Futures Exchange. Mr. Gerber has passed the Series 3 examination for associated persons. He holds an MBA in finance from the University of San Francisco and a BA from Skidmore College. Mr. Gerber is 44 years old.

Howard Mah has been a Management Director of the General Partner since May 10, 2005, Secretary of the General Partner since June 9, 2005, and Chief Financial Officer of the General Partner since May 23, 2006. In these roles, Mr. Mah is currently involved in the management of USOF and USNG and will be involved in the management of USHO and USG. Mr. Mah also serves as the General Partner’s Chief Compliance Officer. He received a Bachelor of Education from the University of Alberta, in 1986 and an MBA from the University of San Francisco in 1988. He has been the Compliance Officer of Ameristock Corporation since 2001; a tax & finance consultant in private practice since 1995, Secretary of Ameristock Mutual Fund since 1995 and Ameristock Focused Value Fund from December 2000 to January 2005; Chief Compliance Officer of Ameristock Mutual Fund since 2004 and the Co-Portfolio Manager of the Ameristock Focused Value Fund from December 2000 to January 2005. Mr. Mah is 42 years old.

Andrew F. Ngim has been a Management Director of the General Partner since May 10, 2005 and Treasurer of the General Partner since June 9, 2005. As Treasurer of the General Partner, Mr. Ngim is currently involved in the management of USOF and USNG and will be involved in the management of USHO and USG. He received a Bachelor of Arts from the University of California at Berkeley in 1983. Mr. Ngim has been the Managing Director of Ameristock Corporation since 1999. He was the co-portfolio manager of the Ameristock Large Company Growth Fund from December 2000 to June 2002 and a Benefits Consultant with PricewaterhouseCoopers from 1994 to 1999. Mr. Ngim is 46 years old.

Robert L. Nguyen has been a Management Director of the General Partner since May 10, 2005. As a Management Director of the General Partner, Mr. Nguyen is currently involved on the management of USOF and USNG and will be involved in the management of USHO and USG. He received a Bachelor of Science from California State University Sacramento in 1981. Mr. Nguyen has been the Managing Principal of Ameristock Corporation since 2000. He was Co-Portfolio Manager of the Ameristock Large Company Growth Fund from December 2000 to June 2002 and Institutional Specialist with Charles Schwab & Company Inc. from 1995 to 1999. Mr. Nguyen is 47 years old.

Peter M. Robinson has been an Independent Director of the General Partner since September 30, 2005. Mr. Robinson has been employed with the Hoover Institution since 1993. Mr. Robinson graduated from Dartmouth College in 1979 and Oxford University in 1982. Mr. Robinson spent six years in the White House, serving from 1982 to 1983 as chief speechwriter to Vice President George Bush and from 1983 to 1988 as special assistant and speechwriter to President Ronald Reagan. After the White House, Mr. Robinson received an MBA from the Stanford University Graduate School of Business. Mr. Robinson then spent a year in New York City with Fox Television. He spent a second year in Washington, D.C., with the Securities and Exchange Commission, where he served as the director of the Office of Public Affairs, Policy Evaluation, and Research. Mr. Robinson has also written three books and has been published in the New York Times, Red Herring , and Forbes ASAP and he is the editor of Can Congress Be Fixed?: Five Essays on Congressional Reform (Hoover Institution Press, 1995). Mr. Robinson is 48 years old.

Gordon L. Ellis has been an Independent Director of the General Partner since September 30, 2005. Mr. Ellis has been Chairman of International Absorbents, Inc. since July 1988, President and Chief Executive Officer since November 1996 and a Class I Director of the company since July 1985. Mr. Ellis is also a director of Absorption Corp., International Absorbents, Inc.’s wholly-owned subsidiary. Mr. Ellis is a director/trustee of Polymer Solutions, Inc., a former publicly-held company that sold all of its assets effective as of February 3, 2004 and is currently winding down its operations and liquidating following such sale. Mr. Ellis is a professional engineer with an MBA in international finance. Mr. Ellis is 59 years old.

Malcolm R. Fobes III has been an Independent Director of the General Partner since September 30, 2005. Mr. Fobes is the founder, Chairman and Chief Executive Officer of Berkshire Capital Holdings, Inc., a California-based investment adviser registered under the Investment Advisers Act of 1940, that has been sponsoring and providing portfolio management services to mutual funds since 1997. Since 1997, Mr. Fobes has been the Chairman and President of The Berkshire Funds, a mutual fund investment company registered under the Investment Company Act of 1940. Mr. Fobes also serves as portfolio manager of the Berkshire Focus Fund, a mutual fund registered under the Investment Company Act of 1940, which concentrates its investments in the electronic technology industry. From April 2000 to July 2006, Mr. Fobes also served as co-portfolio manager of The Wireless Fund, a mutual fund registered under the Investment Company Act of 1940, which concentrates its investments in companies engaged in the development, production, or distribution of wireless-related products or services. In these roles, Mr. Fobes has gained extensive experience in evaluating and retaining third-party service providers, including custodians, accountants, transfer agents, and distributors. Mr. Fobes was also contributing editor of Start a Successful Mutual Fund: The Step-by-Step Reference Guide to Make It Happen (JV Books, 1995). Prior to forming Berkshire Capital Holdings, Inc., Mr. Fobes was employed by various technology-related companies, including Adobe Systems, Inc., a leading provider of digital publishing and imaging software technologies. Mr. Fobes holds a B.S. degree in Finance and Economics from San Jose State University in California. Mr. Fobes is 42 years old.

The following individuals provide significant services to USOF but are employed by the entities noted below.

John Love acts as the Operations Manager for USOF and for USNG and is expected to be the Operations Manager for USHO and USG and is employed by Ameristock Corporation. Mr. Love has served as the operations manager of Ameristock Corporation since 2002, where he is responsible for marketing the Ameristock Mutual Fund. From April 2001 to September 2002, Mr. Love was the project manager for TouchVision Interactive where he provided leadership to project teams while assisting with business and process development. From January 1996 to November 2000, Mr. Love was the managing director of Jamison/Gold (Keane Inc.) where he provided leadership to all departments including operations, production, technology, sales, marketing, administration, recruiting, and finance. From December 2000 to February 2001, Mr. Love was employed by Digital Boardwalk Inc. Mr. Love’s experience also includes leading a group of multimedia producers who controlled web and kiosk projects from pre-contract to deployment. He holds a BFA in cinema-television from the University of Southern California. Mr. Love does not have any experience operating a commodity pool. Mr. Love is 35 years old.

John T. Hyland, CFA acts as a Portfolio Manager and as the Director of Portfolio Research and is employed by the General Partner. He registered with the NFA as an Associated Person of the General Partner in December 2005, and as a Principal of the General Partner in January 2006. In April 2006, Mr. Hyland became the Portfolio Manager and Director of Portfolio Research for USOF and in March 2007 became the Portfolio Manager and Director of Portfolio Research for USNG. He is also expected to become the Portfolio Manager and Director of Portfolio Research for USHO and USG. As part of his responsibilities for USOF and USNG, Mr. Hyland handles day-to-day trading, helps set investment policies, and oversees USOF’s and USNG’s activities with its futures commission brokers, custodian-administrator, and marketing agent. Mr. Hyland has an extensive background in portfolio management and research with both equity and fixed income securities, as well as in the development of new types of complex investment funds. In July 2001, Mr. Hyland founded Towerhouse Capital Management, LLC, a firm that provides portfolio management and new fund development expertise to non-U.S. institutional investors. Mr. Hyland has been, and remains, a Principal and Portfolio Manager for Towerhouse. From July 2001 to January 2002, Mr. Hyland was the Director of Global Property Securities Research for Roulac International, where he worked on the development of a hedge fund focused on global real estate stocks. From 1996 through 2001, Mr. Hyland was the Director of Securities Research and Portfolio Manager for the capital markets division of CB Richard Ellis, a global commercial real estate services firm. His division provided portfolio management of equities as an advisor or sub-advisor for mutual funds and separate accounts focused on real estate investment trusts. In addition, his group conducted research in the area of structured commercial real estate debt (including Commercial Mortgage-Back Securities, or “CMBS”), and lead the creation of one of the earliest re-securitizations of multiple CMBS pool tranches into a Collateralized Debt Obligation (“CDO”) vehicle. In the ten years prior to working at CB Richard Ellis, Mr. Hyland had worked as a portfolio manager or financial representative for several other investment firms and mutual funds. Mr. Hyland received his Chartered Financial Analyst (“CFA”) designation in 1994. From 1993 until 2003, Mr. Hyland was on the Board of Directors of the Security Analysts of San Francisco (“SASF”), a not-for-profit organization of investment management professionals. He served as the president of the SASF from 2001-2002. Mr. Hyland is a member of the CFA Institute (formerly AIMR). He is also a member of the National Association of Petroleum Investment Analysts (NAPIA), a not-for-profit organization of investment professionals focused on the oil industry. He serves as an arbitrator for the National Association of Securities Dealers (“NASD”), as part of their dispute resolution program. He is a graduate of the University of California, Berkeley and received a BA in political science/international relations in 1982. Mr. Hyland is 47 years old.

Kathryn D. Rooney acts as a Marketing Manager and is employed by Ameristock Corporation and ALPS. Her primary responsibilities include soliciting orders, customers and customer funds. Currently, Ms. Rooney is the Director of Business Development for Ameristock Mutual Fund. She has held this position since September of 2003. Prior to working for Ameristock Mutual Fund, Ms. Rooney was the Regional Director for Accessor Capital Management from November of 2002 to September of 2003. Before working at Accessor Capital Management, Ms. Rooney worked at ALPS Mutual Fund Services, Inc. as a National Sales Director. She held this position from May of 1999 through November of 2002. Before working at ALPS Mutual Fund Services, Inc., Ms. Rooney worked as a Trust Officer for Fifth Third Bank from June of 1994 through May of 1999. Ms. Rooney is 34 years old.

The following are individual Principals, as that term is defined in CFTC Rule 3.1, for USOF: Melinda Gerber, Howard Mah, Andrew Ngim, Robert Nguyen, Peter Robinson, Gordon Ellis, Malcolm Fobes, John Love, and John Hyland. These individuals are principals due to their positions, however, Nicholas Gerber and Melinda Gerber are also principals due to their controlling stake in Wainwright. Neither the General Partner, nor the principals own or have any other beneficial interest in USOF. Nicholas Gerber and John Hyland make trading and investment decisions for USOF. Nicholas Gerber, John Love, and John Hyland execute trades on behalf of USOF. In addition, Nicholas Gerber, John Love, John Hyland and Kathryn Rooney are registered with the CFTC as Associated Persons of the General Partner and are members of the NFA.

Prior Performance of the General Partner and Affiliates

On September 8, 2006, the General Partner formed USNG, but since it only began trading on April 18, 2007, there is no prior performance for USNG. USOF’s offering began on April 10, 2006 and is a continuous offering. As of December 31, 2006, the total amount of money raised by USOF from Authorized Purchasers was $1,740,249,722; the total number of Authorized Purchasers was 9, the number of baskets purchased by Authorized Purchasers was 290; and the aggregate amount of units purchased was 29 million. For more information on the performance of USOF, see the Performance Tables below.

PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS

Experience in Raising and Investing in Funds Through December 31, 2006

Dollar Amount Offered:	$2,708,260,000
Dollar Amount Raised:	$1,740,249,722
Organizational Expenses*:
SEC registration fee**:	$111,370
AMEX Listing Fee**:	$5,000
Auditor’s fees and expenses**:	$44,000
Legal fees and expenses**:	$1,151,354
Printing expenses**:	$240,000
Length of Offering:	Continuous

*	Amounts are for organizational and offering expenses incurred in connection with the initial public offering on April 10, 2006.

**	Paid for by an affiliate of the General Partner in connection with the initial public offering.

USOF is responsible for the fees paid to the SEC and NASD, and the legal, accounting, and printing fees associated with this offering of units and future offerings of units.

Performance Capsule

Name of Commodity Pool:	USOF
Type of Commodity Pool:	Exchange traded security
Inception of Trading:	April 10, 2006
Aggregate Subscriptions (from inception through March 30, 2007):	$2,933,494,900
Total Net Assets as of March 30, 2007:	$964,116,921
Initial NAV Per Unit as of Inception:	$67.39
NAV per Unit as of March 30, 2007:	$53.56
Worst Monthly Percentage Draw-down:	September 2006 (11.71%)
Worst Peak-to-Valley Draw-down:	June 2006-January 2007 (30.60%)
Total Rate of Return Since Inception:	(20.52%)

PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS

Month	Rates of Return For the Year 2006

April	3.47%
May	(2.91%)
June	3.16%
July	(0.50%)
August	(6.97%)
September	(11.71%)
October	(8.46%)
November	4.73%
December	(5.21%)
Total Rate of Return (since inception through December 31, 2006)	(23.03%)

Month	Rates of Return For the Year 2007

January	(6.55%)
February	5.63%)
March	4.61%
Annual Rate of Return (through March 30, 2007)	3.26%

Draw-down: Losses experienced by a pool or trading program over a specified period. Draw-down is measured on the basis of monthly returns only and does not reflect intra-month figures.

Worst Monthly Percentage Draw-down: The largest single month loss sustained since inception of trading.

Worst Peak-to-Valley Draw-down: The largest percentage decline in the NAV per unit over the history of a pool or trading program. This need not be a continuous decline, but can be a series of positive and negative returns where the negative returns are larger than the positive returns. Worst Peak-to-Valley Draw-down represents the greatest percentage decline from any month-end NAV per unit that occurs without such month-end NAV per unit being equaled or exceeded as of a subsequent month-end.

In addition, Nicholas Gerber, the president and CEO of the General Partner, ran the Marc Stevens Futures Index Fund over 10 years ago. This fund combined commodity futures with equity stock index futures. It was a very small private offering, which had under $1 million in assets. The Marc Stevens Futures Index Fund was a commodity pool and Mr. Gerber was the CPO. Ameristock Corporation is an affiliate of the General Partner and it is a California-based registered investment advisor registered under the Investment Advisors Act of 1940 that has been sponsoring and providing portfolio management services to mutual funds since 1995. Ameristock Corporation is the investment adviser to the Ameristock Mutual Fund, Inc., a mutual fund registered under the Investment Company Act of 1940 that focuses on large cap U.S. equities that has approximately $800 million in assets.

How Does USOF Operate?

The net assets of USOF consist primarily of investments in futures contracts for WTI light, sweet crude oil, but may also consist of other types of crude oil, heating oil, gasoline, natural gas and other petroleum-based fuels that are traded on the New York Mercantile Exchange, ICE Futures or other U.S. and foreign exchanges (collectively, “Oil Futures Contracts”). USOF may also invest in other oil-related investments such as cash-settled options on Oil Futures Contracts, forward contracts for oil, and over-the-counter transactions that are based on the price of oil, other petroleum-based fuels, Oil Futures Contracts and indices based on the foregoing (collectively, “Other Oil Interests”). For convenience and unless otherwise specified, Oil Futures Contracts and Other Oil Interests collectively are referred to as “oil interests” in this Prospectus.

USOF invests in oil interests to the fullest extent possible without being leveraged or unable to satisfy its current or potential margin or collateral obligations with respect to its investments in Oil Futures Contracts and Other Oil Interests. In pursuing this objective, the primary focus of the General Partner, is the investment in Oil Futures Contracts and the management of its investments in short-term obligations of the United States of two years or less (“Treasuries”), cash and cash equivalents for margining purposes and as collateral.

The investment objective of USOF is for changes in percentage terms of the units’ NAV to reflect the changes in percentage terms of the spot price of WTI light, sweet crude oil delivered to Cushing, Oklahoma, as measured by changes in the price of the futures contract on WTI light, sweet crude oil as traded on the New York Mercantile Exchange that is the near month contract to expire, except when the near month contract is within two weeks of expiration, in which case the futures contract will be the next month contract to expire. It is not the intent of USOF to be operated in a fashion such that its NAV will equal, in dollar terms, the spot price of WTI light, sweet crude oil or any particular futures contract based on WTI light, sweet crude oil.

USOF seeks to achieve its investment objective by investing in a mix of Oil Futures Contracts and Other Oil Interests such that changes in USOF’s NAV will closely track the changes in the price of a specified Oil Futures Contract (“Benchmark Oil Futures Contract”). The General Partner believes changes in the price of the Benchmark Oil Futures Contract historically exhibited a close correlation with the changes in the spot price of WTI light, sweet crude oil. On any valuation day (a valuation day is any day as of which USOF calculates its NAV), the Benchmark Oil Futures Contract is the near month contract for WTI light, sweet crude oil traded on the New York Mercantile Exchange unless the near month contract will expire within two weeks of the valuation day, in which case the Benchmark Oil Futures Contract is the next month contract for WTI light, sweet crude oil traded on the New York Mercantile Exchange.

More specifically, the General Partner endeavors to place USOF’s trades in Oil Futures Contracts and Other Oil Interests and otherwise manage USOF’s investments so that A will be within plus/minus 10 percent of B, where:

•	A is the average daily change in USOF’s NAV for any period of 30 successive valuation days; i.e., any day as of which USOF calculates its NAV, and

•	B is the average daily change in the price of the Benchmark Oil Futures Contract over the same period.

The General Partner believes that market arbitrage opportunities cause changes in USOF’s unit price on the American Stock Exchange to closely track changes in USOF’s NAV. The General Partner further believes that the prices of the Benchmark Oil Futures Contract have historically closely tracked the spot prices of WTI light, sweet crude oil. The General Partner believes that the net effect of these two relationships and the expected relationship described above between USOF’s NAV and the Benchmark Oil Futures Contract, will be that the changes in the price of USOF’s units on the American Stock Exchange will closely track the changes in the spot price of a barrel of WTI light, sweet crude oil, less USOF’s expenses. The following graph demonstrates the correlation between the NAV of USOF and the spot price of WTI light, sweet crude oil since the initial public offering of our units on April 10, 2006.

An investment in the units allows both retail and institutional investors to easily gain exposure to the oil market in a cost-effective manner. In addition, the units also provide additional means for diversifying an investor’s investments or hedging exposure to changes in oil prices.

The Benchmark Oil Futures Contract will be changed or “rolled” from the near month contract to expire to the next month to expire over a four (4) day period.

These relationships are illustrated in the following diagram:

The Price of USOF’s Units Is Expected to Correlate Closely With USOF’s NAV

USOF’s units are traded on the American Stock Exchange. The price of units fluctuates in response to USOF’s NAV and the supply and demand pressures of the Exchange. Because of certain arbitrage opportunities, the General Partner believes the price of USOF’s units traded on the Exchange will correlate closely with USOF’s NAV.

Changes in USOF’s NAV Are Expected to Correlate Closely With the Changes in the Price of the Benchmark Oil Futures Contract

The General Partner endeavors to invest USOF’s assets as fully as possible in Oil Futures Contracts and Other Oil Interests so that the changes in the NAV closely correlate with changes in the price of the Benchmark Oil Futures Contract.

Changes in the Price of the Benchmark Oil Futures Contract Are Expected to Correlate closely With Changes in the Sport Price of Light, Sweet Crude Oil

The General Partner believes that changes in the price of the Benchmark Oil Futures Contract will closely correlate with changes in the cash or spot price of light, sweet crude oil.

The General Partner employs a “neutral” investment strategy in order to track the spot price of WTI light, sweet crude oil regardless of whether the price of oil goes up or goes down. USOF’s “neutral” investment strategy is designed to permit investors generally to purchase and sell USOF’s units for the purpose of investing indirectly in oil in a cost-effective manner, and/or to permit participants in the oil or other industries to hedge the risk of losses in their oil-related transactions.

USOF’s total portfolio composition is disclosed, each business day that the American Stock Exchange is open for trading, on USOF’s website at http://www.unitedstatesoilfund.com and through the American Stock Exchange’s website at http://www.amex.com. The website disclosure of portfolio holdings is made daily and includes, as applicable, the name and value of each oil interest, the specific types of Other Oil Interests and characteristics of such Other Oil Interests, Treasuries, and amount of cash and cash equivalents held in USOF’s portfolio. USOF’s website is publicly accessible at no charge. USOF’s assets are held in segregation pursuant to Commodity Exchange Act and CFTC regulations.

The units issued by USOF may only be purchased by Authorized Purchasers only in blocks of 100,000 units called Creation Baskets. The amount of the purchase payment for a Creation Basket is equal to the aggregate NAV of units in the Creation Basket. Similarly, Authorized Purchasers may redeem units only in blocks of 100,000 units called Redemption Baskets. The amount of the redemption proceeds for a Redemption Basket is equal to the aggregate NAV of units in the Redemption Basket. The purchase price for Creation Baskets, and the redemption price for Redemption Baskets is the actual NAV calculated at the end of the business day when notice for a purchase or redemption is received by USOF. The American Stock Exchange publishes an approximate NAV intra-day based on the prior day’s NAV and the current price of Benchmark Oil Futures Contracts, but the basket price is determined based on the actual NAV at the end of the day.

While USOF only issues units in large blocks called Creation Baskets, units may also be purchased and sold in much smaller increments on the American Stock Exchange. These transactions, however, are effected at the bid and ask prices established by specialist firm(s). Like any listed security, units can be purchased and sold at any time a secondary market is open.

Graph A and Graph B on the following page illustrate the historical correlation between the monthly average spot price of WTI light, sweet crude oil and the monthly average price of futures contracts for WTI light, sweet crude oil delivered to Cushing, Oklahoma traded on the New York Mercantile Exchange. In addition, Graph C illustrates the historical correlation between the Benchmark Oil Futures Contract and other fuel-based commodity futures contracts in which USOF may invest.

These correlations are relevant because the General Partner endeavors to invest USOF’s assets in Oil Futures Contracts and Other Oil Interests so that changes in USOF’s NAV correlate as closely as possible with changes in the price of the Benchmark Oil Futures Contract. As noted, the General Partner also believes that the changes in price of the Benchmark Oil Futures Contract will closely correlate with changes in the spot price of WTI light, sweet crude oil. Assuming that the units’ value tracks the Benchmark Oil Futures Contract as intended because of the correlations illustrated by the following charts, the stated objective of USOF for the units’ NAV to reflect the performance of the spot price of WTI light, sweet crude oil would be met if the trend reflected over the past ten years were to continue. However, there is no guarantee that such trend will continue. To obtain the monthly average prices presented below, USOF added the closing prices for every day in each month and then divided that number by the total number of days in that month.

GRAPH A

GRAPH B

GRAPH C

What is USOF’s Investment Strategy?

In managing USOF’s assets the General Partner does not use a technical trading system that issues buy and sell orders. The General Partner instead employs a quantitative methodology whereby each time a Creation Basket is purchased, the General Partner purchases oil interests, such as an Oil Futures Contract for WTI light, sweet crude oil traded on the New York Mercantile Exchange, that have an aggregate face amount that approximates the amount of Treasuries and cash received upon the issuance of one or more Creation Baskets.

As an example, assume that a Creation Basket purchase order is placed on January 2, 2007. If one were to assume USOF’s closing NAV per unit for January 2 is $63.76, USOF would receive $6,376,000 for the Creation Basket ($63.76 NAV per unit times 100,000 units, and ignoring the Creation Basket fee of $1,000). Assume that the price of an Oil Futures Contract for WTI light, sweet crude oil on January 3, 2007 is $63,770. Because the price of oil reflected in these Near Month futures contracts on January 3, 2007 is different (in this case, higher) than the price of oil reflected in USOF’s NAV calculated as of January 2, 2007 (the day the corresponding Creation Basket was sold), USOF cannot invest the entire purchase amount corresponding to the Creation Basket in futures contracts — i.e., it can only invest in 99 Oil Futures Contracts with an aggregate value of $6,313,230 ($63,770 per contract times 99 contracts). Assuming a margin equal to 10% of the value of the Oil Futures Contracts which would require $631,323 in Treasuries to be deposited as margin with the futures commission merchant through which the contract was purchased, the remainder of the purchase price for the Creation Basket, $5,744,677, would remain invested in cash and Treasuries as determined by the General Partner from time to time based on factors such as potential calls for margin or anticipated redemptions.

The specific Oil Futures Contracts purchased depends on various factors, including a judgment by the General Partner as to the appropriate diversification of USOF’s investments in futures contracts with respect to the month of expiration, and the prevailing price volatility of particular contracts. While the General Partner has made significant investments in New York Mercantile Exchange Oil Futures Contracts, as USOF reaches certain position limits on the New York Mercantile Exchange, or for other reasons, it has also and may continue to invest in Oil Futures Contracts traded on other exchanges or invest in other Oil Interests such as contracts in the “over-the-counter” market.

The General Partner does not anticipate letting its Oil Futures Contracts expire and taking delivery of the underlying oil. Instead, the General Partner will close existing positions when it is determined appropriate to do so and reinvest the proceeds in new Oil Futures Contracts. Positions may also be closed out to meet orders for Redemption Baskets.

By remaining invested as fully as possible in Oil Futures Contracts or Other Oil Interests, the General Partner believes that changes in USOF’s NAV will continue to closely track the changes in the prices of the futures contracts in which USOF invests. The General Partner believes that certain arbitrage opportunities result in the price of the units traded on the American Stock Exchange closely tracking the NAV of USOF. Additionally, as discussed above, the General Partner has conducted research that indicates that oil futures contracts traded on the New York Mercantile Exchange have closely tracked the spot price of the underlying oil. Based on these expected interrelationships, the General Partner believes that the changes in the price of USOF’s units as traded on the American Stock Exchange will continue to closely track the changes in the spot price of WTI light, sweet crude oil.

What are Oil Futures Contracts?

Oil Futures Contracts are agreements between two parties. One party agrees to buy oil from the other party at a later date at a price and quantity agreed-upon when the contract is made. Oil Futures Contracts are traded on futures exchanges, including the New York Mercantile Exchange. Oil Futures Contracts trade in units of 1,000 barrels. For example, on the New York Mercantile Exchange futures contracts are priced by floor brokers and other exchange members through an “open outcry” of offers to purchase or sell the contracts. In contrast, another exchange, ICE Futures, uses an electronic, screen-based system that determines the price by matching electronically offers to purchase and sell.

Certain typical and significant characteristics of Oil Futures Contracts are discussed below. Additional risks of investing in Oil Futures Contracts are included in “What are the Risk Factors Involved with an Investment in USOF?”

Impact of Accountability Levels, Position Limits and Price Fluctuation Limits. Futures contracts include typical and significant characteristics. Most significantly, the CFTC and U.S. designated contract markets such as the New York Mercantile Exchange have established accountability levels and position limits on the maximum net long or net short futures contracts in commodity interests that any person or group of persons under common trading control (other than as a hedge, which an investment in USOF is not) may hold, own or control. The net position is the difference between an individual or firm’s open long contracts and open short contracts in any one commodity. In addition, most U.S. futures exchanges, such as the New York Mercantile Exchange, limit the price fluctuation for futures contracts.

The accountability levels for the Benchmark Oil Futures Contract and other Oil Futures Contracts traded on the New York Mercantile Exchange are not a fixed ceiling, but rather a threshold above which the New York Mercantile Exchange may exercise greater scrutiny and control over an investor’s positions. The current accountability level for investments at any one time in Oil Futures Contracts (including investments in the Benchmark Oil Futures Contract) is 20,000 contracts. If USOF exceeds this accountability level for investments in Oil Futures Contracts, the New York Mercantile Exchange will monitor USOF’s exposure and ask for further information on USOF’s activities including the total size of all positions, investment and trading strategy, and the extent of USOF’s liquidity resources. If deemed necessary by the New York Mercantile Exchange, it could also order USOF to reduce its position back to the accountability level.

If the New York Mercantile Exchange orders USOF to reduce its position back to the accountability level, or to an accountability level that the New York Mercantile Exchange deems appropriate for USOF, such an accountability level may impact the mix of investments in oil interests made by USOF. To illustrate, assume that the price of the Benchmark Oil Futures Contract and the unit price of USOF are each $10, and that the New York Mercantile Exchange has determined that USOF may not own more than 20,000 contracts in Oil Futures Contracts. In such case, USNG could invest up to $2 billion of its daily net assets in the Benchmark Oil Futures Contract (i.e., $10 per contract multiplied by 1,000 (a Benchmark Oil Futures Contract is a contract for 1,000 barrels oil multiplied by 20,000 contracts)) before reaching the accountability level imposed by the New York Mercantile Exchange. Once the daily net assets of the portfolio exceed $2 billion in the Benchmark Oil Futures Contract, the portfolio may not be able to make any further investments in the Benchmark Oil Futures Contract, depending on whether the New York Mercantile Exchange imposes limits. If the New York Mercantile Exchange does impose limits at the $2 billion level (or another level), USOF anticipates that it will invest the majority of its assets above that level in a mix of other Oil Futures Contracts or Other Oil Interests.

In addition to accountability levels, the New York Mercantile Exchange imposes position limits on contracts held in the last few days of trading in the near month contract to expire. It is unlikely that USOF will run up against such position limits because USOF’s investment strategy is to exit from the near month contract over a four-day period beginning two weeks from expiration of the contract.

U.S. futures exchanges, including the New York Mercantile Exchange, also limit the amount of price fluctuation for Oil Futures Contracts. For example, the New York Mercantile Exchange imposes a $10.00 per barrel ($10,000 per contract) price fluctuation limit for Oil Futures Contracts. This limit is initially based off the previous trading day’s settlement price. If any Oil Futures Contract is traded, bid, or offered at the limit for five minutes, trading is halted for five minutes. When trading resumes it begins at the point where the limit was imposed and the limit is reset to be $10.00 per barrel in either direction of that point. If another halt were triggered, the market would continue to be expanded by $10.00 per barrel in either direction after each successive five-minute trading halt. There is no maximum price fluctuation limits during any one trading session.

USOF anticipates that to the extent it invests in Oil Futures Contracts other than WTI light, sweet crude oil contracts (such as futures contracts for Brent crude oil, natural gas, heating oil, and gasoline) and Other Oil Interests, it will invest in various non-exchange-traded derivative contracts to hedge the short-term price movements of such Oil Futures Contracts and Other Oil Interests against the current Benchmark Oil Futures Contract.

Examples of the position and price limits imposed are as follows:

Futures Contract	Position Accountability Levels and Limits	Maximum Daily Price Fluctuation

New York Mercantile Exchange WTI Light, Sweet Crude Oil	Any one month/all months: 20,000 net futures, but not to exceed 3,000 contracts in the last three days of trading in the spot month.
$10.00 per barrel ($10,000 per contract) for all months. If any contract is traded, bid, or offered at the limit for five minutes, trading is halted for five minutes. When trading resumes, the limit is expanded by $10.00 per barrel in either direction. If another halt were triggered, the market would continue to be expanded by $10.00 per barrel in either direction after each successive five-minute trading halt. There will be no maximum price fluctuation limits during any one trading session.

ICE Futures Brent Crude Futures	There are no position limits.	There is no maximum daily price fluctuation limit.

ICE WTI Crude Futures	There are no position limits.	There is no maximum daily price fluctuation.

New York Mercantile Exchange Heating Oil	Any one month/all months: 7,000 net futures, but not to exceed 1,000 contracts in the last three days of trading in the spot month
$0.25 per gallon ($10,500 per contract) for all months. If any contract is traded, bid, or offered at the limit for five minutes, trading is halted for five minutes. When trading resumes, the limit is expanded by $0.25 per gallon in either direction. If another halt were triggered, the market would continue to be expanded by $0.25 per gallon in either direction after each successive five-minute trading halt. There will be no maximum price fluctuation limits during any one trading session.

New York Mercantile Exchange Gasoline	Any one month/all months: 7,000 net futures, but not to exceed 1,000 contracts in the last three days of trading in the spot month.
$0.25 per gallon ($10,500 per contract) for all months. If any contract is traded, bid, or offered at the limit for five minutes, trading is halted for five minutes. When trading resumes, the limit is expanded by $0.25 per gallon in either direction. If another halt were triggered, the market would continue to be expanded by $0.25 per gallon in either direction after each successive five-minute trading halt. There will be no maximum price fluctuation limits during any one trading session.

Price Volatility. Despite daily price limits, the price volatility of Oil Futures Contracts generally has been historically greater than that for traditional securities such as stocks and bonds. Price volatility often is greater day-to-day as opposed to intra-day. Oil Futures Contracts tend to be more volatile than stocks and bonds because price movements for barrels of oil are more currently and directly influenced by economic factors for which current data is available and are traded by oil futures traders throughout the day. These economic factors include changes in interest rates; governmental, agricultural, trade, fiscal, monetary and exchange control programs and policies; weather and climate conditions; changing supply and demand relationships; changes in balances of payments and trade; U.S. and international rates of inflation; currency devaluations and revaluations; U.S. and international political and economic events; and changes in philosophies and emotions of market participants. Because USOF invests a significant portion of its assets in Oil Futures Contracts, the assets of USOF, and therefore the prices of USOF units, may be subject to greater volatility than traditional securities.

Term Structure of Crude Oil Futures Prices and the impact on total returns. Several factors determine the total return from investing in a futures contract position. One factor that impacts the total return that will result in investing in near month crude oil futures contracts and “rolling” those contracts forward each month is the price relationship between the current near month contract and the next month contract. If the price of near month contract is higher than the next month contract (a situation referred to as “backwardation” in the futures market), then absent any other change there is a tendency for the price of a next month contract to rise in value as it becomes the near month contract and approaches expiration. Conversely, if the price of a near month contract is lower than the next month contract (a situation referred to as “contango” in the futures market), than absent any other change there is a tendency for the price of a next month contract to decline in value as it becomes near month contract and approaches expiration.

As an example, assume that the price of crude oil for immediate delivery (the “spot” price), was $50 per barrel, and the value of a position in the near month futures contract was also $50. Over time the price of the barrel of crude oil will fluctuate up and down based on a number of market factors, including demand for oil relative to its supply. The value of the near month contract will likewise fluctuate up and down in reaction to a number of market factors. If investors seeks to maintain their holding in a near month contract position and not take delivery of the oil, every month they must sell their current near month as it approaches expiration and invest in the next month contract.

If the futures market is in backwardation, e.g., when the expected price of oil in the future would be less, the investor would be buying next month contracts for a lower price than the current near month contract. Hypothetically, and assuming no other changes to either prevailing crude oil prices or the price relationship between the spot price, the near month contract and the next month contract (and ignoring the impact of commission costs and the interest earned on cash), the value of the next month contract would rise as it approaches expiration and becomes the new near month contract. In this example, the value of the $50 investment would tend to rise faster than the spot price of crude oil, or fall slower. As a result, it would be possible in this hypothetical example for the price of spot crude oil to have risen to $60 after some period of time, while the value of the investment in the futures contract will have risen to $65, assuming backwardation is large enough or enough time has elapsed. Similarly, the spot price of crude oil could have fallen to $40 while the value of an investment in the futures contract could have fallen to only $45. Over time if backwardation remained constant the difference would continue to increase.

If the futures market is in contango, the investor would be buying next month contracts for a higher price than the current near month contract. Hypothetically, and assuming no other changes to either prevailing crude oil prices or the price relationship between the spot price, the near month contract and the next month contract (and ignoring the impact of commission costs and the interest earned on cash), the value of the next month contract would fall as it approaches expiration and becomes the new near month contract. In this example, it would mean that the value of the $50 investment would tend to rise slower than the spot price of crude oil, or fall faster. As a result, it would be possible in this hypothetical example for the price of spot crude oil to have risen to $60 after some period of time, while the value of the investment in the futures contract will have risen to only $55, assuming contango is large enough or enough time has elapsed. Similarly, the spot price of crude oil could have fallen to $45 while the value of an investment in the futures contract could have fallen to $50. Over time if contango remained constant the difference would continue to increase.

Historically the futures oil markets have experienced periods of contango and backwardation, with backwardation being in place more often than contango. During the past two years, including 2006, these markets have experienced contango. This has impacted the total return on an investment in USOF units during the past year relative to a hypothetical direct investment in crude oil. For example an investment made in USOF units on April 10 and held to December 31, 2006 decreased, based upon the changes in the closing market prices for USOF units on those days, by 23.03%, while the spot price of crude oil for immediate delivery during the same period decreased 11.18% (note: this comparison ignores the potential costs associated with physically owning and storing crude oil). However, the investment objective of USOF is not to have the market price of its units match, dollar for dollar, changes in the spot price of oil, or changes in the price of the Benchmark Contract. This period of contango did not meaningfully impact USOF’s investment objective of having percentage changes in its per unit price track percentage changes in the price of the Benchmark Contract since the impact of backwardation and contango tended to equally impact the percentage changes in price of both USOF’s units and the Benchmark Contract. It is impossible to predict with any degree of certainty whether backwardation or contango will occur in the future. It is likely that both conditions will occur during different periods.

Marking-to-Market Futures Positions. Oil Futures Contracts are marked to market at the end of each trading day, to ensure that the outstanding futures obligations are limited by the maximum daily permissible price movement. This process of marking-to-market is designed to prevent losses from accumulating in any futures account. Therefore, if USOF’s futures positions have declined in value, USOF may be required to post additional variation margin to cover this decline. Alternatively, if USOF futures positions have increased in value, this increase will be credited to USOF’s account.

What is the Crude Oil Market and the Petroleum-Based Fuel Market?

USOF may purchase Oil Futures Contracts traded on the New York Mercantile Exchange that are based on WTI light, sweet crude oil. It may also purchase contracts on other exchanges, including the ICE Futures and the Singapore Exchange. The contract provides for delivery of several grades of domestic and internationally traded foreign crudes, and, among other things, serves the diverse needs of the physical market.

Light, sweet crudes are preferred by refiners because of their low sulfur content and relatively high yields of high-value products such as gasoline, diesel fuel, heating oil, and jet fuel. The price of WTI light, sweet crude oil has historically exhibited periods of significant volatility.

Demand for petroleum products by consumers, as well as agricultural, manufacturing and transportation industries, determines demand for crude oil by refiners. Since the precursors of product demand are linked to economic activity, crude oil demand will tend to reflect economic conditions. However, other factors such as weather also influence product and crude oil demand.

Crude oil supply is determined by both economic and political factors. Oil prices (along with drilling costs, availability of attractive prospects for drilling, taxes and technology, among other factors) determine exploration and development spending, which influence output capacity with a lag. In the short run, production decisions by OPEC also affect supply and prices. Oil export embargoes and the current conflict in Iraq represent other routes through which political developments move the market. It is not possible to predict the aggregate effect of all or any combination of these factors.

In Europe, Brent crude oil is the standard for futures contracts traded on the ICE Futures, an electronic marketplace for energy trading and price discovery. Brent crude oil is the price reference for two-thirds of the world’s traded oil.

Heating oil, also known as No. 2 fuel oil, accounts for 25% of the yield of a barrel of crude oil, the second largest “cut” from oil after gasoline. The heating oil futures contract, listed and traded at the New York Mercantile Exchange, trades in units of 42,000 gallons (1,000 barrels) and is based on delivery in New York harbor, the principal cash market center. The price of heating oil has historically been volatile.

Natural gas accounts for almost a quarter of U.S. energy consumption. The natural gas futures contract, listed and traded on the New York Mercantile Exchange, trades in units of 10,000 million British thermal units and is based on delivery at the Henry Hub in Louisiana, the nexus of 16 intra- and interstate natural gas pipeline systems that draw supplies from the region’s prolific gas deposits. The pipelines serve markets throughout the U.S. East Coast, the Gulf Coast, the Midwest, and up to the Canadian border. The price of natural gas has historically been volatile.

Gasoline is the largest single volume refined product sold in the U.S. and accounts for almost half of national oil consumption. The gasoline futures contract, listed and traded on the New York Mercantile Exchange, trades in units of 42,000 gallons (1,000 barrels) and is based on delivery at petroleum products terminals in the New York harbor, the major East Coast trading center for imports and domestic shipments from refineries in the New York harbor area or from the Gulf Coast refining centers. The price of gasoline has historically been volatile.

Why Does USOF Purchase and Sell Oil Futures Contracts?

USOF’s investment objective is for changes in percentage terms of the units’ net asset value to reflect the changes in percentage terms of the spot price of West Texas Intermediate light, sweet crude oil delivered to Cushing, Oklahoma, less USOF’s expenses. USOF invests primarily in Oil Futures Contracts. USOF seeks to have its aggregate NAV approximate at all times the aggregate face amount of the Oil Futures Contracts (or Other Oil Interests) it holds.

Other than investing in Oil Futures Contracts and Other Oil Interests, USOF may also invest in assets to support these investments in oil interests. At any given time, a significant majority of USOF’s investments will be in Treasuries that serve as segregated assets supporting USOF’s positions in Oil Futures Contracts and Other Oil Interests. For example, the purchase of an Oil Futures Contract with a stated value of $10 million would not require USOF to pay $10 million upon entering into the contract; rather, only a margin deposit, generally of 5%-10% of the stated value of the Oil Futures Contract, would be required. To secure its Oil Futures Contract obligations, USOF would then segregate in a margin account Treasuries in an amount equal to the balance of the current market value of the contract, which at the contract’s inception would be $10 million minus the amount of the deposit, or $9.5 million (assuming a 5% margin).

As a result of the foregoing, approximately 5% to 10% of USOF’s assets are held as margin in segregated accounts with a futures commission merchant. In addition to the Treasuries it posts with the futures commission for the Oil Futures Contracts it owns, USOF holds through the Custodian cash, cash equivalents and Treasuries that can be posted as margin or as collateral to support its over-the-counter contracts. USOF earns interest income from the Treasuries, cash and cash equivalents that it purchases, and on the cash it holds through the Custodian. It anticipates that the earned interest income will increase the NAV and limited partners’ capital contribution accounts. USOF reinvests the earned interest income, hold it in cash, or use it to pay its expenses. If USOF reinvests the earned interest income, it will make investments that are consistent with its investment objectives.

What is the Flow of Units?

What are the Trading Policies of USOF?

Liquidity

USOF invests only in Oil Futures Contracts and Other Oil Interests that are traded in sufficient volume to permit, in the opinion of the General Partner, ease of taking and liquidating positions in these financial interests.

Spot Commodities

While the contracts can be physically settled, USOF does not intend to take or make physical delivery as permitted under the contracts. USOF may from time to time trade in spot, or cash, oil.

Leverage

While USOF’s historical ratio of variation margin to total assets has generally ranged from 0% to 5%, the General Partner endeavors to have the value of USOF’s Treasuries, cash and cash equivalents whether held by USOF or posted as margin or collateral at all times approximate the aggregate face value of its obligations under USOF’s Oil Futures Contracts and Other Oil Interests.

Borrowings

Borrowings are not used by USOF unless USOF is required to borrow money in the event of delivery, if USOF trades in cash commodities, or for short-term needs created by unexpected redemptions. USOF maintains Treasuries, cash or cash equivalents that equal the value of margin posted and the actual value of the Oil Futures Contracts. USOF has not established and does not plan to establish credit lines.

Over-the-Counter Derivatives (Including Spreads and Straddles)

In the future USOF may purchase over-the-counter contracts. Unlike most of the exchange-traded oil futures contracts or exchange-traded options on such futures, each party to such contract bears the credit risk that the other party may not be able to perform its obligations under its contract.

Some oil-based derivatives transactions contain fairly generic terms and conditions and are available from a wide range of participants. Other oil-based derivatives have highly customized terms and conditions and are not as widely available. Many of these over-the-counter contracts are cash-settled forwards for the future delivery of oil- or petroleum-based fuels that have terms similar to the Oil Futures Contracts. Others take the form of “swaps” in which the two parties exchange cash flows based on pre-determined formulas tied to the price of the crude oil spot, or forward crude oil prices, or crude oil futures prices. For example, USOF may enter into over-the-counter derivative contracts whose value will be tied to changes in the difference between the WTI spot price, the price of Oil Futures Contract traded on New York Mercantile Exchange and the prices of other Oil Futures Contracts that may be invested in by USOF.

To protect itself from the credit risk that arises in connection with such contracts, USOF may enter into agreements with each counterparty that provide for the netting of its overall exposure to its counterparty, such as the agreements published by the International Swaps and Derivatives Association, Inc. USOF also may require that the counterparty be highly rated and/or provide collateral or other credit support to address USOF’s exposure to the counterparty.

USOF may employ spreads or straddles in its trading to mitigate the differences in its investment portfolio and its goal of tracking the price of the Benchmark Oil Futures Contract. USOF would use a spread when it chooses to take simultaneous long and short positions in futures written on the same underlying asset, but with different delivery months. The effect of holding such combined positions is to adjust the sensitivity of USOF to changes in the price relationship between futures contracts which will expire sooner and those that will expire later. USOF would use such a spread if the General Partner felt that taking such long and short positions, when combined with the rest of its holdings, would more closely track the investment goals of USOF, or the General Partner felt if it would lead to an overall lower cost of trading to achieve a given level of economic exposure to movements in oil prices. USOF would enter into a straddle when it chooses to take an option position consisting of a long (or short) position in both a call option and put option. The economic effect of holding certain combinations of put options and call options can be very similar to that of owning the underlying futures contracts. USOF would make use of such a straddle approach if, in the opinion of the General Partner, the resulting combination would more closely track the investment goals of USOF or if it would lead to an overall lower cost of trading to achieve a given level of economic exposure to movements in oil prices.

During the period ended December 31, 2006, USOF did not employ any hedging methods since all of its investments were made over an exchange. Therefore, USOF was not exposed to counterparty risk.

Pyramiding

USOF does not and will not employ the technique, commonly known as pyramiding, in which the speculator uses unrealized profits on existing positions as variation margin for the purchase or sale of additional positions in the same or another commodity interest.

Who are the Service Providers?

Brown Brothers Harriman & Co. is the registrar and transfer agent for the units. Brown Brothers Harriman & Co. is also the custodian for USOF. In this capacity, Brown Brothers Harriman & Co. holds USOF’s cash and Treasuries pursuant to a custodial agreement. In addition, Brown Brothers Harriman & Co. performs certain administrative and accounting services for USOF and prepares certain SEC and CFTC reports on behalf of USOF. The General Partner pays Brown Brothers Harriman & Co.’s fees for these services.

USOF also employs ALPS Distributors, Inc. as a Marketing Agent, which is further discussed under “What is USOF’s Plan of Distribution?” The General Partner pays ALPS Distributors, Inc.’s fees.

UBS Securities LLC (“UBS Securities”) is USOF’s futures commission merchant. USOF and UBS Securities have entered into an Institutional Futures Client Account Agreement. This Agreement requires UBS Securities to provide services to USOF in connection with the purchase and sale of oil interests that may be purchased or sold by or through UBS Securities for USOF’s account. USOF pays the fees of UBS Securities.

UBS Securities’ principal business address is 677 Washington Blvd, Stamford, CT 06901. UBS Securities is a futures clearing broker for USOF. UBS Securities is registered in the U.S. with the NASD as a broker-dealer and with the CFTC as an futures commission merchant. UBS Securities is a member of various U.S. futures and securities exchanges.

UBS Securities was involved in the 2003 Global Research Analyst Settlement. This settlement is part of the global settlement that UBS Securities and nine other firms have reached with the SEC, NASD, NYSE and various state regulators. As part of the settlement, UBS Securities has agreed to pay $80,000,000 divided among retrospective relief, for procurement of independent research and for investor education. UBS Securities has also undertaken to adopt enhanced policies and procedures reasonably designed to address potential conflicts of interest arising from research practices.

Further, UBS Securities, like most large, full service investment banks and broker-dealers, receives inquiries and is sometimes involved in investigations by the SEC, NYSE and various other regulatory organizations and government agencies. UBS Securities fully cooperates with the authorities in all such requests. UBS Securities regularly reports to the SEC on Form B-D investigations that result in orders. These reports are publicly available.

UBS Securities acts only as clearing broker for USOF and as such is paid commissions for executing and clearing trades on behalf of USOF. UBS Securities has not passed upon the adequacy or accuracy of this Prospectus. UBS Securities neither acts in any supervisory capacity with respect to the General Partner nor participates in the management of the General Partner or USOF.

Currently, the General Partner does not employ commodities trading advisors. If, in the future, the General Partner does employ commodities trading advisors, it will choose each advisor based on arms-length negotiations and will consider the advisor’s experience, fees, and reputation.

Fees of USOF

Fees and Compensation Arrangements with the General Partner and Non-Affiliated Service Providers*

Service Provider	Compensation Paid by the General Partner

Brown Brothers Harriman & Co., Custodian and Administrator
A $50,000 annual fee for its transfer agency services; and for its custody, fund accounting and fund administration services, the greater of a minimum amount of $250,000 annually or an asset charge of (a) 0.06% for the first $500 million of USOF’s net assets, (b) 0.0465% for USOF’s net assets greater than $500 million but less than $1 billion, and (c) and 0.035% of USOF’s net assets that exceed $1 billion.

ALPS Distributors, Inc., Marketing Agent	425,000 per annum plus an incentive fee as follows: 0.0% on USOF’s assets from $0-500 million; 0.04% on USOF’s assets from $500 million-$4 billion; 0.03% on USOF’s assets in excess of $4 billion.

*	The General Partner pays this compensation.

Compensation to the General Partner

USOF pays a management fee to the General Partner as follows:

Assets	Management Fee

First $1,000,000,000	0.50% of NAV
After the first $1,000,000,000	0.02% of NAV

Fees are calculated on a daily basis (accrued at 1/365 of the applicable percentage of NAV on that day) and paid on a monthly basis.

Fees and Compensation Arrangements with USOF and Non-Affiliated Service Providers**

Service Provider	Compensation Paid by USOF

UBS Securities LLC, Futures Commission Merchant	Approximately $3.50 per buy or sell
Non-Affiliated Brokers	Approximately .16% of assets

**	USOF pays this compensation.

New York Mercantile Exchange Licensing Fee***

Assets	Management Fee

First $1,000,000,000	0.04% of NAV
After the first $1,000,000,000	0.02% of NAV

***
The General Partner is continuing negotiations with the New York Mercantile Exchange. As a result, licensing fees in the amount of $22,198 were accrued but unpaid during 2006. It is anticipated that assets of USOF will be aggregated with other funds formed by the General Partner, including USNG, to determine the amount of this fee. On a daily basis, fees would be allocated proportionately to each fund based on the amount of assets held.

Expenses Paid by USOF through December 31, 2006 in dollar terms (unaudited):

Expense	Amount in Dollar Terms

Amount Paid to General Partner:	$1,460,448
Amount Paid in Portfolio Brokerage Commissions:	$478,713
Other Amounts Paid or Accrued:	$22,198
Total Expenses Paid or Accrued:	$1,961,359

Expenses Paid by USOF through December 31, 2006 as a Percentage of Average Daily Net Assets (unaudited)

Expenses	Amount as a Percentage of Average Daily Net Assets

General Partner	0.50% annualized
Portfolio Brokerage Commissions	0.16% annualized
Total Expense Ratio	0.66% annualized

Form of Units

Registered Form. Units are issued in registered form in accordance with the LP Agreement. The Administrator has been appointed registrar and transfer agent for the purpose of transferring units in certificated form. The Administrator keeps a record of all holders of the units in the registry (“Register”). The General Partner recognizes transfers of units in certificated form only if done in accordance with the LP Agreement. The beneficial interests in such units are held in book-entry form through participants and/or accountholders in DTC.

Book Entry. Individual certificates will not be issued for the units. Instead, units will be represented by one or more global certificates, which will be deposited by the Administrator with DTC and registered in the name of Cede & Co., as nominee for DTC. The global certificates will evidence all of the units outstanding at any time. Unitholders are limited to (1) participants in DTC such as banks, brokers, dealers and trust companies (DTC Participants), (2) those who maintain, either directly or indirectly, a custodial relationship with a DTC Participant (Indirect Participants), and (3) those banks, brokers, dealers, trust companies and others who hold interests in the units through DTC Participants or Indirect Participants, in each case who satisfy the requirements for transfers of units. DTC participants acting on behalf of investors holding units through such participants’ accounts in DTC will follow the delivery practice applicable to securities eligible for DTC’s Same-Day Funds Settlement System. Units will be credited to DTC Participants’ securities accounts following confirmation of receipt of payment.

DTC. DTC is a limited purpose trust company organized under the laws of the State of New York and is a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” register pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934, as amended (“Exchange Act”). DTC holds securities for DTC Participants and facilitates the clearance and settlement of transaction between DTC Participants through electronic book-entry changes in accounts of DTC Participants.

Transfer of Units

Transfers of Units Only Through DTC. The units are only transferable through the book-entry system of DTC. Limited partners who are not DTC Participants may transfer their units through DTC by instructing the DTC Participant holding their units (or by instructing the Indirect Participant or other entity through which their units are held) to transfer the units. Transfers are made in accordance with standard securities industry practice.

Transfers of interests in units with DTC will be made in accordance with the usual rules and operating procedures of DTC and the nature of the transfer. DTC has established procedures to facilitate transfers among the participants and/or accountholders of DTC. Because DTC can only act on behalf of DTC Participants, who in turn act on behalf of Indirect Participants, the ability of a person or entity having an interest in a global certificate to pledge such interest to persons or entities that do not participate in DTC, or otherwise take actions in respect of such interest, may be affected by the lack of a definitive security in respect of such interest.

DTC has advised us that it will take any action permitted to be taken by a unitholder (including, without limitation, the presentation of a global certificate for exchange) only at the direction of one or more DTC Participants in whose account with DTC interests in global certificates are credited and only in respect of such portion of the aggregate principal amount of the global certificate as to which such DTC Participant or Participants has or have given such direction.

Transfer/Application Requirements. All purchasers of USOF’s units, and potentially any purchasers of limited partner interests in the future, who wish to become limited partners or other record holders and receive cash distributions, if any, or have certain other rights, must deliver an executed transfer application in which the purchaser or transferee must certify that, among other things, he, she or it agrees to be bound by USOF’s LP Agreement and is eligible to purchase USOF’s securities. Each purchaser of units offered by this Prospectus must execute a transfer application and certification. The obligation to provide the form of transfer application will be imposed on the seller of units or, if a purchase of units is made through an exchange, the form may be obtained directly through USOF. Further, the General Partner may request each record holder to furnish certain information, including that holder’s nationality, citizenship or other related status. A record holder is a unitholder that is, or has applied to be, a limited partner. An investor who is not a U.S. resident may not be eligible to become a record holder or one of the USOF’s limited partners if that investor’s ownership would subject USOF to the risk of cancellation or forfeiture of any of USOF’s assets under any federal, state or local law or regulation. If the record holder fails to furnish the information or if the General Partner determines, on the basis of the information furnished by the holder in response to the request, that such holder is not qualified to become one of USOF’s limited partners, the General Partner may be substituted as a holder for the record holder, who will then be treated as a non-citizen assignee, and USOF will have the right to redeem those securities held by the record holder.

A transferee’s broker, agent or nominee may complete, execute and deliver a transfer application and certification. USOF may, at its discretion, treat the nominee holder of a unit as the absolute owner. In that case, the beneficial holder’s rights are limited solely to those that it has against the nominee holder as a result of any agreement between the beneficial owner and the nominee holder.

A person purchasing USOF’s existing units, who does not execute a transfer application and certify that the purchaser is eligible to purchase those securities acquires no rights in those securities other than the right to resell those securities. Whether or not a transfer application is received or the consent of the General Partner obtained, our units will be securities and will be transferable according to the laws governing transfers of securities.

Any transfer of units will not be recorded by the transfer agent or recognized by the General Partner unless a completed transfer application is delivered to the General Partner or the Administrator. When acquiring units, the transferee of such units that complete a transfer application will:

•
be an assignee until admitted as a substituted limited partner upon the consent and sole discretion of the General Partner and the recording of the assignment on the books and records of the partnership;

•	automatically request admission as a substituted limited partner;

•	agree to be bound by the terms and conditions of, and execute, our LP Agreement;

•	represent that such transferee has the capacity and authority to enter into our LP Agreement;

•	grant powers of attorney to our General Partner and any liquidator of us; and

•	make the consents and waivers contained in our LP Agreement.

An assignee will become a limited partner in respect of the transferred units upon the consent of our General Partner and the recordation of the name of the assignee on our books and records. Such consent may be withheld in the sole discretion of our General Partner.

If consent of the General Partner is withheld such transferee shall be an assignee. An assignee shall have an interest in the partnership equivalent to that of a limited partner with respect to allocations and distributions, including, without limitation, liquidating distributions, of the partnership. With respect to voting rights attributable to units that are held by assignees, the General Partner shall be deemed to be the limited partner with respect thereto and shall, in exercising the voting rights in respect of such units on any matter, vote such units at the written direction of the assignee who is the recordholder of such units. If no such written direction is received, such units will not be voted. An assignee shall have no other rights of a limited partner.

Until a unit has been transferred on our books, we and the transfer agent may treat the record holder of the unit as the absolute owner for all purposes, except as otherwise required by law or stock exchange regulations.

Withdrawal of Limited Partners

As discussed in the LP Agreement, if the General Partner gives at least fifteen (15) days’ written notice to a limited partner, then the General Partner may for any reason, in its sole discretion, require any such limited partner to withdraw entirely from the partnership or to withdraw a portion of his partner capital account. If the General Partner does not give at least fifteen (15) days’ written notice to a limited partner, then it may only require withdrawal of all or any portion of the capital account of any limited partner in the following circumstances: (i) the unitholder made a misrepresentation to the General Partner in connection with its purchase of units; or (ii) the limited partner’s ownership of units would result in the violation of any law or regulations applicable to the partnership or a partner. In these circumstances, the General Partner without notice may require the withdrawal at any time, or retroactively. The limited partner thus designated shall withdraw from the partnership or withdraw that portion of his partner capital account specified, as the case may be, as of the close of business on such date as determined by the General Partner. The limited partner thus designated shall be deemed to have withdrawn from the partnership or to have made a partial withdrawal from his partner capital account, as the case may be, without further action on the part of the limited partner and the provisions of the LP Agreement shall apply.

What is the Plan of Distribution?

Buying and Selling Units

Most investors buy and sell units of USOF in secondary market transactions through brokers. Units trade on the American Stock Exchange under the ticker symbol “USO.” Units are bought and sold throughout the trading day like other publicly traded securities. The Authorized Purchaser’s function is to maintain an orderly market in the units, including establishing the bid and ask prices on the Exchange. When buying or selling units through a broker, most investors incur customary brokerage commissions and charges. Investors are encouraged to review the terms of their brokerage account for details on applicable charges.

Marketing Agent and Authorized Purchasers

The offering of USOF’s units is a best efforts offering. USOF is continuously offering Creation Baskets consisting of 100,000 units through the Marketing Agent, to Authorized Purchasers. KV Execution Services, LLC was the initial Authorized Purchaser. The initial Authorized Purchaser purchased the initial Creation Basket of 100,000 units at USOF’s NAV on April 10, 2006. All Authorized Purchasers pay a $1,000 fee for the creation of Creation Baskets. The Marketing Agent receives, for its services as marketing agent to USOF, a marketing fee $425,000 per annum plus an incentive fee as follows: 0.0% on USOF’s assets from $0-500 million; .04% on USOF’s assets from $500 million-$4 billion; .03% on USOF’s assets in excess of $4 billion; provided, however, that in no event may the aggregate compensation paid to the Marketing Agent and any affiliate of the General Partner for distribution-related services in connection with this offering of Units exceed ten percent (10%) of the gross proceeds of this offering.

Kathryn D. Rooney, a registered representative of the Marketing Agent, solicits orders, customers and customer funds in connection with the offering of the Units. Ms. Rooney is also the Director of Business Development for Ameristock Corporation, an affiliate of the General Partner, and is not an employee of the General Partner. As a consequence, she receives no compensation from the General Partner even though she is designated as the Marketing Manager of USOF. Any compensation she receives for her efforts on behalf of USOF is paid by the Marketing Agent. Previously, she worked at ALPS Mutual Fund Services, Inc. as a National Sales Director. She is also registered with the NFA as an Associated Person of the General Partner.

The offering of baskets is being made in compliance with Conduct Rule 2810 of the NASD. Accordingly, Authorized Purchasers will not make any sales to any account over which they have discretionary authority without the prior written approval of a purchaser of units.

The per unit price of units offered in Creation Baskets on any subsequent day will be the total NAV of USOF calculated on that day divided by the number of issued and outstanding units. An Authorized Purchaser is not required to sell any specific number or dollar amount of units.

By executing an Authorized Purchaser Agreement, an Authorized Purchaser becomes part of the group of parties eligible to purchase baskets from, and put baskets for redemption to, USOF. An Authorized Purchaser is under no obligation to create or redeem baskets, and an Authorized Purchaser is under no obligation to offer to the public units of any baskets it does create.

A list of Authorized Purchasers is available from the Marketing Agent and can be found on our website at www.unitedstatesoilfund.com. Because new units can be created and issued on an ongoing basis, at any point during the life of USOF, a “distribution”, as such term is used in the 1933 Act, will be occurring. Authorized Purchasers, other broker-dealers and other persons are cautioned that some of their activities may result in their being deemed participants in a distribution in a manner that would render them statutory underwriters and subject them to the prospectus-delivery and liability provisions of the 1933 Act. Authorized Purchasers will comply with the prospectus-delivery requirements in connection with the sale of units to customers. For example, an Authorized Purchaser, other broker-dealer firm or its client will be deemed a statutory underwriter if it purchases a basket from USOF, breaks the basket down into the constituent units and sells the units to its customers; or if it chooses to couple the creation of a supply of new units with an active selling effort involving solicitation of secondary market demand for the units. A determination of whether a particular market participant is an underwriter must take into account all the facts and circumstances pertaining to the activities of the broker-dealer or its client in the particular case, and the examples mentioned above should not be considered a complete description of all the activities that would lead to designation as an underwriter and subject them to the prospectus-delivery and liability provisions of the 1933 Act.

Dealers who are neither Authorized Purchasers nor “underwriters” but are nonetheless participating in a distribution (as contrasted to ordinary secondary trading transactions), and thus dealing with units that are part of an “unsold allotment” within the meaning of Section 4 prospectus-delivery exemption provided by Section 4(3) of the 1933 Act.

The General Partner may qualify the units in states selected by the General Partner and intends that sales be made through broker-dealers who are members of the NASD. Investors intending to create or redeem baskets through Authorized Purchasers in transactions not involving a broker-dealer registered in such investor’s state of domicile or residence should consult their legal advisor regarding applicable broker-dealer or securities regulatory requirements under the state securities laws prior to such creation or redemption.

While the Authorized Purchasers may be indemnified by the General Partner, they will not be entitled to receive a discount or commission from USOF for their purchases of Creation Baskets. The difference between the price paid by Authorized Purchasers as underwriters and the price paid to such Authorized Purchasers by investors will be deemed underwriting compensation.

Calculating NAV

USOF’s NAV is calculated by:

•	Taking the current market value of its total assets

•	Subtracting any liabilities

The Administrator calculates the NAV of USOF once each trading day. The NAV for a particular trading day is released after 4:15 p.m. New York time. It calculates NAV as of the earlier of the close of the New York Stock Exchange or 4:00 p.m. New York time. Trading on the American Stock Exchange typically closes at 4:15 p.m. New York time. USOF uses the New York Mercantile Exchange closing price (determined at the earlier of the close of that exchange or 2:30 p.m. New York time) for the contracts held on the New York Mercantile Exchange, but calculates or determines the value of all other USOF investments as of the earlier of the close of the New York Stock Exchange or 4:00 p.m. New York time.

In addition, in order to provide updated information relating to USOF for use by investors and market professionals, the American Stock Exchange calculates and disseminates throughout the trading day an updated indicative fund value. The indicative fund value is calculated by using the prior day’s closing NAV per unit of USOF as a base and updating that value throughout the trading day to reflect changes in the most recently reported trade price for the active WTI light, sweet Oil Futures Contract on the New York Mercantile Exchange. The prices reported for the active Oil Futures Contract month are adjusted based on the prior day’s spread differential between settlement values for that contract and the spot month contract. In the event that the spot month contract is also the active contract, the last sale price for the active contract is not adjusted. The indicative fund value unit basis disseminated during American Stock Exchange trading hours should not be viewed as an actual real time update of the NAV, because NAV is calculated only once at the end of each trading day.

The indicative fund value is disseminated on a per unit basis every 15 seconds during regular American Stock Exchange trading hours of 9:30 a.m. New York time to 4:15 p.m. New York time. The normal trading hours of the New York Mercantile Exchange are 10:00 a.m. New York time to 2:30 p.m. New York time. This means that there is a gap in time at the beginning and the end of each day during which USOF’s units are traded on the American Stock Exchange, but real-time New York Mercantile Exchange trading prices for oil futures contracts traded on such Exchange are not available. As a result, during those gaps there will be no update to the indicative fund value.

The American Stock Exchange disseminates the indicative fund value through the facilities of CTA/CQ High Speed Lines. In addition, the indicative fund value is published on the American Stock Exchange’s website and is available through on-line information services such as Bloomberg and Reuters.

Dissemination of the indicative fund value provides additional information that is not otherwise available to the public and is useful to investors and market professionals in connection with the trading of USOF units on the American Stock Exchange. Investors and market professionals are able throughout the trading day to compare the market price of USOF and the indicative fund value. If the market price of USOF units diverges significantly from the indicative fund value, market professionals will have an incentive to execute arbitrage trades. For example, if USOF appears to be trading at a discount compared to the indicative fund value, a market professional could buy USOF units on the American Stock Exchange and sell short oil future contracts. Such arbitrage trades can tighten the tracking between the market price of USOF and the indicative fund value and thus can be beneficial to all market participants.

In addition, other Oil Futures Contracts, Other Oil Interests and Treasuries held by USOF are valued by the Administrator, using rates and points received from client approved third party vendors (such as Reuters and WM Company) and advisor quotes. These investments are not included in the indicative value. The indicative fund value is based on the prior day’s NAV and moves up and down solely according to changes in Near Month Oil Futures Contracts for WTI light, sweet oil traded on the New York Mercantile Exchange.

Creation and Redemption of Units

USOF creates and redeems units from time to time, but only in one or more Creation Baskets or Redemption Baskets. The creation and redemption of baskets are only made in exchange for delivery to USOF or the distribution by USOF of the amount of Treasuries and any cash represented by the baskets being created or redeemed, the amount of which is based on the combined NAV of the number of units included in the baskets being created or redeemed determined as of 4:00 p.m. New York time on the day the order to create or redeem baskets is properly received.

Authorized Purchasers are the only persons that may place orders to create and redeem baskets. Authorized Purchasers must be (1) registered broker-dealers or other securities market participants, such as banks and other financial institutions, that are not required to register as broker-dealers to engage in securities transactions as described below, and (2) DTC Participants. To become an Authorized Purchaser, a person must enter into an Authorized Purchaser Agreement with the General Partner. The Authorized Purchaser Agreement provides the procedures for the creation and redemption of baskets and for the delivery of the Treasuries and any cash required for such creations and redemptions. The Authorized Purchaser Agreement and the related procedures attached thereto may be amended by USOF, without the consent of any limited partner or unitholder or Authorized Purchaser. Authorized Purchasers pay a transaction fee of $1,000 to USOF for each order they place to create or redeem one or more baskets. Authorized Purchasers who make deposits with USOF in exchange for baskets receive no fees, commissions or other form of compensation or inducement of any kind from either USOF or the General Partner, and no such person will have any obligation or responsibility to the General Partner or USOF to effect any sale or resale of units.

Each Authorized Purchaser is required to be registered as a broker-dealer under the Exchange Act and is a member in good standing with the NASD, or exempt from being or otherwise not required to be licensed as a broker-dealer or a member of NASD, and qualified to act as a broker or dealer in the states or other jurisdictions where the nature of its business so requires. Certain Authorized Purchasers may also be regulated under federal and state banking laws and regulations. Each Authorized Purchaser has its own set of rules and procedures, internal controls and information barriers as it determines is appropriate in light of its own regulatory regime.

Under the Authorized Purchaser Agreement, the General Partner has agreed to indemnify the Authorized Purchasers against certain liabilities, including liabilities under the Securities Act, and to contribute to the payments the Authorized Purchasers may be required to make in respect of those liabilities.

The following description of the procedures for the creation and redemption of baskets is only a summary and an investor should refer to the relevant provisions of the LP Agreement and the form of Authorized Purchaser Agreement for more detail, each of which is attached as an exhibit to the registration statement of which this Prospectus is a part.

Creation Procedures

On any business day, an Authorized Purchaser may place an order with the Marketing Agent to create one or more baskets. For purposes of processing purchase and redemption orders, a “business day” means any day other than a day when any of the American Stock Exchange, the New York Mercantile Exchange or the New York Stock Exchange is closed for regular trading. Purchase orders must be placed by 12:00 p.m. New York time or the close of regular trading on the American Stock Exchange, whichever is earlier; except in the case of the initial Authorized Purchaser’s or any other Authorized Purchaser’s initial order to purchase one or more Creation Baskets on the first day the baskets are to be offered and sold, when such orders shall be placed by 9:00 a.m. New York time on the day agreed to by the General Partner and the initial Authorized Purchaser. The day on which the Marketing Agent receives a valid purchase order is the purchase order date.

By placing a purchase order, an Authorized Purchaser agrees to deposit Treasuries with USOF, or a combination of Treasuries and cash, as described below. Prior to the delivery of baskets for a purchase order, the Authorized Purchaser must also have wired to the Custodian the non-refundable transaction fee due for the purchase order. Authorized Purchasers may not withdraw a creation request.

Determination of Required Deposits

The total deposit required to create each basket (“Creation Basket Deposit”) is the amount of Treasuries and cash that is in the same proportion to the total assets of USOF (net of estimated accrued but unpaid fees, expenses and other liabilities) on the date the order to purchase is properly received as the number of units to be created under the purchase order is in proportion to the total number of units outstanding on the date the order is received. The General Partner determines, directly in his sole discretion or in consultation with the Administrator, the requirements for Treasuries and the amount of cash, including the maximum permitted remaining maturity of a Treasury and proportions of Treasury and cash that may be included in deposits to create baskets. The Marketing Agent publishes such requirements at the beginning of each business day. The amount of cash deposit required is the difference between the aggregate market value of the Treasuries required to be included in a Creation Basket Deposit as of 4:00 p.m. New York time on the date the order to purchase is properly received and the total required deposit.

Delivery of Required Deposits

An Authorized Purchaser who places a purchase order is responsible for transferring to USOF’s account with the Custodian the required amount of Treasuries and cash by the end of the third business day following the purchase order date. Upon receipt of the deposit amount, the Administrator directs DTC to credit the number of baskets ordered to the Authorized Purchaser’s DTC account on the third business day following the purchase order date. The expense and risk of delivery and ownership of Treasuries until such Treasuries have been received by the Custodian on behalf of USOF shall be borne solely by the Authorized Purchaser.

Because orders to purchase baskets must be placed by 12:00 p.m., New York time, but the total payment required to create a basket during the continuous offering period will not be determined until 4:00 p.m., New York time, on the date the purchase order is received, Authorized Purchasers will not know the total amount of the payment required to create a basket at the time they submit an irrevocable purchase order for the basket. USOF’s NAV and the total amount of the payment required to create a basket could rise or fall substantially between the time an irrevocable purchase order is submitted and the time the amount of the purchase price in respect thereof is determined.

Rejection of Purchase Orders

The General Partner acting by itself or through the Marketing Agent may reject a purchase order or a Creation Basket Deposit if:

•	it determines that the investment alternative available to USOF at that time will not enable it to meet its investment objective;

•	it determines that the purchase order or the Creation Basket Deposit is not in proper form;

•	it believes that the purchase order or the Creation Basket Deposit would have adverse tax consequences to USOF or its unitholders;

•	the acceptance or receipt of the Creation Basket Deposit would, in the opinion of counsel to the General Partner, be unlawful; or

•	circumstances outside the control of the General Partner, Marketing Agent or Custodian make it, for all practical purposes, not feasible to process creations of baskets.

None of the General Partner, Marketing Agent or Custodian will be liable for the rejection of any purchase order or Creation Basket Deposit.

Redemption Procedures

The procedures by which an Authorized Purchaser can redeem one or more baskets mirror the procedures for the creation of baskets. On any business day, an Authorized Purchaser may place an order with the Marketing Agent to redeem one or more baskets. Redemption orders must be placed by 12:00 p.m. New York time or the close of regular trading on the American Stock Exchange, whichever is earlier. A redemption order so received will be effective on the date it is received in satisfactory form by the Marketing Agent. The redemption procedures allow Authorized Purchasers to redeem baskets and do not entitle an individual unitholder to redeem any units in an amount less than a basket, or to redeem baskets other than through an Authorized Purchaser. By placing a redemption order, an Authorized Purchaser agrees to deliver the baskets to be redeemed through DTC’s book-entry system to USOF not later than 3:00 p.m. New York time on the third business day following the effective date of the redemption order. Prior to the delivery of the redemption distribution for a redemption order, the Authorized Purchaser must also have wired to USOF’s account at the Custodian the non-refundable transaction fee due for the redemption order. Authorized Purchasers may not withdraw a redemption request.

Determination of Redemption Distribution

The redemption distribution from USOF consists of a transfer to the redeeming Authorized Purchaser of an amount of Treasuries and cash that is in the same proportion to the total assets of USOF (net of estimated accrued but unpaid fees, expenses and other liabilities) on the date the order to redeem is properly received as the number of units to be redeemed under the redemption order is in proportion to the total number of units outstanding on the date the order is received. The General Partner, directly or in consultation with the Administrator, determines the requirements for Treasuries and the amounts of cash, including the maximum permitted remaining maturity of a Treasury, and the proportions of Treasuries and cash that may be included in distributions to redeem baskets. The Marketing Agent publishes such requirements as of 4:00 p.m. New York time on the redemption order date.

Delivery of Redemption Distribution

The redemption distribution due from USOF will be delivered to the Authorized Purchaser by 3:00 p.m. New York time on the third business day following the redemption order date if, by 3:00 p.m. New York time on such third business day, USOF’s DTC account has been credited with the baskets to be redeemed. If USOF’s DTC account has not been credited with all of the baskets to be redeemed by such time, the redemption distribution will be delivered to the extent of whole baskets received. Any remainder of the redemption distribution will be delivered on the next business day to the extent of remaining whole baskets received if USOF receives the fee applicable to the extension of the redemption distribution date which the General Partner may, from time to time, determine and the remaining baskets to be redeemed are credited to USOF’s DTC account by 3:00 p.m. New York time on such next business day. Any further outstanding amount of the redemption order shall be cancelled. Pursuant to information from the General Partner, the Custodian will also be authorized to deliver the redemption distribution notwithstanding that the baskets to be redeemed are not credited to USOF’s DTC account by 3:00 p.m. New York time on the third business day following the redemption order date if the Authorized Purchaser has collateralized its obligation to deliver the baskets through DTC’s book entry-system on such terms as the General Partner may from time to time determine.

Suspension or Rejection of Redemption Orders

The General Partner may, in its discretion, suspend the right of redemption, or postpone the redemption settlement date, (1) for any period during which the American Stock Exchange or the New York Mercantile Exchange is closed other than customary weekend or holiday closings, or trading on the American Stock Exchange or the New York Mercantile Exchange is suspended or restricted, (2) for any period during which an emergency exists as a result of which delivery, disposal or evaluation of Treasuries is not reasonably practicable, or (3) for such other period as the General Partner determines to be necessary for the protection of the limited partners. None of the General Partner, the Marketing Agent, the Administrator, or the Custodian will be liable to any person or in any way for any loss or damages that may result from any such suspension or postponement.

The General Partner will reject a redemption order if the order is not in proper form as described in the Authorized Purchaser Agreement or if the fulfillment of the order, in the opinion of its counsel, might be unlawful.

Creation and Redemption Transaction Fee

To compensate USOF for its expenses in connection with the creation and redemption of baskets, an Authorized Purchaser is required to pay a transaction fee to USOF of $1,000 per order to create or redeem baskets. An order may include multiple baskets. The transaction fee may be reduced, increased or otherwise changed by the General Partner. The General Partner shall notify DTC of any change in the transaction fee and will not implement any increase in the fee for the redemption of baskets until 30 days after the date of the notice.

Tax Responsibility

Authorized Purchasers are responsible for any transfer tax, sales or use tax, stamp tax, recording tax, value added tax or similar tax or governmental charge applicable to the creation or redemption of baskets, regardless of whether or not such tax or charge is imposed directly on the Authorized Purchaser, and agree to indemnify the General Partner and USOF if they are required by law to pay any such tax, together with any applicable penalties, additions to tax or interest thereon.

Secondary Market Transactions

As noted, USOF will create and redeem units from time to time, but only in one or more Creation Baskets or Redemption Baskets. The creation and redemption of baskets will only be made in exchange for delivery to USOF or the distribution by USOF of the amount of Treasuries and cash represented by the baskets being created or redeemed, the amount of which will be based on the aggregate NAV of the number of units included in the baskets being created or redeemed determined on the day the order to create or redeem baskets is properly received.

As discussed above, Authorized Purchasers are the only persons that may place orders to create and redeem baskets. Authorized Purchasers must be registered broker-dealers or other securities market participants, such as banks and other financial institutions that are not required to register as broker-dealers to engage in securities transactions. An Authorized Purchaser is under no obligation to create or redeem baskets, and an Authorized Purchaser is under no obligation to offer to the public units of any baskets it does create. Authorized Purchasers that do offer to the public units from the baskets they create will do so at per-unit offering prices that are expected to reflect, among other factors, the trading price of the units on the American Stock Exchange, the NAV of USOF at the time the Authorized Purchaser purchased the Creation Baskets and the NAV of the units at the time of the offer of the units to the public, the supply of and demand for units at the time of sale, and the liquidity of the Oil Futures Contract market and the market for Other Oil Interests, and are expected to fall between USOF’s NAV and the trading price of the units on the American Stock Exchange at the time of sale. Units initially comprising the same basket but offered by Authorized Purchasers to the public at different times may have different offering prices. An order for one or more baskets may be placed by an Authorized Purchaser on behalf of multiple clients. Authorized Purchasers who make deposits with USOF in exchange for baskets receive no fees, commissions or other form of compensation or inducement of any kind from either USOF or the General Partner, and no such person has any obligation or responsibility to the General Partner or USOF to effect any sale or resale of units. Units are expected to trade in the secondary market on the American Stock Exchange. Units may trade in the secondary market at prices that are lower or higher relative to their NAV per unit. The amount of the discount or premium in the trading price relative to the NAV per unit may be influenced by various factors, including the number of investors who seek to purchase or sell units in the secondary market and the liquidity of the Oil Futures Contracts market and the market for Other Oil Interests. While the units trade on the American Stock Exchange until 4:15 p.m. New York time, liquidity in the market for Oil Futures Contracts and Other Oil Interests may be reduced after the close of the New York Mercantile Exchange at 2:30 p.m. New York time. As a result, during this time, trading spreads, and the resulting premium or discount, on the units may widen.

Use of Proceeds

The General Partner applies substantially all of USOF’s assets toward trading in Oil Futures Contracts and other Oil Interests and cash reserves. The General Partner has sole authority to determine the percentage of assets that are:

•	held on deposit with the futures commission merchant or other custodian

•	used for other investments, and

•	held in bank accounts to pay current obligations and as reserves.

The General Partner deposits substantially all of USOF’s net assets with the futures commission merchant or other custodian for trading. When USOF purchases an Oil Futures Contract and certain exchange traded Other Oil Interests, USOF is required to deposit with the selling futures commission merchant on behalf of the exchange a portion of the value of the contract or other interest as security to ensure payment for the obligation under oil interests at maturity. This deposit is known as “variation margin.” USOF invests the remainder of its assets equal to the difference between the margin deposited and the face value of the futures contract in Treasuries.

The General Partner believes that all entities that hold or trade USOF’s assets are based in the United States and will be subject to United States regulations.

Approximately 5% to 10% of USOF’s assets are normally committed as margin for commodity futures contracts. However, from time to time, the percentage of assets committed as margin may be substantially more, or less, than such range. The General Partner invests the balance of USOF’s assets not invested in oil interests or held in margin as reserves to be available for changes in margin. All interest income is used for USOF’s benefit.

The futures commission merchant, government agency or commodity exchange could increase margins applicable to USOF to hold trading positions at any time. Moreover, margin is merely a security deposit and has no bearing on the profit or loss potential for any positions taken.

USOF’s assets are held in segregation pursuant to the Commodity Exchange Act and CFTC regulations.

Limited Partnership Agreement

The following paragraphs are a summary of certain provisions of our LP Agreement. The following discussion is qualified in its entirety by reference to our LP Agreement.

Authority of the General Partner

Our General Partner is generally authorized to perform all acts deemed necessary to carry out these purposes and to conduct our business. Our partnership existence will continue into perpetuity, until terminated in accordance with our LP Agreement. Our General Partner has a power of attorney to take certain actions, including the execution and filing of documents, on our behalf and with respect to our LP Agreement. However, our partnership agreement limits the authority of our General Partner as follows:

•
Other than in connection with the issuance or redemption of units, or upon termination of the partnership as contemplated by the LP Agreement, the General Partner may not sell, exchange or otherwise dispose of all or substantially all of the partnership’s assets in a single transaction or a series of related transactions (including by way of merger, consolidation or other combination with any other person) or approve on behalf of the partnership, the sale, exchange or other disposition of all or substantially all of the assets of all of the partnership, taken as a whole, without the approval of at least a majority of the limited partners; provided, however, that this provision shall not preclude or limit the General Partner’s ability to mortgage, pledge, hypothecate or grant a security interest in all or substantially all of the partnership’s assets and shall not apply to any forced sale of any or all of the partnership’s assets pursuant to the foreclosure of, or other realization upon, any such encumbrance.

•
The General Partner is not authorized to institute or initiate on behalf of, or otherwise cause, the partnership to (a) make a general assignment for the benefit of creditors; (b) file a voluntary bankruptcy petition; or (c) file a petition seeking for the partnership a reorganization, arrangement, composition, readjustment liquidation, dissolution or similar relief under any law.

•
The General Partner may not, without written approval of the specific act by all of the limited partners or by other written instrument executed and delivered by all of the limited partners subsequent to the date of the LP Agreement, take any action in contravention of the LP Agreement, including, without limitation, (i) any act that would make it impossible to carry on the ordinary business of the partnership, except as otherwise provided in the LP Agreement; (ii) possess partnership property, or assign any rights in specific partnership property, for other than a partnership purpose; (iii) admit a person as a partner, except as otherwise provided in the LP Agreement; (iv) amend the LP Agreement in any manner, except as otherwise provided in the LP Agreement or applicable law; or (v) transfer its interest as General Partner of the partnership, except as otherwise provided in the LP Agreement.

•
In general, unless approved by a majority of the limited partners, our General Partner shall not take any action, or refuse to take any reasonable action, the effect of which would be to cause us, to the extent it would materially and adversely affect limited partners, to be taxable as a corporation or to be treated as an association taxable as a corporation for federal income tax purposes.

Withdrawal or Removal of Our General Partner

The General Partner shall be deemed to have withdrawn from the partnership upon the occurrence of any one of the following events:

•	the General Partner voluntarily withdraws from the partnership by giving written notice to the other partners;

•	the General Partner transfers all of its rights as General Partner;

•	the General Partner is removed;

•
the General Partner (A) makes a general assignment for the benefit of creditors; (B) files a voluntary bankruptcy petition; (C) files a petition or answer seeking for itself a reorganization, arrangement, composition, readjustment liquidation, dissolution or similar relief under any law; (D) files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against the General Partner in a proceeding of the type described in clauses (A) - (C) of this sentence; or (E) seeks, consents to or acquiesces in the appointment of a trustee, receiver or liquidator of the General Partner or of all or any substantial part of its properties;

•
a final and non-appealable judgment is entered by a court with appropriate jurisdiction ruling that the General Partner is bankrupt or insolvent or a final and non-appealable order for relief is entered by a court with appropriate jurisdiction against the General Partner, in each case under any federal or state bankruptcy or insolvency laws as now or hereafter in effect; or

•
a certificate of dissolution or its equivalent is filed for the General Partner, or 90 days expire after the date of notice to the General Partner of revocation of its charter without a reinstatement of its charter, under the laws of its state of incorporation.

The General Partner may be removed with or without cause if such removal is approved by at least 66 2/3% of the units (excluding for this purpose units held by the General Partner and its affiliates).

Meetings

All acts of the limited partners should be done in accordance with the Delaware Revised Uniform Limited Partnership Act (“DRULPA”). Upon the written request of 20% or more in interest of the limited partners, the General Partner may, but is not required to, call a meeting of the limited partners. Notice of such meeting shall be given within 30 days after, and the meeting shall be held within 60 days after, receipt of such request. The General Partner may also call a meeting not less than 20 and not more than 60 days prior to the meeting. Any such notice shall state briefly the purpose of the meeting, which shall be held at a reasonable time and place. Any limited partner may obtain a list of names, addresses, and interests of the limited partners upon written request to the General Partner.

Limited Liability

Assuming that a limited partner does not take part in the control of our business, and that he otherwise acts in conformity with the provisions of our LP Agreement, his liability under Delaware law will be limited, subject to certain possible exceptions, generally to the amount of capital he is obligated to contribute to us in respect of his units or other limited partner interests plus his share of any of our undistributed profits and assets. In light of the fact that a limited partner’s liability may extend beyond his capital contributions, a limited partner may lose more money than he contributed.

Under Delaware law, a limited partner might be held liable for USOF’s obligations as if it were a General Partner if the limited partner participates in the control of the partnership’s business and the persons who transact business with the partnership think the limited partner is the General Partner.

Under the LP Agreement, a limited partner is not liable for assessments in addition to its initial capital investment in any of USOF’s capital securities representing limited partnership interests. However, a limited partner still may be required to repay to USOF any amounts wrongfully returned or distributed to it under some circumstances. Under Delaware law, USOF may not make a distribution to limited partners if the distribution causes USOF’s liabilities (other than liabilities to partners on account of their partnership interests and nonrecourse liabilities) to exceed the fair value of USOF’s assets. Delaware law provides that a limited partner who receives such a distribution and knew at the time of the distribution that the distribution violated the law will be liable to the limited partnership for the amount of the distribution for three years from the date of the distribution.

The General Partner Has Conflicts of Interest

There are present and potential future conflicts of interest in USOF’s structure and operation you should consider before you purchase units. The General Partner will use this notice of conflicts as a defense against any claim or other proceeding made.

The General Partner’s officers, directors and employees, do not devote their time exclusively to USOF. These persons are directors, officers or employees of other entities which may compete with USOF for their services. They could have a conflict between their responsibilities to USOF and to those other entities. The General Partner believes that it has sufficient personnel, time, and working capital to discharge its responsibilities in a fair manner and that these persons’ conflicts should not impair their ability to provide services to USOF.

The General Partner’s principals, officers, directors and employees may trade futures and related contracts for their own account. Limited partners and other unitholders will not be permitted to inspect the trading records of the principals. A conflict of interest may exist if their trades are in the same markets and at the same time as USOF trades using the clearing broker to be used by USOF. A potential conflict also may occur when the General Partner’s principals trade their accounts more aggressively or take positions in their accounts which are opposite, or ahead of, the positions taken by USOF. The General Partner has adopted a Code of Ethics to ensure that the officers, directors, and employees of the General Partner and its affiliates do not engage in trades that will harm the fund or the unitholders. The Code of Ethics may be found on USOF’s website at www.unitedstatesoilfund.com.

The General Partner has sole current authority to manage the investments and operations of USOF, and this may allow it to act in a way that furthers its own interests which may create a conflict with your best interests. Limited partners have limited voting control, which will limit the ability to influence matters such as amendment of the LP Agreement, change in USOF’s basic investment policy, dissolution of this fund, or the sale or distribution of USOF’s assets.

The General Partner serves as the general partner to both USNG and USOF. The General Partner may have a conflict to the extent that its trading decisions may be influenced by the effect they would have on USNG. In addition, the General Partner is required to indemnify the officers and directors of USNG, if the need for indemnification arises. This potential indemnification will cause the General Partner’s assets to decrease. If the General Partner’s other sources of income are not sufficient to compensate for the indemnification, then the General Partner may terminate and you could lose your investment.

No Resolution of Conflicts Procedures

Whenever a conflict of interest exists or arises between the General Partner on the one hand, and the partnership or any limited partner, on the other hand, any resolution or course of action by the General Partner in respect of such conflict of interest shall be permitted and deemed approved by all partners and shall not constitute a breach of the LP Agreement or of any agreement contemplated hereby or of a duty stated or implied by law or equity, if the resolution or course of action is, or by operation of the LP Agreement is deemed to be, fair and reasonable to the partnership. If a dispute arises, under the LP Agreement it will be resolved either through negotiations with the General Partner or by courts located in the State of Delaware.

Under the LP Agreement, any resolution is deemed to be fair and reasonable to the partnership if the resolution is:

•	approved by the audit committee, although no party is obligated to seek approval and the General Partner may adopt a resolution or course of action that has not received approval;

•	on terms no less favorable to the limited partners than those generally being provided to or available from unrelated third parties; or

•
fair to the limited partners, taking into account the totality of the relationships of the parties involved including other transactions that may be particularly favorable or advantageous to the limited partners.

The previous risk factors and conflicts of interest are complete as of the date of this prospectus; however, additional risks and conflicts may occur which are not presently foreseen by the General Partner. You may not construe this Prospectus as legal or tax advice. Before making an investment in this fund, you should read this entire Prospectus, including the LP Agreement. You should also consult with your personal legal, tax, and other professional advisors.

Interests of Named Experts and Counsel

The General Partner has employed Sutherland Asbill & Brennan LLP to prepare this Prospectus. Neither the law firm nor any other expert hired by USOF to give advice on the preparation of this offering document have been hired on a contingent fee basis. Nor do any of them have any present or future expectation of interest in the General Partner, Marketing Agent, Authorized Purchasers, Custodian, Administrator or other service providers to USOF.

The General Partner’s Responsibility and Remedies

Pursuant to the DRULPA, parties may contractually modify or even eliminate fiduciary duties in a partnership agreement to the limited partnership itself, or to another partner or person otherwise bound by the partnership agreement. Parties may not, however, eliminate the implied covenant of good faith and fair dealing. Where parties unambiguously provide for fiduciary duties in a partnership agreement, those expressed duties become the standard courts will use to determine whether such duties were breached. For this reason, USOF’s limited partnership agreement does not explicitly provide for any fiduciary duties so that common law fiduciary duty principles will apply to measure the General Partner’s conduct.

A prospective investor should be aware that the General Partner has a responsibility to limited partners of USOF to exercise good faith and fairness in all dealings. The fiduciary responsibility of a general partner to limited partners is a developing and changing area of the law and limited partners who have questions concerning the duties of the General Partner should consult with their counsel. In the event that a limited partner of USOF believes that the General Partner has violated its fiduciary duty to the limited partners, he may seek legal relief individually or on behalf of USOF under applicable laws, including under DRULPA and under commodities laws, to recover damages from or require an accounting by the General Partner. Limited partners may also have the right, subject to applicable procedural and jurisdictional requirements, to bring class actions in federal court to enforce their rights under the federal securities laws and the rules and regulations promulgated thereunder by the SEC. Limited partners who have suffered losses in connection with the purchase or sale of the units may be able to recover such losses from the General Partner where the losses result from a violation by the General Partner of the federal securities laws. State securities laws may also provide certain remedies to limited partners. Limited partners should be aware that performance by the General Partner of its fiduciary duty to is measured by the terms of the LP Agreement as well as applicable law. Limited partners are afforded certain rights to institute reparations proceedings under the Commodity Exchange Act for violations of the Commodity Exchange Act or of any rule, regulation or order of the CFTC by the General Partner.

Liability and Indemnification

Under the LP Agreement, neither a General Partner nor any employee or other agent of USOF nor any officer, director, stockholder, partner, employee or agent of a General Partner (a “Protected Person”) shall be liable to any partner or USOF for any mistake of judgment or for any action or inaction taken, nor for any losses due to any mistake of judgment or to any action or inaction or to the negligence, dishonesty or bad faith of any officer, director, stockholder, partner, employee, agent of USOF or any officer, director, stockholder, partner, employee or agent of such General Partner, provided that such officer, director, stockholder, partner, employee, or agent of the partner or officer, director, stockholder, partner, employee or agent of such General Partner was selected, engaged or retained by such General Partner with reasonable care, except with respect to any matter as to which such General Partner shall have been finally adjudicated in any action, suit or other proceeding not to have acted in good faith in the reasonable belief that such Protected Person’s actions was in the best interests of USOF and except that no Protected Person shall be relieved of any liability to which such Protected Person would otherwise be subject by reason of willful misfeasance, gross negligence or reckless disregard of the duties involved in the conduct of the Protected Person’s office.

USOF shall, to the fullest extent permitted by law, but only out of USOF assets, indemnify and hold harmless a General Partner and each officer, director, stockholder, partner, employee or agent thereof (including persons who serve at the USOF’s request as directors, officers or trustees of another organization in which USOF has an interest as a unitholder, creditor or otherwise) and their respective Legal Representatives and successors (hereinafter referred to as a “Covered Person” against all liabilities and expenses, including but not limited to amounts paid in satisfaction of judgments, in compromise or as fines and penalties, and counsel fees reasonably incurred by any Covered Person in connection with the defense or disposition of any action, suit or other proceedings, whether civil or criminal, before any court or administrative or legislative body, in which such Covered Person may be or may have been involved as a party or otherwise or with which such person may be or may have been threatened, while in office or thereafter, by reason of an alleged act or omission as a General Partner or director or officer thereof, or by reason of its being or having been such a General Partner, director or officer, except with respect to any matter as to which such Covered Person shall have been finally adjudicated in any such action, suit or other proceeding not to have acted in good faith in the reasonable believe that such Covered Person’s action was in the best interest of USOF, and except that no Covered Person shall be indemnified against any liability to USOF or limited partners to which such Covered Person would otherwise be subject by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of such Covered Person’s office. Expenses, including counsel fees so incurred by any such Covered Person, may be paid from time to time by USOF in advance of the final disposition of any such action, suit or proceeding on the condition that the amounts so paid shall be repaid to USOF if it is ultimately determined that the indemnification of such expenses is not authorized hereunder.

Provisions of Law

According to applicable law, indemnification of the General Partner is payable only if the General Partner determined, in good faith, that the act, omission or conduct that gave rise to the claim for indemnification was in the best interest of USOF and the act, omission or activity that was the basis for such loss, liability, damage, cost or expense was not the result of negligence or misconduct and such liability or loss was not the result of negligence or misconduct by the General Partner, and such indemnification or agreement to hold harmless is recoverable only out of the assets of USOF and not from the members, individually.

Provisions of Federal and State Securities Laws

This offering is made pursuant to federal and state securities laws. If any indemnification of the General Partner arises out of an alleged violation of such laws, it is subject to the following legal conditions.

Those conditions require that no indemnification may be made in respect of any losses, liabilities or expenses arising from or out of an alleged violation of federal or state securities laws unless: there has been a successful adjudication on the merits of each count involving alleged securities law violations as to the General Partner or other particular indemnitee, or such claim has been dismissed with prejudice on the merits by a court of competent jurisdiction as to the General Partner or other particular indemnitee, or a court of competent jurisdiction approves a settlement of the claims against the General Partner or other agent of USOF and finds that indemnification of the settlement and related costs should be made, provided, before seeking such approval, the General Partner or other indemnitee must apprise the court of the position held by regulatory agencies against such indemnification. These agencies are the SEC and the securities administrator of the State or States in which the plaintiffs claim they were offered or sold membership interests.

Provisions of the Securities Act of 1933 and NASAA Guidelines

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to the General Partner or its directors, officers, or persons controlling USOF, USOF has been informed that SEC and the various State administrators believe that such indemnification is against public policy as expressed in the Securities Act of 1933 and the North American Securities Administrators Association, Inc. (NASAA) commodity pool guidelines and is therefore unenforceable.

Books and Records

USOF will keep proper books of record and account of USOF at its office located at 1320 Harbor Bay Parkway, Suite 145, Alameda, California 94502 or such office, including of an administrative agent, as it may subsequently designate upon notice. These books and records are open to inspection by any person who establishes to USOF’s satisfaction that such person is a limited partner upon reasonable advance notice at all reasonable times during the usual business hours of USOF.

USOF will keep a copy of USOF’s LP Agreement on file in its office which will be available for inspection on reasonable advance notice at all reasonable times during its usual business hours by any limited partner.

Statements, Filings, and Reports

At the end of each fiscal year, USOF will furnish to DTC Participants for distribution to each person who is a unitholder at the end of the fiscal year an annual report containing USOF’s audited financial statements and other information about USOF. The General Partner is responsible for the registration and qualification of the units under the federal securities laws and federal commodities laws and any other securities and blue sky laws of the United States or any other jurisdiction as the General Partner may select. The General Partner is responsible for preparing all reports required by the SEC and the CFTC, but has entered into an agreement with Brown Brother Harriman & Co. to prepare these reports as required by the SEC, CFTC and the American Stock Exchange on USOF’s behalf.

The financial statements of USOF will be audited, as required by law and as may be directed by the General Partner, by an independent registered public accounting firm designated from time to time by the General Partner. The accountants report will be furnished by USOF to unitholders upon request. USOF will make such elections, file such tax returns, and prepare, disseminate and file such tax reports, as it is advised by its counsel or accountants are from time to time required by any applicable statute, rule or regulation.

Reports to Limited Partners

In addition to periodic reports filed with the SEC, including annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, all of which can be accessed on the SEC’s website at www.sec.gov or on USOF’s website at www.unitedstatesoilfund.com, USOF, pursuant to the LP Agreement, will provide the following reports to limited partners in the manner prescribed below:

Annual Reports. Within 90 days after the end of each fiscal year, the General Partner shall cause to be delivered to each limited partner who was a limited partner at any time during the fiscal year, an annual report containing the following:

(i) financial statements of the partnership, including, without limitation, a balance sheet as of the end of the partnership’s fiscal year and statements of income, partners’ equity and changes in financial position, for such fiscal year, which shall be prepared in accordance with accounting principles generally accepted in the United States of America consistently applied and shall be audited by a firm of independent certified public accountants registered with the Public Company Accounting Oversight Board,

(ii) a general description of the activities of the partnership during the period covered by the report, and

(iii) a report of any material transactions between the partnership and the General Partner or any of its affiliates, including fees or compensation paid by the partnership and the services performed by the General Partner or any such affiliate of or such fees or compensation.

Monthly Reports. Within 30 days after the after the end of each month, the General Partner shall cause to be posted on its website and, upon request, to be delivered to each limited partner who was a limited partner at any time during the month then ended, a monthly report containing an account statement, which will include a statement of income (loss) and a statement of changes in NAV, for the prescribed period. In addition, the account statement will disclose any material business dealings between the partnership, General Partner, commodity trading advisor (if any), futures commission merchant, or the principals thereof that previously have not been disclosed in the this Prospectus or any amendment thereto, other account statements or annual reports.

USOF will provide information to its unitholders to the extent required by applicable SEC, CFTC, and American Stock Exchange requirements. An issuer, such as USOF, of exchange-traded securities may not always readily know the identities of the investors who own those securities. USOF will post the same information that would otherwise be provided in USOF’s reports to limited partners described above including its monthly account statements, which will include, without limitation, USOF’s NAV, on USOF’s website (www.unitedstatesoilfund.com).

Fiscal Year

The fiscal year of USOF will initially be the calendar year. The General Partner may select an alternate fiscal year at a later date.

Governing Law; Consent to Delaware Jurisdiction

The rights of the General Partner, USOF, DTC (as registered owner of USOF’s global certificate for units) and the unitholders, are governed by the laws of the State of Delaware. The General Partner, USOF and DTC and, by accepting units, each DTC Participant and each unitholder, consents to the jurisdiction of the courts of the State of Delaware and any federal courts located in Delaware. Such consent in not required for any person to assert a claim of Delaware jurisdiction over the General Partner or USOF.

Legal Matters

Litigation and Claims

Within the past 5 years of the date of this Prospectus, there have been no material administrative, civil or criminal actions against the General Partner, underwriter, or any principal or affiliate of either of them. This includes any actions pending, on appeal, concluded, threatened, or otherwise known to them.

Legal Opinion

Sutherland Asbill & Brennan LLP is counsel to advise USOF and the General Partner with respect to the preparation of units being offered hereby and has passed upon the validity of the units being issued hereunder. Sutherland Asbill & Brennan LLP has also provided the General Partner with its opinion with respect to federal income tax matters addressed herein.

Experts

The General Partner, with the approval of its audit committee, engaged an independent registered public accounting firm to audit USOF. Spicer Jeffries LLP an independent registered public accounting firm, has audited the financial statements of United States Oil Fund, LP, at December 31, 2005 and December 31, 2006 that appear in the annual report on Form 10-K that is incorporated by reference. The financial statements in the 10-K were included in reliance upon the report of Spicer Jeffries LLP, given on its authority of such firm as experts in accounting and auditing.

Privacy Policy

USOF and the General Partner collect certain nonpublic personal information about investors from the information provided by them in certain documents, as well as in the course of processing transaction requests. None of this information is disclosed except as necessary in the course of processing creations and redemptions and otherwise administering USOF — and then only subject to customary undertakings of confidentiality. USOF and the General Partner do not disclose nonpublic personal information about investors to anyone, except as required by law. USOF and the General Partner restrict access to the nonpublic personal information they collect from investors to those employees who need access to this information to provide products and services to investors. USOF and the General Partner each maintain physical, electronic and procedural controls to safeguard this information. These standards are reasonably designed to (1) ensure the security and confidentiality of investors’ records and information, (2) protect against any anticipated threats or hazards to the security or integrity of investors’ records and information, and (3) protect against unauthorized access to or use of investors’ records or information that could result in substantial harm or inconvenience to any investor.

U.S. Federal Income Tax Considerations

The following discussion summarizes the material U.S. federal income tax consequences of the purchase, ownership and disposition of units in USOF, and the U.S. federal income tax treatment of USOF, as of the date hereof. This discussion is applicable to a beneficial owner of units who purchases units in the offering to which this Prospectus relates, including a beneficial owner who purchases units from an Authorized Purchaser. Except where noted otherwise, it deals only with units held as capital assets and does not deal with special situations, such as those of dealers in securities or currencies, financial institutions, tax-exempt entities, insurance companies, persons holding units as a part of a position in a “straddle” or as part of a “hedging,” “conversion” or other integrated transaction for federal income tax purposes, traders in securities or commodities that elect to use a mark-to-market method of accounting, or holders of units whose “functional currency” is not the U.S. dollar. Furthermore, the discussion below is based upon the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), and regulations (“Treasury Regulations”), rulings and judicial decisions thereunder as of the date hereof, and such authorities may be repealed, revoked or modified so as to result in U.S. federal income tax consequences different from those discussed below.

Persons considering the purchase, ownership or disposition of units should consult their own tax advisors concerning the United States federal income tax consequences in light of their particular situations as well as any consequences arising under the laws of any other taxing jurisdiction. As used herein, a “U.S. unitholder” of a unit means a beneficial owner of a unit that is, for United States federal income tax purposes, (i) a citizen or resident of the United States, (ii) a corporation or partnership created or organized in or under the laws of the United States or any political subdivision thereof, (iii) an estate the income of which is subject to United States federal income taxation regardless of its source or (iv) a trust (X) that is subject to the supervision of a court within the United States and the control of one or more United States persons as described in section 7701(a)(30) of the Code or (Y) that has a valid election in effect under applicable Treasury Regulations to be treated as a United States person. A “Non-U.S. unitholder” is a holder that is not a U.S. unitholder. If a partnership holds our units, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding our units, you should consult your own tax advisor regarding the tax consequences.

The General Partner of USOF has received the opinion of Sutherland Asbill & Brennan LLP, counsel to USOF, that the material U.S. federal income tax consequences to USOF and to U.S. unitholders and Non-U.S. unitholders will be as described below. In rendering its opinion, Sutherland Asbill & Brennan LLP has relied on the facts described in this Prospectus as well as certain factual representations made by USOF and the General Partner. The opinion of Sutherland Asbill & Brennan LLP is not binding on the Internal Revenue Service (“IRS”), and as a result, the IRS may not agree with the tax positions taken by USOF. If challenged by the IRS, USOF’s tax positions might not be sustained by the courts. No ruling has been requested from the IRS with respect to any matter affecting USOF or prospective investors.

EACH PROSPECTIVE INVESTOR IS ADVISED TO CONSULT ITS OWN TAX ADVISOR AS TO HOW THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF AN INVESTMENT IN USOF APPLY TO YOU AND AS TO HOW APPLICABLE STATE, LOCAL OR FOREIGN TAXES APPLY TO YOU.

Tax Status of USOF

USOF is organized and will be operated as a limited partnership in accordance with the provisions of the LP Agreement and applicable state law. Under the Code, an entity classified as a partnership that is deemed to be a “publicly traded partnership” is generally taxable as a corporation for federal income tax purposes. The Code provides an exception to this general rule for a publicly traded partnership whose gross income for each taxable year of its existence consists of at least 90% “qualifying income” (“qualifying income exception”). For this purpose, section 7704 defines “qualifying income” as including, in pertinent part, interest (other than from a financial business), dividends and gains from the sale or disposition of capital assets held for the production of interest or dividends. In addition, in the case of a partnership a principal activity of which is the buying and selling of commodities (other than as inventory) or of futures, forwards and options with respect to commodities, “qualifying income” includes income and gains from such commodities and futures, forwards and options with respect to commodities. USOF and the General Partner have represented the following to Sutherland Asbill & Brennan LLP:

•	At least 90% of USOF’s gross income for each taxable year will constitute “qualifying income” within the meaning of Code section 7704 (as described above);

•	USOF will be organized and operated in accordance with its governing agreements and applicable law;

•	USOF has not elected, and will not elect, to be classified as a corporation for U.S. federal income tax purposes.

Based in part on these representations, Sutherland Asbill & Brennan LLP is of the opinion that USOF will be classified as a partnership for federal income tax purposes and that it will not be taxable as a corporation for such purposes.

If USOF failed to satisfy the qualifying income exception in any year, other than a failure that is determined by the IRS to be inadvertent and that is cured within a reasonable time after discovery, USOF would be taxable as a corporation for federal income tax purposes and would pay federal income tax on its income at regular corporate rates. In that event, unitholders would not report their share of USOF’s income or loss on their returns. In addition, distributions to unitholders would be treated as dividends to the extent of USOF’s current and accumulated earnings and profits. To the extent a distribution exceeded USOF’s earnings and profits, the distribution would be treated as a return of capital to the extent of a unitholder’s basis in its units, and thereafter as gain from the sale of units. Accordingly, if USOF were to be taxable as a corporation, it would likely have a material adverse effect on the economic return from an investment in USOF and on the value of the units.

The remainder of this summary assumes that USOF will be classified as a partnership for federal income tax purposes and that it will not be taxable as a corporation.

U.S. Unitholders

Tax Consequences of Ownership of Units

Taxation of USOF’s Income. No U.S. federal income tax will be paid by USOF on its income. Instead, USOF will file annual information returns, and each U.S. unitholder will be required to report on its U.S. federal income tax return its allocable share of the income, gain, loss and deduction of USOF. For example, unitholders will take into account their share of ordinary income realized by USOF from accruals of interest on Treasuries and other investments, and their share of gain from Oil Futures Contracts and Other Oil Interests. These items must be reported without regard to the amount (if any) of cash or property the unitholder receives as a distribution from USOF during the taxable year. Consequently, a unitholder may be allocated income or gain by USOF but receive no cash distribution with which to pay its tax liability resulting from the allocation, or may receive a distribution that is insufficient to pay such liability. Because the General Partner currently does not intend to make distributions, it is likely that in any year USOF realizes net income and/or gain that a U.S. unitholder will be required to pay taxes on its allocable share of such income or gain from sources other than USOF distributions.

Allocations of USOF’s Profit and Loss. Under Code section 704, the determination of a partner’s distributive share of any item of income, gain, loss, deduction or credit is governed by the applicable organizational document unless the allocation provided by such document lacks “substantial economic effect.” An allocation that lacks substantial economic effect nonetheless will be respected if it is in accordance with the partners’ interests in the partnership, determined by taking into account all facts and circumstances relating to the economic arrangements among the partners.

In general, USOF will apply a monthly closing-of-the-books convention in determining allocations of economic profit or loss to unitholders. Income, gain, loss and deduction will be determined on a monthly “mark-to-market” basis, taking into account our accrued income and deductions and realized and unrealized gains and losses for the month. These items will be allocated among the holders of units in proportion to the number of units owned by them as of the close of business on the last business day of the month. Items of taxable income, deduction, gain, loss and credit recognized by USOF for federal income tax purposes for any taxable year will be allocated among holders in a manner that equitably reflects the allocation of economic profit or loss. USOF intends to make the election permitted by section 754 of the Code, which election will be irrevocable without the consent of the Service. The effect of this election will be that when a secondary market sale of our units occur, we will adjust the purchaser’s proportionate share of the tax basis of our assets to fair market value, as reflected in the price paid for the units, as if the purchaser had directly acquired an interest in our assets. The section 754 election is intended to eliminate disparities between a partner’s basis in its partnership interest and its share of the tax bases of the partnership’s assets, so that the partner’s allocable share of taxable gain or loss on a disposition of an asset will correspond to its share of the appreciation or depreciation in the value of the asset since it acquired its interest. Depending on the price paid for units and the tax bases of USOF’s assets at the time of the purchase, the effect of the section 754 election on a purchaser of units may be favorable or unfavorable.

USOF will apply certain assumptions and conventions in determining and allocating items for tax purposes in order to reduce the complexity and costs of administration. The General Partner believes that application of these assumptions and conventions will be consistent with the intent of the partnership provisions of the Code, and that the resulting allocations will have substantial economic effect or otherwise will be respected as being in accordance with unitholders’ interests in USOF for federal income tax purposes. However, the Code and Treasury Regulations do not expressly permit adoption of these assumptions and conventions, and Sutherland Asbill & Brennan LLP is therefore unable to opine on the validity of our allocation method. It is possible that the IRS could successfully challenge this method and require a unitholder to report a greater or lesser share of items of income, gain, loss, deduction, or credit than if our method were respected. The General Partner is authorized to revise our allocation method to conform to any method permitted under future Treasury Regulations.

The assumptions and conventions used in making tax allocations may cause a unitholder to be allocated more or less income or loss for federal income tax purposes than its proportionate share of the economic income or loss realized by USOF during the period it held its units. This “mismatch” between taxable and economic income or loss in some cases may be temporary, reversing itself in a later year when the units are sold, but could be permanent. For example, a unitholder could be allocated income accruing before it purchased its units, resulting in an increase in the basis of the units (see “Tax basis in units”, below). On a subsequent disposition of the units, the additional basis might produce a capital loss the deduction of which may be limited (see “Limitations on Deductibility of Losses and Certain Expenses”, below).

Mark to market of certain exchange-traded contracts. For federal income tax purposes, USOF generally will be required to use a “mark-to-market” method of accounting under which unrealized gains and losses on instruments constituting “section 1256 contracts” are recognized currently. A section 1256 contract is defined as: (1) a futures contract that is traded on or subject to the rules of a national securities exchange which is registered with the SEC, a domestic board of trade designated as a contract market by the CFTC, or any other board of trade or exchange designated by the Secretary of the Treasury, and with respect to which the amount required to be deposited and the amount that may be withdrawn depends on a system of “marking to market”; (2) a forward contract on exchange-traded foreign currencies, where the contracts are traded in the interbank market; (3) a non-equity option traded on or subject to the rules of a qualified board or exchange; (4) a dealer equity option; or (5) a dealer securities futures contract.

Under these rules, section 1256 contracts held by USOF at the end of each taxable year, including for example Oil Futures Contracts and options on Oil Futures Contracts traded on a U.S. exchange or board of trade or certain foreign exchanges, will be treated as if they were sold by USOF for their fair market value on the last business day of the taxable year. A unitholder’s distributive share of USOF’s net gain or loss with respect to each section 1256 contract generally will be treated as long-term capital gain or loss to the extent of 60 percent thereof, and as short-term capital gain or loss to the extent of 40 percent thereof, without regard to the actual holding period.

Limitations on Deductibility of Losses and Certain Expenses. A number of different provisions of the Code may defer or disallow the deduction of losses or expenses allocated to you by USOF, including but not limited to those described below.

A unitholder’s deduction of its allocable share of any loss of USOF will be limited to the lesser of (1) the tax basis in its units or (2) in the case of a unitholder that is an individual or a closely held corporation, the amount which the unitholder is considered to have “at risk” with respect to our activities. In general, the amount at risk will be your invested capital plus your share of any recourse debt of USOF for which you are liable. Losses in excess of the amount at risk must be deferred until years in which USOF generates additional taxable income against which to offset such carryover losses or until additional capital is placed at risk.

Noncorporate taxpayers are permitted to deduct capital losses only to the extent of their capital gains for the taxable year plus $3,000 of other income. Unused capital losses can be carried forward and used to offset capital gains in future years. In addition, a noncorporate taxpayer may elect to carry back net losses on section 1256 contracts to each of the three preceding years and use them to offset section 1256 contract losses in those years, subject to certain limitations. Corporate taxpayers generally may deduct capital losses only to the extent of capital gains, subject to special carryback and carryforward rules.

Otherwise deductible expenses incurred by noncorporate taxpayers constituting “miscellaneous itemized deductions,” generally including investment-related expenses (other than interest and certain other specified expenses), are deductible only to the extent they exceed 2 percent of the taxpayer’s adjusted gross income for the year. Although the matter is not free from doubt, we believe management fees we pay to the General Partner and other expenses we incur will constitute investment-related expenses subject to the miscellaneous itemized deduction limitation, rather than expenses incurred in connection with a trade or business.

Noncorporate unitholders generally may deduct “investment interest expense” only to the extent of their “net investment income.” Investment interest expense of a unitholder will generally include any interest accrued by USOF and any interest paid or accrued on direct borrowings by a unitholder to purchase or carry its units, such as interest with respect to a margin account. Net investment income generally includes gross income from property held for investment (including “portfolio income” under the passive loss rules but not, absent an election, long-term capital gains or certain qualifying dividend income) less deductible expenses other than interest directly connected with the production of investment income.

To the extent that we allocate losses or expenses to you that must be deferred or disallowed as a result of these or other limitations in the Code, you may be taxed on income in excess of your economic income or distributions (if any) on your units. As one example, you could be allocated and required to pay tax on your share of interest income accrued by USOF for a particular taxable year, and in the same year allocated a share of a capital loss that you cannot deduct currently because you have insufficient capital gains against which to offset the loss. As another example, you could be allocated and required to pay tax on your share of interest income and capital gain for a year, but be unable to deduct some or all of your share of management fees and/or margin account interest incurred by you with respect to your units. Unitholders are urged to consult their own professional tax advisors regarding the effect of limitations under the Code on your ability to deduct your allocable share of USOF’s losses and expenses.

Tax Basis of Units

A unitholder’s tax basis in its units is important in determining (1) the amount of taxable gain it will realize on the sale or other disposition of its units, (2) the amount of non-taxable distributions that it may receive from USOF and (3) its ability to utilize its distributive share of any losses of USOF on its tax return. A unitholder’s initial tax basis of its units will equal its cost for the units plus its share of USOF’s liabilities (if any) at the time of purchase. In general, a unitholder’s “share” of those liabilities will equal the sum of (i) the entire amount of any otherwise nonrecourse liability of USOF as to which the unitholder or an affiliate is the creditor (a “partner nonrecourse liability”) and (ii) a pro rata share of any nonrecourse liabilities of USOF that are not partner nonrecourse liabilities as to any unitholder.

A unitholder’s tax basis in its units generally will be (1) increased by (a) its allocable share of USOF’s taxable income and gain and (b) any additional contributions by the unitholder to USOF and (2) decreased (but not below zero) by (a) its allocable share of USOF’s tax deductions and losses and (b) any distributions by USOF to the unitholder. For this purpose, an increase in a unitholder’s share of USOF’s liabilities will be treated as a contribution of cash by the unitholder to USOF and a decrease in that share will be treated as a distribution of cash by USOF to the unitholder. Pursuant to certain IRS rulings, a unitholder will be required to maintain a single, “unified” basis in all units that it owns. As a result, when a unitholder that acquired its units at different prices sells less than all of its units, such unitholder will not be entitled to specify particular units ( e.g. , those with a higher basis) as having been sold. Rather, it must determine its gain or loss on the sale by using an “equitable apportionment” method to allocate a portion of its unified basis in its units to the units sold.

Treatment of Fund Distributions. If USOF makes non-liquidating distributions to unitholders, such distributions generally will not be taxable to the unitholders for federal income tax purposes except to the extent that the sum of (i) the amount of cash and (ii) the fair market value of marketable securities distributed exceeds the unitholder’s adjusted basis of its interest in USOF immediately before the distribution. Any cash distributions in excess of a unitholder’s tax basis generally will be treated as gain from the sale or exchange of units.

Constructive Termination of the Partnership. We will be considered to have been terminated for tax purposes if there is a sale or exchange of 50 percent or more of the total interests in our units within a 12-month period. A termination would result in the closing of our taxable year for all unitholders. In the case of a unitholder reporting on a taxable year other than a fiscal year ending December 31, the closing of our taxable year may result in more than 12 months of our taxable income or loss being includable in its taxable income for the year of termination. We would be required to make new tax elections after a termination. A termination could result in tax penalties if we were unable to determine that the termination had occurred. Moreover, a termination might either accelerate the application of, or subject us to, any tax legislation enacted before the termination.

Tax Consequences of Disposition of Units

If a unitholder sells it units, it will recognize gain or loss equal to the difference between the amount realized and its adjusted tax basis for the units sold. A unitholder’s amount realized will be the sum of the cash or the fair market value of other property received plus its share of any USOF debt outstanding.

Gain or loss recognized by a unitholder on the sale or exchange of units held for more than one year will generally be taxable as long-term capital gain or loss; otherwise, such gain or loss will generally be taxable as short-term capital gain or loss. A special election is available under the Treasury Regulations that will allow unitholders to identify and use the actual holding periods for the units sold for purposes of determining whether the gain or loss recognized on a sale of units will give rise long-term or short-term capital gain or loss. It is expected that most unitholders will be eligible to elect, and generally will elect, to identify and use the actual holding period for units sold. If a unitholder fails to make the election or is not able to identify the holding periods of the units sold, the unitholder will have a split holding period in the units sold. Under such circumstances, a unitholder will be required to determine its holding period in the units sold by first determining the portion of its entire interest in USOF that would give rise to long-term capital gain or loss if its entire interest were sold and the portion that would give rise to short-term capital gain or loss if the entire interest were sold. The unitholder would then treat each unit sold as giving rise to long-term capital gain or loss and short-term capital gain or loss in the same proportions as if it had sold its entire interest in USOF.

Under Section 751 of the Code, a portion of a unitholder’s gain or loss from the sale of units (regardless of the holding period for such units), will be separately computed and taxed as ordinary income or loss to the extent attributable to “unrealized receivables” or “inventory” owned by USOF. The term “unrealized receivables” includes, among other things, market discount bonds and short-term debt instruments to the extent such items would give rise to ordinary income if sold by USOF.

If some or all of your units are lent by your broker or other agent to a third party — for example, for use by the third party in covering a short sale — you may be considered as having made a taxable disposition of the loaned units, in which case —

•	you may recognize taxable gain or loss to the same extent as if you had sold the units for cash;

•	any of USOF’s income, gain, loss or deduction allocable to those units during the period of the loan will not be reportable by you for tax purposes; and

•	any distributions you receive with respect to the units will be fully taxable, most likely as ordinary income.

Unitholders desiring to avoid these and other possible consequences of a deemed disposition of their units should consider modifying any applicable brokerage account agreements to prohibit the lending of their units.

Other Tax Matters

Information Reporting. We intend to report tax information to the beneficial owners of units. Unitholders who have become additional limited partners will be treated as partners for federal income tax purposes. The IRS has ruled that assignees of partnership interests who have not been admitted to a partnership as partners but who have the capacity to exercise substantial dominion and control over the assigned partnership interests will be considered partners for federal income tax purposes. On the basis of such ruling, except as otherwise provided herein, we intend to treat the following persons as partners for federal income tax purposes: (1) assignees of units who are pending admission as limited partners, and (2) unitholders whose units are held in street name or by another nominee and who have the right to direct the nominee in the exercise of all substantive rights attendant to the ownership of their units. USOF will furnish unitholders each year with tax information on IRS Schedule K-1 (Form 1065), which will be used by the unitholders in completing their tax returns.

Persons who hold an interest in USOF as a nominee for another person are required to furnish to us the following information: (1) the name, address and taxpayer identification number of the beneficial owner and the nominee; (2) whether the beneficial owner is (a) a person that is not a U.S. person, (b) a foreign government, an international organization or any wholly-owned agency or instrumentality of either of the foregoing, or (c) a tax-exempt entity; (3) the amount and description of units acquired or transferred for the beneficial owner; and (4) certain information including the dates of acquisitions and transfers, means of acquisitions and transfers, and acquisition cost for purchases, as well as the amount of net proceeds from sales. Brokers and financial institutions are required to furnish additional information, including whether they are U.S. persons and certain information on units they acquire, hold or transfer for their own account. A penalty of $50 per failure, up to a maximum of $100,000 per calendar year, is imposed by the Internal Revenue Code of 1986, as amended for failure to report such information to us. The nominee is required to supply the beneficial owner of the units with the information furnished to us.

Partnership Audit Procedures. The IRS may audit the federal income tax returns filed by USOF. Adjustments resulting from any such audit may require each unitholder to adjust a prior year’s tax liability and could result in an audit of the unitholder’s own return. Any audit of a unitholder’s return could result in adjustments of non-partnership items as well as USOF items. Partnerships are generally treated as separate entities for purposes of federal tax audits, judicial review of administrative adjustments by the IRS, and tax settlement proceedings. The tax treatment of partnership items of income, gain, loss and deduction are determined at the partnership level in a unified partnership proceeding rather than in separate proceedings with the unitholders. The Code provides for one unitholder to be designated as the “tax matters partner” and represent the partnership purposes of these proceedings. The LP Agreement appoints the General Partner as the tax matters partner of USOF.

Tax Shelter Disclosure Rules. In certain circumstances the Code and Treasury Regulations require that the IRS be notified of taxable transactions through a disclosure statement attached to a taxpayer’s United States federal income tax return. In addition, certain “material advisers” must maintain a list of persons participating in such transactions and furnish the list to the IRS upon written request. These disclosure rules may apply to transactions irrespective of whether they are structured to achieve particular tax benefits. They could require disclosure by USOF or unitholders (1) if a unitholder incurs a loss in excess a specified threshold from a sale or redemption of its units, (2) if USOF engages in transactions producing differences between its taxable income and its income for financial reporting purposes, or (3) possibly in other circumstances. While these rules generally do not require disclosure of a loss recognized on the disposition of an asset in which the taxpayer has a “qualifying basis” (generally a basis equal to the amount of cash paid by the taxpayer for such asset), they apply to a loss recognized with respect to interests in a passthrough entity, such as the units, even if the taxpayer’s basis in such interests is equal to the amount of cash it paid. In addition, under recently enacted legislation, significant penalties may be imposed in connection with a failure to comply with these reporting requirements. Investors should consult their own tax advisors concerning the application of these reporting requirements to their specific situation.

Tax-Exempt Organizations. Subject to numerous exceptions, qualified retirement plans and individual retirement accounts, charitable organizations and certain other organizations that otherwise are exempt from federal income tax (collectively “exempt organizations”) nonetheless are subject to the tax on unrelated business taxable income (“UBTI”). Generally, UBTI means the gross income derived by an exempt organization from a trade or business that it regularly carries on, the conduct of which is not substantially related to the exercise or performance of its exempt purpose or function, less allowable deductions directly connected with that trade or business. If USOF were to regularly carry on (directly or indirectly) a trade or business that is unrelated with respect to an exempt organization unitholder, then in computing its UBTI, the unitholder must include its share of (1) USOF’s gross income from the unrelated trade or business, whether or not distributed, and (2) USOF’s allowable deductions directly connected with that gross income.

UBTI generally does not include dividends, interest, or payments with respect to securities loans and gains from the sale of property (other than property held for sale to customers in the ordinary course of a trade or business). Nonetheless, income on, and gain from the disposition of, “debt-financed property” is UBTI. Debt-financed property generally is income-producing property (including securities), the use of which is not substantially related to the exempt organization’s tax-exempt purposes, and with respect to which there is “acquisition indebtedness” at any time during the taxable year (or, if the property was disposed of during the taxable year, the 12-month period ending with the disposition). Acquisition indebtedness includes debt incurred to acquire property, debt incurred before the acquisition of property if the debt would not have been incurred but for the acquisition, and debt incurred subsequent to the acquisition of property if the debt would not have been incurred but for the acquisition and at the time of acquisition the incurrence of debt was foreseeable. The portion of the income from debt-financed property attributable to acquisition indebtedness is equal to the ratio of the average outstanding principal amount of acquisition indebtedness over the average adjusted basis of the property for the year. USOF currently does not anticipate that it will borrow money to acquire investments; however, USOF cannot be certain that it will not borrow for such purpose in the future. In addition, an exempt organization unitholder that incurs acquisition indebtedness to purchase its units in USOF may have UBTI.

The federal tax rate applicable to an exempt organization unitholder on its UBTI generally will be either the corporate or trust tax rate, depending upon the unitholder’s form of organization. USOF may report to each such unitholder information as to the portion, if any, of the unitholder’s income and gains from USOF for any year that will be treated as UBTI; the calculation of that amount is complex, and there can be no assurance that USOF’s calculation of UBTI will be accepted by the Service. An exempt organization unitholder will be required to make payments of estimated federal income tax with respect to its UBTI.

Regulated Investment Companies. Under recently enacted legislation, interests in and income from “qualified publicly traded partnerships” satisfying certain gross income tests are treated as qualifying assets and income, respectively, for purposes of determining eligibility for regulated investment company (“RIC”) status. A RIC may invest up to 25% of its assets in interests in a qualified publicly traded partnership. The determination of whether a publicly traded partnership such as USOF is a qualified publicly traded partnership is made on an annual basis. USOF expects to be a qualified publicly traded partnership in each of its taxable years. However, such qualification is not assured.

Non-U.S. Unitholders

Generally, non-U.S. persons who derive U.S. source income or gain from investing or engaging in a U.S. business are taxable on two categories of income. The first category consists of amounts that are fixed, determinable, annual and periodic income, such as interest, dividends and rent that are not connected with the operation of a U.S. trade or business (“FDAP”). The second category is income that is effectively connected with the conduct of a U.S. trade or business (“ECI”). FDAP income (other than interest that is considered “portfolio interest”) is generally subject to a 30 percent withholding tax, which may be reduced for certain categories of income by a treaty between the U.S. and the recipient’s country of residence. In contrast, ECI is generally subject to U.S. tax on a net basis at graduated rates upon the filing of a U.S. tax return. Where a non-U.S. person has ECI as a result of an investment in a partnership, the ECI is subject to a withholding tax at a rate of 35 percent for both individual and corporate unitholders.

Withholding on Allocations and Distributions. The Code provides that a non-U.S. person who is a partner in a partnership that is engaged in a U.S. trade or business during a taxable year will also be considered to be engaged in a U.S. trade or business during that year. Classifying an activity by a partnership as an investment or an operating business is a factual determination. Under certain safe harbors in the Code, an investment fund whose activities consist of trading in stocks, securities, or commodities for its own account generally will not be considered to be engaged in a U.S. trade or business unless it is a dealer is such stocks, securities, or commodities. This safe harbor applies to investments in commodities only if the commodities are of a kind customarily dealt in on an organized commodity exchange and if the transaction is of a kind customarily consummated at such place. Although the matter is not free from doubt, USOF believes that the activities directly conducted by USOF will not result in USOF being engaged in a trade or business within in the United States. However, there can be no assurance that the IRS would not successfully assert that USOF’s activities constitute a U.S. trade or business.

In the event that USOF’s activities were considered to constitute a U.S. trade or business, USOF would be required to withhold at the highest rate specified in Code section 1 (currently 35 percent) on allocations of our income to non-U.S. unitholders. A non-U.S. unitholder with ECI will generally be required to file a U.S. federal income tax return, and the return will provide the non-U.S. unitholder with the mechanism to seek a refund of any withholding in excess of such unitholder’s actual U.S. federal income tax liability. Any amount withheld by USOF will be treated as a distribution to the non-U.S. unitholder.

If USOF is not treated as engaged in a U.S. trade or business, a non-U.S. unitholder may nevertheless be treated as having FDAP income, which would be subject to a 30 percent withholding tax (possibly subject to reduction by treaty), with respect to some or all of its distributions from USOF or its allocable share of USOF income. Amounts withheld on behalf of a non-U.S. unitholder will be treated as being distributed to such unitholder.

To the extent any interest income allocated to a non-U.S. unitholder that otherwise constitutes FDAP is considered “portfolio interest,” neither the allocation of such interest income to the non-U.S. unitholder nor a subsequent distribution of such interest income to the non-U.S. unitholder will be subject to withholding, provided that the non-U.S. unitholder is not otherwise engaged in a trade or business in the U.S. and provides USOF with a timely and properly completed and executed IRS Form W-8BEN or other applicable form. In general, “portfolio interest” is interest paid on debt obligations issued in registered form, unless the “recipient” owns 10 percent or more of the voting power of the issuer.

USOF expects that most of its interest income will qualify as “portfolio interest.” In order for USOF to avoid withholding on any interest income allocable to non-U.S. unitholders that would qualify as “portfolio interest,” it will be necessary for all non-U.S. unitholders to provide USOF with a timely and properly completed and executed Form W-8BEN (or other applicable form). If a non-U.S. unitholder fails to provide a properly completed Form W-8BEN, the General Partner may request that the non-U.S. unitholder provide, within 15 days after the request by the General Partner, a properly completed Form W-8BEN. If a non-U.S. unitholder fails to comply with this request, the units owned by such non-U.S. unitholder will be subject to redemption.

Gain from Sale of Units. Gain from the sale or exchange of the units may be taxable to a non-U.S. unitholder if the non-U.S. unitholder is a nonresident alien individual who is present in the U.S. for 183 days or more during the taxable year. In such case, the nonresident alien individual will be subject to a 30 percent withholding tax on the amount of such individual’s gain.

Branch Profits Tax on Corporate Non-U.S. Unitholders. In addition to the taxes noted above, any non-U.S. unitholders that are corporations may also be subject to an additional tax, the branch profits tax, at a rate of 30 percent. The branch profits tax is imposed on a non-U.S. corporation’s dividend equivalent amount, which generally consists of the corporation’s after-tax earnings and profits that are effectively connected with the corporation’s U.S. trade or business but are not reinvested in a U.S. business. This tax may be reduced or eliminated by an income tax treaty between the United States and the country in which the non-U.S. unitholder is a “qualified resident.”

Prospective non-U.S. unitholders should consult their tax advisor with regard to these and other issues unique to non-U.S. unitholders.

Backup Withholding

USOF may be required to withhold U.S. federal income tax (“backup withholding”) at a rate of 28 percent from all taxable distributions payable to: (1) any unitholder who fails to furnish USOF with his, her or its correct taxpayer identification number or a certificate that the unitholder is exempt from backup withholding, and (2) any unitholder with respect to whom the IRS notifies USOF that the unitholder has failed to properly report certain interest and dividend income to the IRS and to respond to notices to that effect. Backup withholding is not an additional tax and may be returned or credited against a taxpayer’s regular federal income tax liability if appropriate information is provided to the IRS.

Other Tax Considerations

In addition to federal income taxes, unitholders may be subject to other taxes, such as state and local income taxes, unincorporated business taxes, business franchise taxes, and estate, inheritance or intangible taxes that may be imposed by the various jurisdictions in which USOF does business or owns property or where the unitholders reside. Although an analysis of those various taxes is not presented here, each prospective unitholder should consider their potential impact on its investment in USOF. It is each unitholder’s responsibility to file the appropriate U.S. federal, state, local, and foreign tax returns. Sutherland Asbill & Brennan LLP has not provided an opinion concerning any aspects of state, local or foreign tax or U.S. federal tax other than those U.S. federal income tax issues discussed herein.

Investment By ERISA Accounts

General

Most employee benefit plans and individual retirement accounts (“IRAs”) are subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) or the Internal Revenue Code of 1986, as amended (the “Code”), or both. This section discusses certain considerations that arise under ERISA and the Code that a fiduciary of an employee benefit plan as defined in ERISA or a plan as defined in Section 4975 of the Code who has investment discretion should take into account before deciding to invest the plan’s assets in USOF. Employee benefit plans and plans are collectively referred to below as plans, and fiduciaries with investment discretion are referred to below as plan fiduciaries.

This summary is based on the provisions of ERISA and the Code as of the date hereof. This summary is not intended to be complete, but only to address certain questions under ERISA and the Code likely to be raised by your advisors. The summary does not include state or local law.

Potential plan investors are urged to consult with their own professional advisors concerning the appropriateness of an investment in USOF and the manner in which units should be purchased.

Special Investment Considerations

Each plan fiduciary must consider the facts and circumstances that are relevant to an investment in USOF, including the role that an investment in USOF would play in the plan’s overall investment portfolio. Each plan fiduciary, before deciding to invest in USOF, must be satisfied that the investment is prudent for the plan, that the investments of the plan are diversified so as to minimize the risk of large losses and that an investment in USOF complies with the terms of the plan.

USOF and Plan Assets

A regulation issued under ERISA contains rules for determining when an investment by a plan in an equity interest of a limited partnership will result in the underlying assets of the partnership being deemed plan assets for purposes of ERISA and Section 4975 of the Code. Those rules provide that assets of a limited partnership will not be plan assets of a plan that purchases an equity interest in the partnership if the equity interest purchased is a publicly-offered security. If the underlying assets of a partnership are considered to be assets of any plan for purposes of ERISA or Section 4975 of the Code, the operations of that partnership would be subject to and, in some cases, limited by, the provisions of ERISA and Section 4975 of the Code.

The publicly-offered security exception described above applies if the equity interest is a security that is:

1. freely transferable (determined based on the relevant facts and circumstances);

2. part of a class of securities that is widely held (meaning that the class of securities is owned by 100 or more investors independent of the issuer and of each other); and

3. either (a) part of a class of securities registered under Section 12(b) or 12(g) of the Exchange Act or (b) sold to the plan as part of a public offering pursuant to an effective registration statement under the Securities Act of 1933 and the class of which such security is a part is registered under the Exchange Act within 120 days (or such later time as may be allowed by the SEC) after the end of the fiscal year of the issuer in which the offering of such security occurred.

The plan asset regulations under ERISA state that the determination of whether a security is freely transferable is to be made based on all the relevant facts and circumstances. In the case of a security that is part of an offering in which the minimum investment is $10,000 or less, the following requirements, alone or in combination, ordinarily will not affect a finding that the security is freely transferable: (1) a requirement that no transfer or assignment of the security or rights relating to the security be made that would violate any federal or state law, (2) a requirement that no transfer or assignment be made without advance written notice given to the entity that issued the security, and (3) any restriction on the substitution of assignee as a limited partner of a partnership, including a general partner consent requirement, provided that the economic benefits of ownership of the assignor may be transferred or assigned without regard to such restriction or consent (other than compliance with any of the foregoing restrictions).

The General Partner believes that the conditions described above will be satisfied with respect to the units. The General Partner believes that the units should therefore constitute publicly-offered securities, and the underlying assets of USOF should not be considered to constitute plan assets of any plan that purchases units.

Prohibited Transactions

ERISA and the Code generally prohibit certain transactions involving the plan and persons who have certain specified relationships to the plan.

In general, units may not be purchased with the assets of a plan if the General Partner, the clearing brokers, the trading advisors (if any), or any of their affiliates, agents or employees either:

•	exercise any discretionary authority or discretionary control with respect to management of the plan;

•	exercise any authority or control with respect to management or disposition of the assets of the plan;

•	render investment advice for a fee or other compensation, direct or indirect, with respect to any moneys or other property of the plan;

•	have any authority or responsibility to render investment advice with respect to any monies or other property of the plan; or

•	have any discretionary authority or discretionary responsibility in the administration of the plan.

Also, a prohibited transaction may occur under ERISA or the Code when circumstances indicate that (1) the investment in a unit is made or retained for the purpose of avoiding application of the fiduciary standards of ERISA, (2) the investment in a unit constitutes an arrangement under which USOF is expected to engage in transactions that would otherwise be prohibited if entered into directly by the plan purchasing the unit, (3) the investing plan, by itself, has the authority or influence to cause USOF to engage in such transactions, or (4) a person who is prohibited from transacting with the investing plan may, but only with the aid of certain of its affiliates and the investing plan, cause USOF to engage in such transactions with such person.

Special IRA Rules

IRAs are not subject to ERISA’s fiduciary standards, but are subject to their own rules, including the prohibited transaction rules of Section 4975 of the Code, which generally mirror ERISA’s prohibited transaction rules. For example, IRAs are subject to special custody rules and must maintain a qualifying IRA custodial arrangement separate and distinct from USOF and its custodial arrangement. Otherwise, if a separate qualifying custodial arrangement is not maintained, an investment in the units will be treated as a distribution from the IRA. Second, IRAs are prohibited from investing in certain commingled investments, and the General Partner makes no representation regarding whether an investment in units is an inappropriate commingled investment for an IRA. Third, in applying the prohibited transaction provisions of Section 4975 of the Code, in addition to the rules summarized above, the individual for whose benefit the IRA is maintained is also treated as the creator of the IRA. For example, if the owner or beneficiary of an IRA enters into any transaction, arrangement, or agreement involving the assets of his or her IRA to benefit the IRA owner or beneficiary (or his or her relatives or business affiliates) personally, or with the understanding that such benefit will occur, directly or indirectly, such transaction could give rise to a prohibited transaction that is not exempted by any available exemption. Moreover, in the case of an IRA, the consequences of a non-exempt prohibited transaction are that the IRA’s assets will be treated as if they were distributed, causing immediate taxation of the assets (including any early distribution penalty tax applicable under Section 72 of the Code), in addition to any other fines or penalties that may apply.

Exempt Plans

Certain employee benefit plans may be governmental plans or church plans. Governmental plans and church plans are generally not subject to ERISA, nor do the above-described prohibited transaction provisions described above apply to them. These plans are, however, subject to prohibitions against certain related-party transactions under Section 503 of the Code, which operate similar to the prohibited transaction rules described above. In addition, the fiduciary of any governmental or church plan must consider any applicable state or local laws and any restrictions and duties of common law imposed upon the plan.

No view is expressed as to whether an investment in USOF (and any continued investment in USOF), or the operation and administration of USOF, is appropriate or permissible for any governmental plan or church plan under Code Section 503, or under any state, county, local or other law relating to that type of plan.

Allowing an investment in USOF is not to be construed as a representation by USOF, its General Partner, any trading advisor, any clearing broker, the Marketing Agent or legal counsel or other advisors to such parties or any other party that this investment meets some or all of the relevant legal requirements with respect to investments by any particular plan or that this investment is appropriate for any such particular plan. The person with investment discretion should consult with the plan’s attorney and financial advisors as to the propriety of an investment in USOF in light of the circumstances of the particular plan, current tax law and ERISA.

INFORMATION YOU SHOULD KNOW

This Prospectus contains information you should consider when making an investment decision about the units. You may rely on the information contained in this Prospectus. Neither USOF nor its General Partner has authorized any person to provide you with different information and, if anyone provides you with different or inconsistent information, you should not rely on it. This Prospectus is not an offer to sell the units in any jurisdiction where the offer or sale of the units is not permitted.

The information contained in this Prospectus was obtained from us and other sources believed by us to be reliable.

You should rely only on the information contained in this Prospectus or any applicable prospectus supplement or any information incorporated by reference to this Prospectus. We have not authorized anyone to provide you with any information that is different. If you receive any unauthorized information, you must not rely on it. You should disregard anything we said in an earlier document that is inconsistent with what is included in this Prospectus or any applicable prospectus supplement or any information incorporated by reference to this Prospectus. Where the context requires, when we refer to this “Prospectus,” we are referring to this Prospectus and (if applicable) the relevant prospectus supplement.

You should not assume that the information in this Prospectus or any applicable prospectus supplement is current as of any date other than the date on the front page of this Prospectus or the date on the front page of any applicable prospectus supplement.

We include cross references in this Prospectus to captions in these materials where you can find further related discussions. The table of contents tells you where to find these captions.

SUMMARY OF PROMOTIONAL AND SALES MATERIAL

USOF has or intends to use the following sales material it has prepared:

•	USOF’s website, www.unitedstatesoilfund.com;

•	Press release dated the effective date of USOF’s initial registration statement; and

•	Brochure dated April 3, 2006.

The materials described above are not a part of this Prospectus or the registration statement of which this Prospectus is a part and have been submitted to the staff of the Securities and Exchange Commission for their review pursuant to Industry Guide 5.

PATENT APPLICATION PENDING

A patent application by the General Partner directed to the creation and operation of the United States Oil Fund, LP is pending and the General Partner’s registration of USOF’s trademarks is in process at the United States Patent and Trademark Office.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the Securities and Exchange Commission a Post-Effective Amendment on Form S-3 to Form S-1 under the Securities Act, with respect to the units offered hereby. This prospectus is part of such registration statement. This prospectus does not contain all the information set forth in the registration statement and the exhibits and schedules thereto, to which reference is hereby made for further information. This prospectus does not contain all the information included in a registration statement because we have omitted parts of the registration statement as permitted by the SEC’s rules and regulations. For further information about us, you should refer to the registration statement and the exhibits filed with the registration statement. You may inspect and copy all or any portion of the registration statement or any reports, proxy statements, or other information at the Securities and Exchange Commission’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You can request copies of these documents by writing to the Securities and Exchange Commission and paying a fee for the copying cost. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for more information about the operation of the public reference room. In addition, such information may be accessed electronically at the Securities and Exchange Commission’s web site on the Internet at www.sec.gov.

INCORPORATION BY REFERENCE OF CERTAIN INFORMATION

We are a reporting company and file annual, quarterly and current reports and other information with the Securities and Exchange Commission. The rules of the Securities and Exchange Commission allow us to “incorporate by reference” information that we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the Securities and Exchange Commission will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we will make with the Securities and Exchange Commission under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 from the date of this Post-Effective Amendment until our offering is completed:

•	Annual Report on Form 10-K for the year ended December 31, 2006 filed March 30, 2007;

•	Current Reports on Form 8-K filed January 19, 2007 (as amended on January 19, 2007), January 29, 2007, February 14, 2007, March 19, 2007, April 4, 2007 and April 20, 2007, and

•
The description of our units contained in the registration statement on Form 8-A filed with the Securities and Exchange Commission on March 13, 2006 pursuant to Section 12(b) of the Securities Exchange Act of 1934, together with all amendments or reports filed for the purpose of updating such description.

We will provide to each person to whom a prospectus is delivered, including any beneficial owner, a copy of these filings at no cost, upon written or oral request at the following address or telephone number:

United States Oil Fund, LP
Attention: Nicholas D. Gerber
1320 Harbor Bay Parkway, Suite 145
Alameda, CA 94502
(510) 522-3336

STATEMENT OF ADDITIONAL INFORMATION

UNITED STATES OIL FUND, LP

Before you decide whether to invest, you should read this entire Prospectus carefully and consider the risk factors beginning on page 10.

This Prospectus is in two parts: a disclosure document and a statement of additional information. These parts are bound together, and both parts contain important information.

This statement of additional information and accompanying disclosure document are both dated May 1, 2007.

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TABLE OF CONTENTS

Page

The Commodity Interest Markets	SAI-3
Potential Advantages of Investment	SAI-10
CFTC Annual Report	SAI-12

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The Commodity Interest Markets

General

The Commodity Exchange Act or CEA governs the regulation of commodity interest transactions, markets and intermediaries. In December 2000, the CEA was amended by the Commodity Futures Modernization Act of 2000, or CFMA, which substantially revised the regulatory framework governing certain commodity interest transactions and the markets on which they trade. The CEA, as amended by the CFMA, now provides for varying degrees of regulation of commodity interest transactions depending upon the variables of the transaction. In general, these variables include (1) the type of instrument being traded (e.g., contracts for future delivery, options, swaps or spot contracts), (2) the type of commodity underlying the instrument (distinctions are made between instruments based on agricultural commodities, energy and metals commodities and financial commodities), (3) the nature of the parties to the transaction (retail, eligible contract participant, or eligible commercial entity), (4) whether the transaction is entered into on a principal-to-principal or intermediated basis, (5) the type of market on which the transaction occurs, and (6) whether the transaction is subject to clearing through a clearing organization. Information regarding commodity interest transactions, markets and intermediaries, and their associated regulatory environment, is provided below.

Futures Contracts

A futures contract such as an Oil Futures Contract is a standardized contract traded on, or subject to the rules of, an exchange that calls for the future delivery of a specified quantity and type of a commodity at a specified time and place. Futures contracts are traded on a wide variety of commodities, including agricultural products, bond, stock index, interest rate, currency, energy and metal markets. The size and terms of futures contracts on a particular commodity are identical and are not subject to any negotiation, other than with respect to price and the number of contracts traded between the buyer and seller.

The contractual obligations of a buyer or seller may generally be satisfied by taking or making physical delivery of the underlying of commodity or by making an offsetting sale or purchase of an identical futures contract on the same or linked exchange before the designated date of delivery. The difference between the price at which the futures contract is purchased or sold and the price paid for the offsetting sale or purchase, after allowance for brokerage commissions, constitutes the profit or loss to the trader. Some futures contracts, such as stock index contracts, settle in cash (reflecting the difference between the contract purchase/sale price and the contract settlement price) rather than by delivery of the underlying commodity.

In market terminology, a trader who purchases a futures contract is long in the market and a trader who sells a futures contract is short in the market. Before a trader closes out his long or short position by an offsetting sale or purchase, his outstanding contracts are known as open trades or open positions. The aggregate amount of open positions held by traders in a particular contract is referred to as the open interest in such contract.

Forward Contracts

A forward contract is a contractual obligation to purchase or sell a specified quantity of a commodity at or before a specified date in the future at a specified price and, therefore, is economically similar to a futures contract. Unlike futures contracts, however, forward contracts are typically traded in the over-the-counter markets and are not standardized contracts. Forward contracts for a given commodity are generally available for various amounts and maturities and are subject to individual negotiation between the parties involved. Moreover, generally there is no direct means of offsetting or closing out a forward contract by taking an offsetting position as one would a futures contract on a U.S. exchange. If a trader desires to close out a forward contract position, he generally will establish an opposite position in the contract but will settle and recognize the profit or loss on both positions simultaneously on the delivery date. Thus, unlike in the futures contract market where a trader who has offset positions will recognize profit or loss immediately, in the forward market a trader with a position that has been offset at a profit will generally not receive such profit until the delivery date, and likewise a trader with a position that has been offset at a loss will generally not have to pay money until the delivery date. In recent years, however, the terms of forward contracts have become more standardized, and in some instances such contracts now provide a right of offset or cash settlement as an alternative to making or taking delivery of the underlying commodity.

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The forward markets provide what has typically been a highly liquid market for foreign exchange trading, and in certain cases the prices quoted for foreign exchange forward contracts may be more favorable than the prices for foreign exchange futures contracts traded on U.S. exchanges. The forward markets are largely unregulated. Forward contracts are, in general, not cleared or guaranteed by a third party. Commercial banks participating in trading foreign exchange forward contracts often do not require margin deposits, but rely upon internal credit limitations and their judgments regarding the creditworthiness of their counterparties. In recent years, however, many over-the-counter market participants in foreign exchange trading have begun to require that their counterparties post margin.

Further, as the result of the CFMA, over-the-counter derivative instruments such as forward contracts and swap agreements (and options on forwards and physical commodities) may begin to be traded on lightly-regulated exchanges or electronic trading platforms that may, but are not required to, provide for clearing facilities. Exchanges and electronic trading platforms on which over-the-counter instruments may be traded and the regulation and criteria for that trading are more fully described below under “Futures Exchanges and Clearing Organizations.” Nonetheless, absent a clearing facility, USOF’s trading in foreign exchange and other forward contracts is exposed to the creditworthiness of the counterparties on the other side of the trade.

Options on Futures Contracts

Options on futures contracts are standardized contracts traded on an exchange. An option on futures contract gives the buyer of the option the right, but not the obligation, to take a position at a specified price (the striking, strike, or exercise price) in the underlying futures contract or underlying interest. The buyer of a call option acquires the right, but not the obligation, to purchase or take a long position in the underlying interest, and the buyer of a put option acquires the right, but not the obligation, to sell or take a short position in the underlying interest.

The seller, or writer, of an option is obligated to take a position in the underlying interest at a specified price opposite to the option buyer if the option is exercised. Thus, the seller of a call option must stand ready to take a short position in the underlying interest at the strike price if the buyer should exercise the option. The seller of a put option, on the other hand, must stand ready to take a long position in the underlying interest at the strike price.

A call option is said to be in-the-money if the strike price is below current market levels and out-of-the-money if the strike price is above current market levels. Conversely, a put option is said to be in-the-money if the strike price is above the current market levels and out-of-the-money if the strike price is below current market levels.

Options have limited life spans, usually tied to the delivery or settlement date of the underlying interest. Some options, however, expire significantly in advance of such date. The purchase price of an option is referred to as its premium, which consists of its intrinsic value (which is related to the underlying market value) plus its time value. As an option nears its expiration date, the time value shrinks and the market and intrinsic values move into parity. An option that is out-of-the-money and not offset by the time it expires becomes worthless. On certain exchanges, in-the-money options are automatically exercised on their expiration date, but on others unexercised options simply become worthless after their expiration date.

Regardless of how much the market swings, the most an option buyer can lose is the option premium. The option buyer deposits his premium with his broker, and the money goes to the option seller. Option sellers, on the other hand, face risks similar to participants in the futures markets. For example, since the seller of a call option is assigned a short futures position if the option is exercised, his risk is the same as someone who initially sold a futures contract. Because no one can predict exactly how the market will move, the option seller posts margin to demonstrate his ability to meet any potential contractual obligations.

Options on Forward Contracts or Commodities

Options on forward contracts or commodities operate in a manner similar to options on futures contracts. An option on a forward contract or commodity gives the buyer of the option the right, but not the obligation, to take a position at a specified price in the underlying forward contract or commodity. However, similar to forward contracts, options on forward contracts or on commodities are individually negotiated contracts between counterparties and are typically traded in the over-the-counter market. Therefore, options on forward contracts and physical commodities possess many of the same characteristics of forward contracts with respect to offsetting positions and credit risk that are described above.

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Swap Contracts

Swap transactions generally involve contracts between two parties to exchange a stream of payments computed by reference to a notional amount and the price of the asset that is the subject of the swap. Swap contracts are principally traded off-exchange, although recently, as a result of regulatory changes enacted as part of the CFMA, certain swap contracts are now being traded in electronic trading facilities and cleared through clearing organizations.

Swaps are usually entered into on a net basis, that is, the two payment streams are netted out in a cash settlement on the payment date or dates specified in the agreement, with the parties receiving or paying, as the case may be, only the net amount of the two payments. Swaps do not generally involve the delivery of underlying assets or principal. Accordingly, the risk of loss with respect to swaps is generally limited to the net amount of payments that the party is contractually obligated to make. In some swap transactions one or both parties may require collateral deposits from the counterparty to support that counterparty’s obligation under the swap agreement. If the counterparty to such a swap defaults, the risk of loss consists of the net amount of payments that the party is contractually entitled to receive less to any collateral deposits it is holding.

Participants

The two broad classes of persons who trade commodities are hedgors and speculators. Hedgors include financial institutions that manage or deal in interest rate-sensitive instruments, foreign currencies or stock portfolios, and commercial market participants, such as farmers and manufacturers, that market or process commodities. Hedging is a protective procedure designed to lock in profits that could otherwise be lost due to an adverse movement in the underlying commodity, for example, the adverse price movement between the time a merchandiser or processor enters into a contract to buy or sell a raw or processed commodity at a certain price and the time he must perform the contract. In such a case, at the time the hedgor contracts to physically sell the commodity at a future date he will simultaneously buy a futures or forward contract for the necessary equivalent quantity of the commodity. At the time for performance of the contract, the hedgor may accept delivery under his futures contract and sell the commodity quantity as required by his physical contract or he may buy the actual commodity, sell if under the physical contract and close out his position by making an offsetting sale of a futures contract.

The commodity interest markets enable the hedgor to shift the risk of price fluctuations. The usual objective of the hedgor is to protect the profit that he expects to earn from farming, merchandising, or processing operations rather than to profit from his trading. However, at times the impetus for a hedge transaction may result in part from speculative objectives.

Unlike the hedgor, the speculator generally expects neither to make nor take delivery of the underlying commodity. Instead, the speculator risks his capital with the hope of making profits from price fluctuations in the commodities. The speculator is, in effect, the risk bearer who assumes the risks that the hedgor seeks to avoid. Speculators rarely make or take delivery of the underlying commodity; rather they attempt to close out their positions prior to the delivery date. Because the speculator may take either a long or short position in commodities, it is possible for him to make profits or incur losses regardless of whether prices go up or down.

Futures Exchanges and Clearing Organizations

Futures exchanges provide centralized market facilities in which multiple persons have the ability to execute or trade contracts by accepting bids and offers from multiple participants. Futures exchanges may provide for execution of trades at a physical location utilizing trading pits and/or may provide for trading to be done electronically through computerized matching of bids and offers pursuant to various algorithms. Members of a particular exchange and the trades executed on such exchanges are subject to the rules of that exchange. Futures exchanges and clearing organizations are given reasonable latitude in promulgating rules and regulations to control and regulate their members. Examples of regulations by exchanges and clearing organizations include the establishment of initial margin levels, rules regarding trading practices, contract specifications, speculative position limits, daily price fluctuation limits, and execution and clearing fees.

Clearing organizations provide services designed to mutualize or transfer the credit risk arising from the trading of contracts on an exchange or other electronic trading facility. Once trades made between members of an exchange or electronic trading facility have been confirmed, the clearing organization becomes substituted for the clearing member acting on behalf of each buyer and each seller of contracts traded on the exchange or trading platform and in effect becomes the other party to the trade. Thereafter, each clearing member party to the trade looks only to the clearing organization for performance. The clearing organization generally establishes some sort of security or guarantee fund to which all clearing members of the exchange must contribute; this fund acts as an emergency buffer that is intended to enable the clearing organization to meet its obligations with regard to the other side of an insolvent clearing member’s contracts. Furthermore, the clearing organization requires margin deposits and continuously marks positions to market to provide some assurance that its members will be able to fulfill their contractual obligations. Thus, a central function of the clearing organization is to ensure the integrity of trades, and members effecting transactions on an exchange need not concern themselves with the solvency of the party on the opposite side of the trade; their only remaining concerns are the respective solvencies of their own customers, their clearing broker and the clearing organization. The clearing organizations do not deal with customers, but only with their member firms and the guarantee of performance for open positions provided by the clearing organization does not run to customers.

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U.S. Futures Exchanges

Futures exchanges in the United States are subject to varying degrees of regulation by the CFTC based on their designation as one of the following: a designated contract market, a derivatives transaction execution facility, an exempt board of trade or an electronic trading facility.

A designated contract market is the most highly regulated level of futures exchange. Designated contract markets may offer products to retail customers on an unrestricted basis. To be designated as a contract market, the exchange must demonstrate that it satisfies specified general criteria for designation, such as having the ability to prevent market manipulation, rules and procedures to ensure fair and equitable trading, position limits, dispute resolution procedures, minimization of conflicts of interest and protection of market participants. Among the principal designated contract markets in the United States are the Chicago Board of Trade, the Chicago Mercantile Exchange and the New York Mercantile Exchange. Each of the designated contract markets in the United States must provide for the clearance and settlement of transactions with a CFTC-registered derivatives clearing organization.

A derivatives transaction execution facility, or DTEF, is a new type of exchange that is subject to fewer regulatory requirements than a designated contract market but is subject to both commodity interest and participant limitations. DTEFs limit access to eligible traders that qualify as either eligible contract participants or eligible commercial entities for futures and option contracts on commodities that have a nearly inexhaustible deliverable supply, are highly unlikely to be susceptible to the threat of manipulation, or have no cash market, security futures products, and futures and option contracts on commodities that the CFTC may determine, on a case-by-case basis, are highly unlikely to be susceptible to the threat of manipulation. In addition, certain commodity interests excluded or exempt from the CEA, such as swaps, etc. may be traded on a DTEF. There is no requirement that a DTEF use a clearing organization, except with respect to trading in security futures contracts, in which case the clearing organization must be a securities clearing agency. However, if futures contracts and options on futures contracts on a DTEF are cleared, then it must be through a CFTC-registered derivatives clearing organization, except that some excluded or exempt commodities traded on a DTEF may be cleared through a clearing organization other than one registered with the CFTC.

An exempt board of trade is also a newly designated form of exchange. An exempt board of trade is substantially unregulated, subject only to CFTC anti-fraud and anti-manipulation authority. An exempt board of trade is permitted to trade futures contracts and options on futures contracts provided that the underlying commodity is not a security or securities index and has an inexhaustible deliverable supply or no cash market. All traders on an exempt board of trade must qualify as eligible contract participants. Contracts deemed eligible to be traded on an exempt board of trade include contracts on interest rates, exchange rates, currencies, credit risks or measures, debt instruments, measures of inflation, or other macroeconomic indices or measures. There is no requirement that an exempt board of trade use a clearing organization. However, if contracts on an exempt board of trade are cleared, then it must be through a CFTC-registered derivatives clearing organization. A board of trade electing to operate as an exempt board of trade must file a written notification with the CFTC.

An electronic trading facility is a new form of exchange that operates by means of an electronic or telecommunications network and maintains an automated audit trail of bids, offers, and the matching of orders or the execution of transactions on the electronic trading facility. The CEA does not apply to, and the CFTC has no jurisdiction over, transactions on an electronic trading facility in certain excluded commodities that are entered into between principals that qualify as eligible contract participants, subject only to CFTC anti-fraud and anti-manipulation authority. In general, excluded commodities include interest rates, currencies, securities, securities indices or other financial, economic or commercial indices or measures.

SAI-6

The General Partner intends to monitor the development of and opportunities and risks presented by the new less-regulated exchanges and exempt boards and may, in the future, allocate a percentage of USOF’s assets to trading in products on these exchanges. Provided USOF maintains assets exceeding $5 million, USOF would qualify as an eligible contract participant and thus would be able to trade on such exchanges.

Non-U.S. Futures Exchanges

Non-U.S. futures exchanges differ in certain respects from their U.S. counterparts. Importantly, non-U.S. futures exchanges are not subject to regulation by the CFTC, but rather are regulated by their home country regulator. In contrast to U.S. designated contract markets, some non-U.S. exchanges are principals’ markets, where trades remain the liability of the traders involved, and the exchange or an affiliated clearing organization, if any, does not become substituted for any party. Due to the absence of a clearing system, such exchanges are significantly more susceptible to disruptions. Further, participants in such markets must often satisfy themselves as to the individual creditworthiness of each entity with which they enter into a trade. Trading on non-U.S. exchanges is often in the currency of the exchange’s home jurisdiction. Consequently, USOF is subject to the additional risk of fluctuations in the exchange rate between such currencies and U.S. dollars and the possibility that exchange controls could be imposed in the future. Trading on non-U.S. exchanges may differ from trading on U.S. exchanges in a variety of ways and, accordingly, may subject USOF to additional risks.

Speculative Position Limits

The CFTC and U.S. designated contract markets have established accountability levels and position limits on the maximum net long or net short Oil Futures Contracts that any person or group of persons under common trading control (other than a hedgor, which USOF is not) may hold, own or control in commodity interests. Among the purposes of accountability levels and position limits is to prevent a corner or squeeze on a market or undue influence on prices by any single trader or group of traders. The position limits currently established by the CFTC apply to certain agricultural commodity interests, such as grains (oats, barley, and flaxseed), soybeans, corn, wheat, cotton, eggs, rye, and potatoes, but not to interests in energy products. In addition, U.S. exchanges may set accountability levels and position limits for all commodity interests traded on that exchange. For example, the current accountability level for investments at any one time in Oil Futures Contracts (including investments in the Benchmark Oil Futures Contract) on the New York Mercantile Exchange is 20,000 contracts. The New York Mercantile Exchange also imposes position limits on contracts held in the last few days of trading in the near month contract to expire. Certain exchanges or clearing organizations also set limits on the total net positions that may be held by a clearing broker. In general, no position limits are in effect in forward or other over-the-counter contract trading or in trading on non-U.S. futures exchanges, although the principals with which USOF and the clearing brokers may trade in such markets may impose such limits as a matter of credit policy. For purposes of determining accountability levels and position limits USOF’s commodity interest positions will not be attributable to investors in their own commodity interest trading.

Daily Price Limits

Most U.S. futures exchanges (but generally not non-U.S. exchanges) may limit the amount of fluctuation in some futures contract or options on a futures contract prices during a single trading day by regulations. These regulations specify what are referred to as daily price fluctuation limits or more commonly, daily limits. The daily limits establish the maximum amount that the price of a futures or options on futures contract may vary either up or down from the previous day’s settlement price. Once the daily limit has been reached in a particular futures or options on futures contract, no trades may be made at a price beyond the limit. Positions in the futures or options contract may then be taken or liquidated, if at all, only at inordinate expense or if traders are willing to effect trades at or within the limit during the period for trading on such day. Because the daily limit rule governs price movement only for a particular trading day, it does not limit losses and may in fact substantially increase losses because it may prevent the liquidation of unfavorable positions. Futures contract prices have occasionally moved the daily limit for several consecutive trading days, thus preventing prompt liquidation of positions and subjecting the trader to substantial losses for those days. The concept of daily price limits is not relevant to over-the-counter contracts, including forwards and swaps, and thus such limits are not imposed by banks and others who deal in those markets.

SAI-7

In contrast, the New York Mercantile Exchange does not impose daily limits but rather limits the amount of price fluctuation for Oil Futures Contracts. For example, the New York Mercantile Exchange imposes a $10.00 per barrel ($10,000 per contract) price fluctuation limit for Oil Futures Contracts. This limit is initially based off the previous trading day’s settlement price. If any Oil Futures Contract is traded, bid, or offered at the limit for five minutes, trading is halted for five minutes. When trading resumes it begins at the point where the limit was imposed and the limit is reset to be $10.00 per barrel in either direction of that point. If another halt were triggered, the market would continue to be expanded by $10.00 per barrel in either direction after each successive five-minute trading halt. There is no maximum price fluctuation limits during any one trading session.

Commodity Prices

Commodity prices are volatile and, although ultimately determined by the interaction of supply and demand, are subject to many other influences, including the psychology of the marketplace and speculative assessments of future world and economic events. Political climate, interest rates, treaties, balance of payments, exchange controls and other governmental interventions as well as numerous other variables affect the commodity markets, and even with comparatively complete information it is impossible for any trader to predict reliably commodity prices.

Regulation

Futures exchanges in the United States are subject to varying degrees of regulation under the CEA depending on whether such exchange is a designated contract market, DTEF, exempt board of trade or ETF. Derivatives clearing organizations are also subject to the CEA and CFTC regulation. The CFTC is the governmental agency charged with responsibility for regulation of futures exchanges and commodity interest trading conducted on those exchanges. The CFTC’s function is to implement the CEA’s objectives of preventing price manipulation and excessive speculation and promoting orderly and efficient commodity interest markets. In addition, the various exchanges and clearing organizations themselves exercise regulatory and supervisory authority over their member firms.

The CFTC possesses exclusive jurisdiction to regulate the activities of commodity pool operators and commodity trading advisors and has adopted regulations with respect to the activities of those persons and/or entities. Under the CEA, a registered commodity pool operator, such as the General Partner, is required to make annual filings with the CFTC describing its organization, capital structure, management and controlling persons. In addition, the CEA authorizes the CFTC to require and review books and records of, and documents prepared by, registered commodity pool operators. Pursuant to this authority, the CFTC requires commodity pool operators to keep accurate, current and orderly records for each pool that they operate. The CFTC may suspend the registration of a commodity pool operator (1) if the CFTC finds that the operator’s trading practices tend to disrupt orderly market conditions, (2) if any controlling person of the operator is subject to an order of the CFTC denying such person trading privileges on any exchange, and (3) in certain other circumstances. Suspension, restriction or termination of the General Partner’s registration as a commodity pool operator would prevent it, until that registration were to be reinstated, from managing USOF, and might result in the termination of USOF. USOF itself is not required to be registered with the CFTC in any capacity.

The CEA gives the CFTC similar authority with respect to the activities of commodity trading advisors. If a trading advisor’s commodity trading advisor registration were to be terminated, restricted or suspended, the trading advisor would be unable, until the registration were to be reinstated, to render trading advice to USOF.

The CEA requires all futures commission merchants, such as USOF’s clearing brokers, to meet and maintain specified fitness and financial requirements, to segregate customer funds from proprietary funds and account separately for all customers’ funds and positions, and to maintain specified books and records open to inspection by the staff of the CFTC. The CFTC has similar authority over introducing brokers, or persons who solicit or accept orders for commodity interest trades but who do not accept margin deposits for the execution of trades. The CEA authorizes the CFTC to regulate trading by futures commission merchants and by their officers and directors, permits the CFTC to require action by exchanges in the event of market emergencies, and establishes an administrative procedure under which customers may institute complaints for damages arising from alleged violations of the CEA. The CEA also gives the states powers to enforce its provisions and the regulations of the CFTC.

SAI-8

USOF’s investors are afforded prescribed rights for reparations under the CEA. Investors may also be able to maintain a private right of action for violations of the CEA. The CFTC has adopted rules implementing the reparation provisions of the CEA, which provide that any person may file a complaint for a reparations award with the CFTC for violation of the CEA against a floor broker or a futures commission merchant, introducing broker, commodity trading advisor, commodity pool operator, and their respective associated persons.

Pursuant to authority in the CEA, the NFA has been formed and registered with the CFTC as a registered futures association. At the present time, the NFA is the only self-regulatory organization for commodity interest professionals, other than futures exchanges. The CFTC has delegated to the NFA responsibility for the registration of commodity trading advisors, commodity pool operators, futures commission merchants, introducing brokers, and their respective associated persons and floor brokers. The General Partner, each trading advisor, the selling agents and the clearing brokers are members of the NFA. As such, they are subject to NFA standards relating to fair trade practices, financial condition and consumer protection. USOF itself is not required to become a member of the NFA. As the self-regulatory body of the commodity interest industry, the NFA promulgates rules governing the conduct of professionals and disciplines those professionals that do not comply with these rules. The NFA also arbitrates disputes between members and their customers and conducts registration and fitness screening of applicants for membership and audits of its existing members.

The regulations of the CFTC and the NFA prohibit any representation by a person registered with the CFTC or by any member of the NFA, that registration with the CFTC, or membership in the NFA, in any respect indicates that the CFTC or the NFA, as the case may be, has approved or endorsed that person or that person’s trading program or objectives. The registrations and memberships of the parties described in this summary must not be considered as constituting any such approval or endorsement. Likewise, no futures exchange has given or will give any similar approval or endorsement.

The regulation of commodity interest trading in the United States and other countries is an evolving area of the law. The various statements made in this summary are subject to modification by legislative action and changes in the rules and regulations of the CFTC, the NFA, the futures exchanges, clearing organizations and other regulatory bodies.

The function of the CFTC is to implement the objectives of the CEA of preventing price manipulation and other disruptions to market integrity, avoiding systemic risk, preventing fraud and promoting innovation, competition and financial integrity of transactions. As mentioned above, this regulation, among other things, provides that the trading of commodity interest contracts generally must be upon exchanges designated as contract markets or DTEFs and that all trading on those exchanges must be done by or through exchange members. Under the CFMA, commodity interest trading in some commodities between sophisticated persons may be traded on a trading facility not regulated by the CFTC. As a general matter, trading in spot contracts, forward contracts, options on forward contracts or commodities, or swap contracts between eligible contract participants is not within the jurisdiction of the CFTC and may therefore be effectively unregulated. The trading advisors may engage in those transactions on behalf of USOF in reliance on this exclusion from regulation.

In general, the CFTC does not regulate the interbank and forward foreign currency markets with respect to transactions in contracts between certain sophisticated counterparties such as USOF or between certain regulated institutions and retail investors. Although U.S. banks are regulated in various ways by the Federal Reserve Board, the Comptroller of the Currency and other U.S. federal and state banking officials, banking authorities do not regulate the forward markets.

While the U.S. government does not currently impose any restrictions on the movements of currencies, it could choose to do so. The imposition or relaxation of exchange controls in various jurisdictions could significantly affect the market for that and other jurisdictions’ currencies. Trading in the interbank market also exposes USOF to a risk of default since failure of a bank with which USOF had entered into a forward contract would likely result in a default and thus possibly substantial losses to USOF.

The CFTC is prohibited by statute from regulating trading on non-U.S. futures exchanges and markets. The CFTC, however, has adopted regulations relating to the marketing of non-U.S. futures contracts in the United States. These regulations permit certain contracts traded on non-U.S. exchanges to be offered and sold in the United States.

SAI-9

Commodity Margin

Original or initial margin is the minimum amount of funds that must be deposited by a commodity interest trader with the trader’s broker to initiate and maintain an open position in futures contracts. Maintenance margin is the amount (generally less than the original margin) to which a trader’s account may decline before he must deliver additional margin. A margin deposit is like a cash performance bond. It helps assure the trader’s performance of the futures contracts that he or she purchases or sells. Futures contracts are customarily bought and sold on initial margin that represents a very small percentage (ranging upward from less than 2%) of the aggregate purchase or sales price of the contract. Because of such low margin requirements, price fluctuations occurring in the futures markets may create profits and losses that, in relation to the amount invested, are greater than are customary in other forms of investment or speculation. As discussed below, adverse price changes in the futures contract may result in margin requirements that greatly exceed the initial margin. In addition, the amount of margin required in connection with a particular futures contract is set from time to time by the exchange on which the contract is traded and may be modified from time to time by the exchange during the term of the contract.

Brokerage firms, such as USOF’s clearing brokers, carrying accounts for traders in commodity interest contracts may not accept lower, and generally require higher, amounts of margin as a matter of policy to further protect themselves. The clearing brokers require USOF to make margin deposits equal to exchange minimum levels for all commodity interest contracts. This requirement may be altered from time to time in the clearing brokers’ discretion.

Trading in the over-the-counter markets where no clearing facility is provided generally does not require margin but generally does require the extension of credit between counterparties.

When a trader purchases an option, there is no margin requirement; however, the option premium must be paid in full. When a trader sells an option, on the other hand, he or she is required to deposit margin in an amount determined by the margin requirements established for the underlying interest and, in addition, an amount substantially equal to the current premium for the option. The margin requirements imposed on the selling of options, although adjusted to reflect the probability that out-of-the-money options will not be exercised, can in fact be higher than those imposed in dealing in the futures markets directly. Complicated margin requirements apply to spreads and conversions, which are complex trading strategies in which a trader acquires a mixture of options positions and positions in the underlying interest.

Margin requirements are computed each day by a trader’s clearing broker. When the market value of a particular open commodity interest position changes to a point where the margin on deposit does not satisfy maintenance margin requirements, a margin call is made by the broker. If the margin call is not met within a reasonable time, the broker may close out the trader’s position. With respect to USOF’s trading, USOF (and not its investors personally) is subject to margin calls.

Finally, many major U.S. exchanges have passed certain cross margining arrangements involving procedures pursuant to which the futures and options positions held in an account would, in the case of some accounts, be aggregated and margin requirements would be assessed on a portfolio basis, measuring the total risk of the combined positions.

Potential Advantages of Investment

The Advantages of Non-Correlation

Given that historically, the price of oil and of Oil Futures Contracts and Other Oil Interests has had very little correlation to the stock and bond markets, the General Partner believes that the performance of USOF should also exhibit a substantial degree of non-correlation with the performance of traditional equity and debt portfolio components, in part because of the ease of selling commodity interests short. This feature of many commodity interest contracts — being able to be long or short a commodity interest position with similar ease — means that profit and loss from commodity interest trading is not dependent upon economic prosperity or stability.

However, non-correlation will not provide any diversification advantages unless the non-correlated assets are outperforming other portfolio assets, and it is entirely possible that USOF may not outperform other sectors of an investor’s portfolio, or may produce losses. Additionally, although adding USOF’s units to an investor’s portfolio may provide diversification, USOF is not a hedging mechanism vis-à-vis traditional debt and equity portfolio components and you should not assume that USOF units will appreciate during periods of inflation or stock and bond market declines.

SAI-10

Non-correlated performance should not be confused with negatively correlated performance. Negative correlation occurs when the performance of two asset classes are in opposite direction to each other. Non-correlation means only that USOF’s performance will likely have little relation to the performance of equity and debt instruments, reflecting the General Partner’s belief that certain factors that affect equity and debt prices may affect USOF differently and that certain factors that affect equity and debt prices may not affect USOF at all. USOF’s net asset value per unit may decline or increase more or less than equity and debt instruments during both rising and falling cash markets. The General Partner does not expect that USOF’s performance will be negatively correlated to general debt and equity markets.

Interest Income

Unlike some alternative investment funds, USOF does not borrow money in order to obtain leverage, so USOF does not incur any interest expense. Rather, USOF’s margin deposits are maintained in Treasuries and interest is earned on 100% of USOF’s available assets, which include unrealized profits credited to USOF’s accounts.

SAI-11

CFTC Annual Report

PRIVACY NOTICE

Victoria Bay Asset Management, LLC and United States Oil Fund, LP (collectively, the “Partnership”) are providing this notice to explain our information collection practices and other important information.

Collection of Investor Information

The Partnership collects personal information about its investors mainly through the following sources:

•
Authorized Purchasers, information required in connection with preparing tax filings, trading history, financial information and other information provided by the investor in writing, in person, by telephone, electronically or by any other means. This information includes name, address, nationality, tax identification number, and financial and investment qualifications; and

•	Transactions within the Partnership, including account balances, investments and withdrawals.

Disclosure of Nonpublic Personal Information

The Partnership does not sell or rent investor information. The Partnership does not disclose nonpublic personal information about its investors to nonaffiliated third parties or to affiliated entities, except as permitted by law. For example, the Partnership may share nonpublic personal information in the following situations:

•
To service providers in connection with the administration and servicing of the Partnership, which may include attorneys, accountants, auditors and other professionals. The Partnership may also share information in connection with the servicing or processing of Partnership transactions;

•
To affiliated companies, i.e., any company that controls, is controlled by, or is under common control with the Partnership, in order to provide you with ongoing personal advice and assistance with respect to the products and services you have purchased through the Partnership and to introduce you to other products and services that may be of value to you;

•	To respond to a subpoena or court order, judicial process or regulatory authorities;

•	To protect against fraud, unauthorized transactions (such as money laundering), claims or other liabilities; and

•	Upon consent of an investor to release such information, including authorization to disclose such information to persons acting in a fiduciary or representative capacity on behalf of the investor.

You may opt out of any disclosure we may make of nonpublic personal information to non-affiliated third parties. The Partnership will facilitate your right to opt out of any disclosure through one of the following methods by: (1) designating check-off boxes in a prominent position on the relevant forms with the opt out notice; (2) including a reply form together with the opt out notice; (3) providing an electronic means to opt out, such as a form that can be sent via electronic mail or a process at the Partnership’s website, if you agree to the electronic delivery or information; or (4) providing a toll-free telephone number that you may call to opt out.

Protection of Investor Information

The Partnership holds its investor information in the strictest confidence. Accordingly, the Partnership’s policy is to require that all employees, financial professionals and companies providing services on its behalf keep client information confidential.

The Partnership maintains safeguards that comply with federal standards to protect investor information. The Partnership restricts access to the personal and account information of investors to those employees who need to know that information in the course of their job responsibilities. Third parties with whom the Partnership shares investor information must agree to follow appropriate standards of security and confidentiality, which includes safeguarding such information physically, electronically and procedurally.

The Partnership’s privacy policy applies to both current and former investors. The Partnership would only disclose nonpublic personal information about a former investor to the same extent as for a current investor.

SAI-12

Changes to Privacy Policy

The Partnership may make changes to its privacy policy in the future. The Partnership will not make any change affecting you without first sending you a revised privacy policy describing the change. In any case, the Partnership will send you a current privacy policy at least once a year as long as you continue to be an investor in the Partnership.

UNITED STATES OIL FUND, LP
A Delaware Limited Partnership

FINANCIAL STATEMENTS
For the Period From (April 10, 2006) Commencement of Operations to December 31, 2006
and the Period From (May 12, 2005) Inception to December 31, 2005

AFFIRMATION OF THE COMMODITY POOL OPERATOR

To the Partners of United States Oil Fund, LP

To the best of the knowledge and belief of the undersigned, the information contained in this Annual Report for the year ended December 31, 2006 and the period from (May 12, 2005) inception to December 31, 2005 is accurate and complete.

By: /s/ Nicholas D. Gerber
United States Oil Fund, LP
President & CEO of Victoria Bay Asset Management, LLC (General Partner of United States Oil Fund, LP)

SAI-13

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

CERTIFIED PUBLIC ACCOUNTANTS
5251 SOUTH QUEBEC STREET I SUITE 200
GREENWOOD VILLAGE, COLORADO 80111
TELEPHONE: (303) 753-1959
FAX: (303) 753-0338
www.spicerjeffries.com

To the Partners of
United States Oil Fund, LP (formerly New York Oil ETF, LP)

We have audited the accompanying statements of financial condition of United States Oil Fund, LP, (formerly New York Oil ETF, LP) (the “Fund”) as of December 31, 2006 and 2005, including the schedule of investments as of December 31, 2006, and the related financial statements of operations, changes in partners’ capital and cash flows for the year ended December 31, 2006 and the period from inception (May 12, 2005) through December 31, 2005. These financial statements are the responsibility of the Fund’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of United States Oil Fund, LP (formerly New York Oil ETF, LP) as of December 31, 2006 and 2005, and the results of its operations and its cash flows for the year ended December 31, 2006 and the period from inception (May 12, 2005) through December 31, 2005 in conformity with accounting principles generally accepted in the United States of America.

Greenwood Village, Colorado
March 15, 2007

SAI-14

UNITED STATES OIL FUND, LP

STATEMENTS OF FINANCIAL CONDITION
December 31, 2006 and 2005

	2006	2005

Assets
Cash and cash equivalents	$712,883,812	$1,000
Equity in UBS Securities LLC trading accounts:
Cash	87,123,636	—
Unrealized loss on open commodity futures contracts	(34,383,000)
Receivable for units sold	36,080,896	—
Interest receivable	2,626,230	—
Other assets	17,000	—
Total assets	$804,348,574	$1,000

Liabilities and Partners’ Capital
General Partner management fees (Note 3)	$332,736	$—
Commissions payable	44,386	—
Other liabilities	22,198	—
Total liabilities	399,320	—

Commitments and Contingencies (Notes 3, 4 and 5)

Partners’ Capital
General Partner	—	20
Limited Partners	803,949,254	980
Total Partners’ Capital	803,949,254	1,000
Total liabilities and partners’ capital	$804,348,574	$1,000

Limited Partners’ units outstanding, December 31, 2006	15,500,000	—
Net asset value per unit (commencement of operations, April 10, 2006)	$67.39	$—
Net asset value per unit, December 31, 2006	$51.87	$—
Market value per unit, December 31, 2006	$51.60	$—

See accompanying notes to financial statements.

SAI-15

UNITED STATES OIL FUND, LP

SCHEDULE OF INVESTMENTS
December 31, 2006

Open Futures Contracts	Number of Contracts	Loss on Open Commodity Contracts	% of Partners’ Capital

United States Contracts
Crude Oil Future contracts, expires February 2007	13,171	$(34,383,000)	(4.28)

Cash Equivalents

	Cost	Market Value

United States - Money Market Funds
AIM STIT - Liquid Assets Portfolio	$171,344,554	$171,344,554	21.31
AIM STIT - STIC Prime Portfolio	171,230,961	171,230,961	21.30
Goldman Sachs Financial Square Funds - Prime Obligations Fund	190,268,507	190,268,507	23.67
	$532,844,022	532,844,022	66.28
Cash		180,039,790	22.39
Total cash & cash equivalents		712,883,812	88.67
Cash on deposit with broker		87,123,636	10.84
Other assets in excess of liabilities		38,324,806	4.77
Total Partners’ Capital		$803,949,254	100.00

See accompanying notes to financial statements.
SAI-16

UNITED STATES OIL FUND, LP

STATEMENTS OF OPERATIONS
For the Period From (April 10, 2006) Commencement of Operations to December 31, 2006
and the Period From (May 12, 2005) Inception to December 31, 2005

	2006	2005

Income
Gains (losses) on trading of commodity futures contracts:
Realized losses on closed positions	$(104,063,960)	$—
Change in unrealized losses on open positions	(34,383,000)	—
Interest income	13,930,431	—
Other income	129,000	—
Total loss	(124,387,529)	—
Expenses
General Partner management fees (Note 3)	1,460,448	—
Brokerage commissions	478,713	—
Other expenses	22,198	—
Total expenses	1,961,359
Net loss	$(126,348,888)	$—
Net loss per limited partnership unit	$(15.52)	$—
Net loss per weighted average limited partnership unit	$(18.00)	$—
Weighted average limited partnership units outstanding	7,018,797	—

See accompanying notes to financial statements.
SAI-17

UNITED STATES OIL FUND, LP

STATEMENTS OF CHANGES IN PARTNERS’ CAPITAL
For the Period From (April 10, 2006) Commencement of Operations to December 31, 2006
and the Period From (May 12, 2005) Inception to December 31, 2005

	General Partner	Limited Partners	Total

Balances, at Inception	$—	$—	$—
Initial contribution of capital	20	980	1,000

Balances, at December 31, 2005	20	980	1,000
Addition of 29,000,000 partnership units	—	1,740,249,722	1,740,249,722
Redemption of 13,500,000 partnership units	(20)	(809,952,560)	(809,952,580)
Net loss	—	(126,348,888)	(126,348,888)

Balances, at December 31, 2006	$—	$803,949,254	$803,949,254

Net Asset Value Per Unit
At December 31, 2005	$—
At April 10, 2006 (commencement of operations)	$67.39
At December 31, 2006	$51.87

See accompanying notes to financial statements.
SAI-18

UNITED STATES OIL FUND, LP

STATEMENTS OF CASH FLOWS
Period From (April 10, 2006) Commencement of Operations to December 31, 2006
and the Period From (May 12, 2005) Inception to December 31, 2005

	2006	2005

Cash Flows from Operating Activities:
Net loss	$(126,348,888)	$—
Adjustments to reconcile net loss to net cash used in operating activities:
Increase in commodity futures trading account - cash	(87,123,636)	—
Increase in unrealized loss on futures contracts	34,383,000	—
Increase in interest receivable and other assets	(2,643,230)	—
Increase in management fees payable	332,736	—
Increase in commissions payable	44,386	—
Increase in other liabilities	22,198	—
Net cash used in operating activities	(181,333,434)

Cash Flows from Financing Activities:
Subscription of partnership units	1,704,168,826	1,000
Redemption of partnership units	(809,952,580)	—
Net cash provided by financing activities	894,216,246	1,000

Net Increase in Cash and Cash Equivalents	712,882,812	1,000
Cash and Cash Equivalents, beginning of period	1,000	—
Cash and Cash Equivalents, end of period	$712,883,812	$1,000

See accompanying notes to financial statements.

SAI-19

UNITED STATES OIL FUND, LP
(formerly New York Oil ETF, LP)

NOTES TO FINANCIAL STATEMENTS
December 31, 2006

Note 1 — Organization and Business

United States Oil Fund, LP (formerly New York Oil ETF, LP) (the “Fund”), was organized as a limited partnership under the laws of the state of Delaware on May 12, 2005 and changed its name on September 30, 2005. The Fund is a commodity pool that issues units that may be purchased and sold on the American Stock Exchange. The Fund will continue in perpetuity, unless terminated sooner upon the occurrence of one or more events as described in its First Amended and Restated Limited Partnership Agreement (the “Limited Partnership Agreement”). The investment objective of the Fund is for its net asset value to reflect the performance of the price of light, sweet crude oil, less the Fund’s expenses. The Fund will accomplish its objectives through investments in futures contracts for light, sweet crude oil, other types of crude oil, heating oil, gasoline, natural gas and other petroleum-based fuels that are traded on the New York Mercantile Exchange and other U.S. and foreign exchanges (“Oil Futures Contracts”) and other oil interests such as cash-settled options on Oil Futures Contracts, forward contracts for oil, and over-the-counter transactions that are based on the price of oil. Victoria Bay Asset Management, LLC is the general partner of the Fund (the “General Partner”) and is also responsible for the management of the Fund. The Fund commenced operations on April 10, 2006. The General Partner is a member of the National Futures Association (“NFA”) and is a commodity pool operator effective December 1, 2005. The Fund has a fiscal year ending on December 31.

The Fund issues limited partnership interests (“Units”) to authorized purchasers by offering creation baskets consisting of 100,000 Units (“Creation Baskets”) through a marketing agent. The purchase price for a Creation Basket is based upon the net asset value of a Fund Unit. In addition, authorized purchasers pay the Fund a $1,000 fee for the creation of each Creation Basket. The initial offering price of the initial creation basket was based on the closing price of the near month oil futures contracts as traded and reported on the New York Mercantile Exchange on the last business day prior to the effective date. Additionally, subsequent to the sale of the initial Creation Basket, Units can be purchased or sold on a nationally recognized securities exchange in smaller increments. Units purchased or sold on a nationally recognized securities exchange are not made at the net asset value of the Fund but rather at market prices quoted on the stock exchange.

On April 10, 2006, the Fund listed its Units on the American Stock Exchange under the ticker symbol “USO”. On that day, the Fund established its initial NAV by setting the price at $67.39 per Unit and issued 200,000 Units in exchange for $13,478,000. The Fund also commenced investment operations on that day by purchasing oil futures contracts traded on the New York Mercantile Exchange that are based on West Texas Intermediate light, sweet crude oil.

Note 2 — Summary of Significant Accounting Policies

Revenue Recognition - Commodity futures contracts, forward contracts, physical commodities, and related options are recorded on the trade date. All such transactions are recorded on the identified cost basis and marked to market daily. Unrealized gains or losses on open contracts are reflected in the statement of financial condition and the difference between original contract amount and market value (as determined by exchange settlement prices for futures contracts and related options and cash dealer prices at a predetermined time for forward contracts, physical commodities, and their related options) as of the last business day of the year or as of the last date of the financial statements. Changes in the unrealized gains or losses between periods are reflected in the statement of operations. The Fund earns interest on its assets on deposit at the Broker at the 90-day Treasury bill rate less fifty basis points for deposits denominated in U.S. dollars.

Brokerage Commissions - Brokerage commissions on all open commodity futures contracts are accrued on a full-turn basis.

Income Taxes - The Fund is not subject to federal income taxes; each partner reports his/her allocable share of income, gain, loss deductions or credits on his/her own income tax return.

SAI-20

UNITED STATES OIL FUND, LP
(formerly New York Oil ETF, LP)

NOTES TO FINANCIAL STATEMENTS
December 31, 2006

Note 2 — Summary of Significant Accounting Policies - (continued)

Redemptions - Authorized persons may redeem Units from the Fund only in blocks of 100,000 Units called “Redemption Baskets”. The amount of the redemption proceeds for a Redemption Basket will be equal to the net asset value of the Fund Units in the Redemption Basket.

Partnership Capital and Allocation of Partnership Income and Losses - Profit or loss shall be allocated among the partners of the Fund in proportion to the number of Units each partner holds as of the close of each month. The General Partner may revise, alter or otherwise modify this method of allocation as described in the Limited Partnership Agreement.

Calculation of Net Asset Value - The Fund calculates net asset value on each trading day by taking the current market value of its total assets, subtracting any liabilities and dividing the amount by the total number of Units issued and outstanding. The Fund uses the New York Mercantile Exchange closing price on that day for contracts held on the New York Mercantile Exchange.

Loss per Limited Partnership Unit - Net loss per limited partnership Unit is the difference between the net asset value per Unit at the beginning and end of each period. The weighted average number of limited partnership Units outstanding was computed for purposes of disclosing net loss per weighted average limited partnership Unit. The weighted average limited partnership Units are equal to the number of Units outstanding at period end, adjusted proportionately for Units redeemed based on their respective time outstanding during such period. There were no Units held by the General Partner at December 31, 2006.

Cash Equivalents - As of December 31, 2006, cash and cash equivalents included money market portfolios and overnight time deposits with original maturity dates of three months or less.

Use of Estimates - The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires the Fund’s management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statement, and the reported amounts of the revenue and expenses during the reporting period. Actual results could differ from those estimates.

Note 3 — General Partner Management Fee and Related Party Transactions

Under the Limited Partnership Agreement, the General Partner is responsible for investing the assets of the Fund in accordance with the objectives and policies of the Fund. In addition, the General Partner has arranged for one or more third parties to provide administrative, custody, accounting, transfer agency and other necessary services to the Fund. For these services, the Fund is contractually obligated to pay the General Partner a fee, which is paid monthly, based on average daily net assets that are equal to .50% per annum on average net assets of $1,000,000,000 or less and .20% per annum of average daily net assets that are greater than $1,000,000,000. The Fund will pay for all brokerage fees, taxes and other expenses, including licensing fees for the use of intellectual property, registration or other fees paid to the Securities and Exchange Commission, the National Association of Securities Dealers, or any other regulatory agency in connection with the offer and sale of subsequent Units after its initial registration and all legal, accounting, printing and other expenses associated therewith. The Fund also pays the fees and expenses, including the directors and officers’ liability insurance, of the independent directors.

For the period ended December 31, 2006, all of the Fund’s offering and organizational expenses have been funded by an affiliate of the General Partner. The Fund does not have any obligation or intention to reimburse such payments. The Fund incurred offering and organizational costs in the amount of $1,571,318.

SAI-21

UNITED STATES OIL FUND, LP
(formerly New York Oil ETF, LP)

NOTES TO FINANCIAL STATEMENTS
December 31, 2006

Note 4 — Contracts and Agreements

The Fund is party to a marketing agent agreement dated March 13, 2006 with ALPS Distributors Inc. (“ALPS”), a Colorado corporation, whereby ALPS provides certain marketing services for the Fund as outlined in the agreement. The fees of the marketing agent, which are borne by the General Partner, include a marketing fee of $425,000 per annum plus the following incentive fee: zero basis points on Fund assets from $0 - $500 million; 4 basis points on Fund assets from $500 million - $4 billion; and 3 basis points on Fund assets in excess of $4 billion.

The above fees do not include the following expenses, which are also borne by the General Partner: the cost of placing advertisements in various periodicals; web construction and development; or the printing and production of various marketing materials.

The Fund is also party to a custodian agreement dated March 13, 2006, with Brown Brothers Harriman & Co. (“Brown Brothers”), whereby Brown Brothers holds investments on behalf of the Fund. The General Partner of the Fund pays the fees of the custodian, which shall be agreed to from time to time between the parties. In addition, the Fund is party to an administrative agency agreement dated March 13, 2006, also with Brown Brothers, whereby Brown Brothers acts as the administrative agent, transfer agent and registrar for the Fund. The General Partner also pays the fees of Brown Brothers for its services under this agreement and such fees will be determined by the parties from time to time.

Currently, the General Partner pays Brown Brothers for its services in the foregoing capacity a minimum amount of $300,000 annually and, once the Fund’s net assets are above $500 million, an asset charge, which is not reflected in either agreement, ranging between 0.035% and 0.06%, plus a $50,000 transfer agency fee, and transaction charges of $7.00 to $15.00 per transaction.

The Fund invests primarily in oil futures contracts traded on the New York Mercantile Exchange (the “Exchange”). The Fund and the Exchange are discussing entering into and in the process of finalizing a License Agreement whereby the Fund will be granted a non-exclusive license to use certain of the Exchange’s settlement prices and service marks. Under the proposed License Agreement, the Exchange would receive an asset-based fee for the license, which will be paid by the Fund.

The Fund expressly disclaims any association with the Exchange or endorsement of the Fund by the Exchange and acknowledges that “NYMEX” and “New York Mercantile Exchange” are registered trademarks of such Exchange.

The Fund has entered into a brokerage agreement with UBS Securities LLC, formerly ABN AMRO Incorporated, Futures Commission Merchant (the “Broker”). The agreement provides that the Broker charge the Fund commissions of approximately $7 per round-turn trade plus applicable exchange and NFA fees for futures contracts and options on futures contracts.

Note 5 — Financial Instruments, Off-Balance Sheet Risks and Contingencies

The Fund engages in the speculative trading of U.S. futures contracts and options on U.S. futures contracts, (collectively “derivatives”). The Fund is exposed to both market risk, which is the risk arising from changes in the market value of the contracts; and credit risk, which is the risk of failure by another party to perform according to the terms of a contract.

All of the contracts currently traded by the Fund are exchange traded. The risks associated with exchange-traded contracts are generally perceived to be less than those associated with over-the-counter transactions since, in over-the-counter transactions, the Fund must rely solely on the credit of their respective individual counterparties. However, in the future, if the Fund were to enter into non-exchange traded contracts, it would be subject to the credit risk associated with counterparty non-performance. The credit risk from counterparty non-performance associated with such instruments is the net unrealized gain, if any. The Company also has credit risk since the sole counterparty to all domestic futures contracts is the exchange clearing corporation. In addition, the Fund bears the risk of financial failure by the clearing broker.

SAI-22

UNITED STATES OIL FUND, LP
(formerly New York Oil ETF, LP)

NOTES TO FINANCIAL STATEMENTS
December 31, 2006

Note 5 - Financial Instruments, Off-Balance Sheet Risks and Contingencies - (continued)

The purchase and sale of futures and options on futures contracts requires margin deposits with a Futures Commission Merchant (“FCM”). Additional deposits may be necessary for any loss on contract value. The Commodity Exchange Act requires an FCM to segregate all customer transactions and assets from the FCM’s proprietary activities.

The Fund’s cash and other property such as U.S. Treasury Bills, deposited with an FCM are considered commingled with all other customer funds subject to the FCM’s segregation requirements. In the event of an FCM’s insolvency, recovery may be limited to a pro rata share of segregated funds available. It is possible that the recovered amount could be less than the total of cash and other property deposited.

For derivatives, risks arise from changes in the market value of the contracts. Theoretically, the Fund is exposed to a market risk equal to the value of futures contracts purchased and unlimited liability on such contracts sold short. As both a buyer and a seller of options, the Fund pays or receives a premium at the outset and then bears the risk of unfavorable changes in the price of the contract underlying the option.

The Fund’s policy is to continuously monitor its exposure to market and counterparty risk through the use of a variety of financial, position and credit exposure reporting controls and procedures. In addition, the Fund has a policy of reviewing the credit standing of each broker of counterparty with which it conducts business.

The financial instruments held by the Fund are reported in the statement of financial condition at market or fair value, or at carrying amounts that approximate fair value, because of their highly liquid nature and short-term maturity.

The Fund received a letter from Goldman, Sachs & Co. (“Goldman Sachs”) on March 17, 2006, providing the Fund notice under 35 U.S.C. Section 154(d) of two pending United States patent applications, Publication Nos. 2004/0225593A1 and 2006/0036533A1. The Fund is currently reviewing the Goldman Sachs published patent applications, and has engaged in discussions with Goldman Sachs regarding their pending applications and the Fund’s own pending patent application. At this time, due in part to the fact that the Goldman Sachs patent applications are pending and have not been issued as U.S. Patents, the Fund is unable to determine what the outcome of this matter will be.

Note 6 — Financial Highlights

The following table presents per Unit performance data and other supplemental financial data for the period April 10, 2006 (commencement of operations) to December 31, 2006 for the limited partners. This information has been derived from information presented in the financial statements.

Per Unit Operating Performance:	April 10, 2006 (commencement of operations) to December 31, 2006

Net asset value, beginning of period	$67.39
Total loss	(15.24)
Total expenses	(0.28)
Net decrease in net asset value	(15.52)
Net asset value, end of period	$51.87
Total Return	(23.03)%
Ratios to Average Net Assets (annualized)
Total loss	(42.59)%
Expenses excluding management fees	(0.17)%
Management fees	(0.50)%
Net loss	(43.26)%

Total returns are calculated based on the change in value during the period. An individual limited partner’s total return and ratio may vary from the above total returns and ratios based on the timing of contributions and withdrawals.

SAI-23

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

Set forth below is an estimate (except as indicated) of the amount of fees and expenses (other than underwriting commissions and discounts) payable by the registrant in connection with the issuance and distribution of the units pursuant to the prospectus contained in this registration statement.

	Amount

SEC registration fee (actual)		$236,577	*
AMEX Listing Fee	$	N/A
NASD filing fees		$75,000
Blue Sky expenses		N/A
Auditor’s fees and expenses (estimate)		$20,000
Legal fees and expenses (estimate)		$50,000
Printing expenses (estimate)		$25,000
Miscellaneous expenses
Total		$381,577

*	Already paid in connection with the filing of File No. 333-140117. This Post-Effective Amendment does not register any additional units.

Item 15. Indemnification of Directors and Officers

USOF shall, to the fullest extent permitted by law, but only out of USOF assets, indemnify and hold harmless a General Partner and each officer, director, stockholder, partner, employee or agent thereof (including persons who serve at USOF’s request as directors, officers or trustees of another organization in which USOF has an interest as a Unitholder, creditor or otherwise) and their respective Legal Representatives and successors (hereinafter referred to as a “Covered Person” against all liabilities and expenses, including but not limited to amounts paid in satisfaction of judgments, in compromise or as fines and penalties, and counsel fees reasonably incurred by any Covered Person in connection with the defense or disposition of any action, suit or other proceedings, whether civil or criminal, before any court or administrative or legislative body, in which such Covered Person may be or may have been involved as a party or otherwise or with which such person may be or may have been threatened, while in office or thereafter, by reason of an alleged act or omission as a General Partner or director or officer thereof, or by reason of its being or having been such a General Partner, director or officer, except with respect to any matter as to which such Covered Person shall have been finally adjudicated in any such action, suit or other proceeding not to have acted in good faith in the reasonable believe that such Covered Person’s action was in the best interest of USOF, and except that no Covered Person shall be indemnified against any liability to USOF or limited partners to which such Covered Person would otherwise be subject by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of such Covered Person’s office. Expenses, including counsel fees so incurred by any such Covered Person, may be paid from time to time by USOF in advance of the final disposition of any such action, suit or proceeding on the condition that the amounts so paid shall be repaid to USOF if it is ultimately determined that the indemnification of such expenses is not authorized hereunder.

As to any matter disposed of by a compromise payment by any such Covered Person, pursuant to a consent decree or otherwise, no such indemnification either for said payment or for any other expenses shall be provided unless such compromise shall be approved as in the best interests of USOF, after notice that it involved such indemnification by any disinterested person or persons to whom the questions may be referred by the General Partner, provided that there has been obtained an opinion in writing of independent legal counsel to the effect that such Covered Person appears to have acted in good faith in the reasonable belief that his or her action was in the best interests of USOF and that such indemnification would not protect such persons against any liability to USOF or its limited partners to which such person would otherwise by subject by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of office. Approval by any disinterested person or persons shall not prevent the recovery from persons as indemnification if such Covered Person is subsequently adjudicated by a court of competent jurisdiction not to have acted in good faith in the reasonable belief that such Covered Person’s action was in the best interests of USOF or to have been liable to USOF or its limited partners by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of such Covered Person’s office.

The right of indemnification hereby provided shall not be exclusive of or affect any other rights to which any such Covered Person may be entitled. An “interested Covered Person” is one against whom the action, suit or other proceeding on the same or similar grounds is then or has been pending and a “disinterested person” is a person against whom none of such actions, suits or other proceedings or another action, suit or other proceeding on the same or similar grounds is then or has been pending. Nothing contained in this provision shall affect any rights to indemnification to which personnel of a General Partner, other than directors and officers, and other persons may be entitled by contract or otherwise under law, nor the power of USOF to purchase and maintain liability insurance on behalf of any such person.

Nothing in this provision shall be construed to subject any Covered Person to any liability to which he is not already liable under this Agreement or applicable law.

Each limited partner agrees that it will not hold any Affiliate or any officer, director, stockholder, partner, employee or agent of any Affiliate of the General Partner liable for any actions of such General Partner or any obligations arising under or in connection with this Agreement or the transactions contemplated hereby.

Item 16. Exhibits

Exhibit No.	Description

3.1**	Form of the Third Amended and Restated Limited Partnership Agreement.

3.2***	Certificate of Limited Partnership of the Registrant.

5.1**	Opinion of Sutherland Asbill & Brennan LLP relating to the legality of the units.

8.1**	Opinion of Sutherland Asbill & Brennan LLP with respect to federal income tax consequences.

10.1****	Form of Initial Authorized Purchaser Agreement.

10.2*****	Marketing Agent Agreement.

10.3****	Custodian Agreement.

10.4****	Administrative Agency Agreement.

23.1**	Consent of Sutherland Asbill & Brennan LLP (included in Exhibit 5.1).

23.2*	Consent of Spicer Jeffries LLP

*	Filed Herewith.

**	Incorporated by reference to Registrant’s Registration Statement on Form S-1 (File No. 333-140117) filed on January 19, 2007.

***	Incorporated by reference to Registrant’s Registration Statement on Form S-1 (File No. 333-124950) filed on May 16, 2005.

****	Incorporated by reference to Registrant’s Pre-Effective Amendment No. 5 to the Registration Statement on Form S-1 (File No. 333-124950) filed on March 13, 2006.

*****	Incorporated by reference to Registrant’s Pre-Effective Amendment No. 7 to the Registration Statement on Form S-1 (File No. 333-124950) filed on April 6, 2006.

Item 17. Undertakings

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i) If the registrant is subject to Rule 430C (§230.430C of this chapter), each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A (§230.430A of this chapter), shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424 (§230.424 of this chapter);

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(d) The undersigned registrant hereby undertakes:

(1) To send to each limited partner at least on an annual basis a detailed statement of any transactions with the General Partner or its affiliates, and of fees, commissions, compensation and other benefits paid, or accrued to the General Partner or its affiliates for the fiscal year completed, showing the amount paid or accrued to each recipient and the services performed.

(2) To provide to the limited partners the financial statements required by Form 10-K for the first full fiscal year of operations of the partnership.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Moraga, State of California, on April 30, 2007.

United States Oil Fund, LP

By:	Victoria Bay Asset Management, LLC (its General Partner)

By:	/s/ Nicholas D. Gerber
Nicholas D. Gerber
Chief Executive Officer of Victoria Bay Asset Management, LLC

Date: April 30, 2007

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Nicholas D. Gerber	Management Director	April 30, 2007
Nicholas D. Gerber

/s/ Howard Mah	Management Director	April 30, 2007
Howard Mah

/s/ Andrew Ngim	Management Director	April 30, 2007
Andrew Ngim

/s/ Robert Nguyen	Management Director	April 30, 2007
Robert Nguyen

/s/ Peter M. Robinson	Independent Director	April 30, 2007
Peter M. Robinson

/s/ Malcolm R. Fobes III	Independent Director	April 30, 2007
Malcolm R. Fobes III

/s/ Gordon L. Ellis	Independent Director	April 30, 2007
Gordon L. Ellis